  As filed with the Securities and Exchange Commission on April 1, 1998
                                Registration Statement No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                             PINNACLE HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

                              --------------------
          Delaware                                          4899
(State or other jurisdiction of                 (Primary Standard Industrial
 incorporation or organization)                  Classification Code Number)

                                  65-0652634
                               (I.R.S. Employer
                             Identification Number)

                              --------------------
                       1549 Ringling Boulevard, 3rd Floor
                            Sarasota, Florida 34236
                                 (941) 364-8886
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                   Steven Day
             Vice President, Chief Financial Officer and Secretary
                            Pinnacle Holdings, Inc.
                       1549 Ringling Boulevard, 3rd Floor
                            Sarasota, Florida 34236
                                 (941) 364-8886
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                           Chester E. Bacheller, Esq.
                              Holland & Knight LLP
                       400 North Ashley Drive, Suite 2300
                              Tampa, Florida 33602
                              Phone: (813) 227-8500
                              Fax:   (813) 229-0134

                              --------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]



                        CALCULATION OF REGISTRATION FEE
=================================================================================================
                                    Amount                                            Amount of
    Title of Each Class of          to be         Offering Price      Aggregate      Registration
Securities to be Registered       Registered      Per Security(1)   Offering Price      Fee(2)
-------------------------------------------------------------------------------------------------
10% Senior Discount Notes due
 2008(1).......................  $325,000,000        $614.74         $200,400,911      $59,119
=================================================================================================

(1) The "Amount to be Registered" with respect to the 10% Senior Discount Notes due 2008 represents the aggregate principal amount at maturity of such notes. The 10% Senior Discount Notes due 2008 were sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 10% Senior Discount Notes due 2008 was calculated based on the approximate accreted value thereof as of April 1, 1998 determined pursuant to the provisions of the indenture governing such notes.
(2) Calculated pursuant to Rule 457.
                              -------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A       +
+ registration statement relating to these securities has been filed with + + the Securities and Exchange Commission. These securities may not be sold +
+ nor may offers to buy be accepted prior to the time the registration        +
+ statement becomes effective. This prospectus shall not constitute an offer + + to sell or the solicitation of an offer to buy nor shall there be any sale + + of these securities in any State in which such offer, solicitation or sale +
+ would be unlawful prior to registration or qualification under the          +
+ securities laws of any such State.                                          +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS        Subject to Completion dated April   , 1998
----------

                                  $325,000,000
                             PINNACLE HOLDINGS INC.

           Offer to Exchange its 10% Senior Discount Notes due 2008, which have been registered under the Securities Act of 1933, as amended, for any
                                      and
           all of its outstanding 10% Senior Discount Notes due 2008

         The Exchange Offer will expire at 5:00 p.m. New York City time on _________________, 1998, unless extended
                              -------------------

   Pinnacle Holdings Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange (the "Exchange Offer") up to $325,000,000 in aggregate principal amount of the Company's new 10% Senior Discount Notes due 2008 (the "New Notes"), that have been registered under the Securities Act of 1933, as amended (the "Securities Act") for up to $325,000,000 in aggregate principal amount of the Company's outstanding 10% Senior Discount Notes due 2008 (the "Original Notes"). The Original Notes and the New Notes are sometimes referred to herein collectively as the "Notes."

   The terms of the New Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the New Notes will be freely transferable by holders thereof (other than as provided in the next paragraph) and issued free of any covenant restricting transfer absent registration. The New Notes will evidence the same debt as the Original Notes and contain terms which are substantially identical to the terms of the Original Notes for which they are to be exchanged. For a complete description of the terms of the New Notes, see "Description of the Notes". There will be no cash proceeds to the Company from the Exchange Offer.

   The Original Notes were sold on March 17, 1998, in a transaction not registered under the Securities Act in reliance upon the exemption provided in the Securities Act (the "Private Offering"). Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered to satisfy the obligations of the Company under the Exchange and Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer - Purpose and Effect of the Exchange Offer." Every holder receiving New Notes, other than a broker-dealer, will represent that they are not engaging in or intending to engage in a distribution of such New Notes. New Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer - Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Broker-dealers may use this Prospectus, as amended or supplemented, in connection with resales of the New Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker-dealer as a result of market making activities or other such trading.

   The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the New Notes on any securities exchange. To the extent that any original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the New Notes.

   The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will expire at 5:00 P.M., New York time, on _________, 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the original Notes will be the first business day following the Expiration Date. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, otherwise, such tenders are irrevocable. The Company will pay all expenses incident to the Exchange Offer.

   No interest will accrue or be payable on the New Notes prior to March 15, 2003. Thereafter, interest on the New Notes will accrue at a rate of 10% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2003. If a Change of Control (as defined under "Description of Notes - Change of Control") occurs there is no assurance that the Company will have, or will have access to, sufficient funds to enable it to repurchase the Notes. See "Description of Notes - Change of Control."

   Holders of Original Notes should carefully consider the matters set forth under "Risk Factors" beginning on page 17.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------
                 The date of this Prospectus is          , 1998

                             AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration Statement on Form S-4 with respect to the New Notes being offered hereby (including all exhibits and amendments thereto the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where applicable reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified by such reference.

   At any time prior to the second anniversary of the closing of the offering of the Original Notes, if the Company is not subject to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Company has agreed to (i) file with the Commission to the extent permitted, and distribute to holders of the Notes, reports, information and documents specified in Section 13 and 15(d) of the Exchange Act and (ii) make available, upon request, to any holder of the Notes, the information required pursuant to Rule 144A(d)(4) under the Exchange Act. Any such request should be directed to the Secretary of the Company at 1549 Ringling Boulevard, Third Floor, Sarasota, FL 34236.

                            -----------------------

          Market data used throughout this Prospectus was obtained from industry publications. These publications generally state that the sources used to acquire such data are believed to be reliable, but that the accuracy and completeness of such data is not guaranteed. Although the Company believes the data to be reliable,it has not independently verified such data and does not assume the responsibility for the accuracy and completeness of such published data.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. Except as otherwise indicated by the context, references in this Prospectus to the "Company" include Pinnacle Holdings, Inc. and its direct and indirect wholly-owned subsidiaries. Capitalized terms used without definition in the following summary are defined elsewhere in this Prospectus.

                                  The Company

   The Company is the leading provider of wireless communications rental tower space in the Southeastern United States. Since commencing operations less than three years ago, as of March 4, 1998, the Company has completed 145 acquisitions through which it has acquired 516 towers and has constructed an additional 38 towers in such high growth markets as Orlando, Atlanta, Birmingham and Tampa. As a result, the Company believes it is well positioned to continue to capitalize on the rapid consolidation of the highly fragmented tower rental industry. For the year ended December 31, 1997, on a pro forma basis giving effect to the Transactions (as defined herein), the Company would have had tower rental revenue and Tower Level Cash Flow (as defined herein) of $25.0 million and $20.2 million, respectively, implying a Tower Level Cash Flow Margin (as defined herein) of 80.8%.

   The Company leases tower space to its customers and receives rental payments under tower leases that generally range in duration from three to five years. In addition, a majority of the Company's leases provide for scheduled minimum rent increases of the greater of a specified percentage (which typically ranges from 3-5%) or the change for the relevant period in the Consumer Price Index ("CPI"). The Company experiences negligible customer churn. The Company has a diversified base of over 675 customers, only one of which accounts for more than 5% of the Company's total revenue. The Company's customers are a broad base of wireless communication providers, operators of private networks and government agencies that include Nextel, Sprint PCS, Motorola, PageNet, BellSouth Mobility, PrimeCo, AT&T Wireless, Southern Communications Services, Inc. ("Southern Communications"), Georgia Power, Alabama Power, U.S. Coast Guard, Internal Revenue Service, Federal Bureau of Investigation and Bureau of Alcohol, Tobacco & Firearms.

   The Company's objective is to create substantial value from its position as the leading rental tower owner in the Southeastern United States. In order to achieve its objective, the Company has designed and implemented a three-tiered growth strategy of (i) capitalizing on the operating leverage of its business by aggressively marketing available rental space on its towers, (ii) rapidly acquiring towers in key markets and (iii) implementing a selective tower construction program. Pursuant to this strategy, the Company recently acquired 201 towers from Southern Communications (the "Southern Towers Acquisition"). The Company paid $83.5 million for these towers plus fees and expenses, which complement the Company's existing inventory and significantly accelerate its progress in achieving its objective.

   The Company has rapidly executed its strategy and today owns a significant portfolio of high quality towers that generates increasing revenue and cash flow. The Company believes that its portfolio of strategically located rental towers exhibits the following economic characteristics: (i) high absolute and incremental margins; (ii) stable and predictable cash flow; (iii) a diversified customer base; (iv) high barriers to entry; (v) low customer churn; and (vi) attractive underlying growth. The Company believes that this portfolio provides the core asset base from which it will continue the ongoing strategy to acquire and construct clusters of towers in attractive, high growth markets. Further, the Company believes it has created a stable and long-term stream of tower rental revenue that would continue to be generated even if the Company were to discontinue pursuing its aggressive expansion strategy.

   The Company is designed to be an efficient consolidator and operator of rental towers. The Company has created a highly focused, structured organization in which significant resources are devoted to acquiring or constructing strategically located sites supported by customer demand. In addition, the Company has the capability to "instantly integrate" new towers and initiate sales and marketing efforts immediately following the acquisition or construction of new towers.

   The success of the Company's focused efforts is illustrated by its financial results. The Company believes that its "Annualized Run Rate Revenue", calculated as of a given date by annualizing the monthly rental rates then in effect for customer lease contracts in force as of such date, is a significant indicator of its performance. As of March 4, 1998, the Company's Annualized Run Rate Revenue was $23.9 million, without giving effect to adjustments totalling $1.8 million in pro forma revenue from probable acquisitions. Based upon the Company's current inventory of 554 towers as of March 4, 1998, the Company's average Annualized Run Rate Revenue per tower was $43,073. The Company also believes that "same tower" revenue growth (measured by comparing the Annualized Run Rate Revenue of the Company's towers at the end of a period to the Annualized Run Rate Revenue for the same towers at the end of a prior period) is an indication of the quality of the Company's towers and its ability to generate incremental revenue on such towers. The Company experienced aggregate "same tower" revenue growth of 26.3% in 1997 over 1996.

                              Industry Background

   Communications towers are primary infrastructure components for wireless communications services such as cellular, paging, personal communications services ("PCS"), Specialized Mobile Radio ("SMR"), wireless data transmission and radio and television broadcasting. Wireless communications companies require specialized wireless transmission networks in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular carrier and includes transmission equipment such as antennae, transmitters and receivers placed at various locations throughout the covered area. These locations, or communications sites, are critical to the operation of wireless communications networks and consist of towers, rooftops and other structures upon which such equipment is placed. Wireless communications providers design their network and select their communications sites in order to optimize available frequencies relative to projected usage patterns, topography and service requirements.

   The wireless communications industry is growing rapidly as (i) consumers become increasingly aware of the uses and benefits of wireless communications services, (ii) the costs of wireless communications services decline and (iii) new wireless communications technologies continue to be developed. Changes in U.S. federal regulatory policy have led to a significant increase in the number of competitors in the wireless communications industry, most recently through the auction of radio spectrum for PCS. The resulting competition, combined with increasing reliance on wireless communications by consumers and businesses, has increased demand for higher quality networks characterized by uninterrupted service and improved coverage. As new carriers build out networks and existing carriers upgrade and expand their networks to maintain competitiveness, the demand for communications sites has increased dramatically.

   During the mid-to-late 1980s, a number of independent tower owners began to emerge, marking the beginning of the tower rental industry. These independent tower owners focused on owning and managing towers with multiple customers by adding customers to existing and reconstructed towers. The Company believes the majority of these tower operators were individuals with a small number of local rental towers offering very limited coverage areas. In the last three years, several larger independent tower owners have emerged as demand for wireless communications services continued to grow and as additional high frequency licenses were awarded for new wireless communications services each requiring networks with extensive tower infrastructure. In addition, as the demand for towers has been increasing there has been a growing trend by municipalities to slow the proliferation of towers. These trends have contributed to a growing need for towers that can accommodate co-location of wireless communications providers. In this regard, an opportunity to acquire towers and lease space to multiple wireless communications providers was created.

   Ownership of rental towers in many parts of the United States remains highly fragmented. Only a few independent tower owners have accumulated a large number of towers and the Company believes it is the only one to achieve a consolidated position in the Southeastern United States. The pace of consolidation has begun to accelerate as larger independent owners acquire small local owners in certain regions. In individual markets that are consolidated, the consolidating owners have created formidable competition for new potential rental tower owners.


                          Business and Growth Strategy

   The Company's objective is to create substantial value from its position as the leading rental tower owner in the Southeastern United States. In order to achieve its objective, the Company has designed and implemented a three-tiered growth strategy:


I. Marketing and Development Strategy

   The Company seeks to capitalize on the operating leverage of its business by increasing the utilization of rental space on its towers. The Company's customers are generally responsible for the installation of their own equipment and the incremental utility costs associated with that equipment. Furthermore, there are no additional monitoring, maintenance or insurance costs to the Company associated with additional customers. Accordingly, the Company believes that when additional rental space is available on its towers, incremental revenue can be achieved at low incremental costs, thereby yielding significant incremental profit margin. The implementation of the Company's marketing and development strategy includes the following:

   . Offer Strategically Located Clusters of Towers. By owning and assembling clusters of towers in strategically attractive regions, the Company believes it is able to offer its customers the ability to rapidly fulfill their network expansion plans. The Company believes that the ability to offer "one stop shopping" services to customers on a local and regional basis provides the Company a significant competitive advantage.

   .  Leverage Customer Relationships.   The Company believes it has established
a reputation among its customers as a highly professional, responsive tower space provider that routinely fulfills its commitments to its customers. This has been achieved through ongoing investment in the development of multilevel customer relationships. The Company believes that making customers' technical and planning personnel aware of the quality of a particular site, the ease of doing business with one lessor, the location of other Company-owned towers and the Company's ability to construct new sites are important factors in generating interest in the Company's towers.

   . Track FCC Filings. All FCC licensees must file applications for site locations. Utilizing its proprietary databases and publicly available information, the Company tracks these filings closely to identify tower acquisition and construction opportunities which, due to the site's appeal to a broad base of customers, the Company believes will have significant and predictable future revenue growth. Additionally, the Company closely monitors FCC auctions in order to identify new market entrants.

     . Promote Quality and Security of Facilities. The wireless communications equipment typically stored in a tower building is becoming increasingly sophisticated and is critical to a wireless communications provider's ability to generate revenue. Accordingly, the Company believes it is of vital importance to its customers that their equipment be in a well-maintained and secure building. The Company believes it has developed a reputation as a provider of high quality and secure sites.

     . Dedicate Resources to Customer Service The Company employs a group of individuals who are entirely dedicated to assisting customers with site location and installation logistics. Management of the Company's technical data through effective information systems enables the customer service group to respond quickly and accurately to customers' needs before, during and after the installation of customers' equipment.

II.  Acquisition Strategy

     The Company's acquisition strategy is focused on (i) the rapid acquisition of towers in key markets as a means to quickly gain critical mass, thereby discouraging other tower consolidators from entering its markets and (ii) the completion of follow-on acquisitions to assist in completing coverage of the selected market. The Company utilizes the following primary criteria in evaluating the attractiveness of a potential acquisition:

     .  Target Attractive Wireless Geographic Markets.   Within its targeted
region, the Company targets population centers and transportation corridors where there is evidence of high growth in wireless communications services. The Southeastern United States is generally characterized by a number of attractive demographic trends including relatively high population and economic growth rates. Today, the Company has strong market positions in many population centers such as Orlando, Atlanta, Birmingham, Tampa and New Orleans. Further, the Company has established a strong market position along several key traffic corridors within its operating region.

     . Compatibility with Existing Tower Network. The Company's marketing activities provide information as to how a potential acquisition may enhance its existing tower network. In evaluating a potential acquisition, the Company considers whether that acquisition will, when combined with existing tower inventory, result in the Company owning a cluster of towers in a given area, thereby providing the Company with a stronger market position.

     . Disciplined Valuation Process. The Company seeks to acquire towers that have existing cash flow and the potential for significant future cash flow growth. For each potential acquisition, the Company reviews the current population coverage of each proposed tower, the nature and quality of the customer base, coverage of current and future major transportation corridors and the location and desirability of competing towers. The Company also makes an assessment of potential cash flow growth and estimates whether additional capital expenditures will be required to add capacity to accommodate future growth.

     . The Southern Towers Acquisition. On March 4, 1998, the Company completed the acquisition of 201 towers from Southern Communications, a subsidiary of Southern Company, one of the largest utility holding companies in the United States and a large Enhanced Specialized Mobile Radio ("ESMR") provider in the United States with a network in the Southeast. The Company paid $83.5 million plus fees and expenses for these towers, which are located in Georgia, Alabama, Mississippi and Florida, substantially all of which were constructed within the last four years. Prior to the acquisition, these towers were principally for the exclusive use of Southern Communications and its affiliates. Only a limited number of third party tenants have been given access to these towers. The towers were generally constructed with capacity significantly exceeding Southern Communications' specific capacity requirements. Accordingly, the Company believes that there is substantial additional revenue potential on these towers.

III. New Tower Construction Strategy

     The Company's tower site construction is not speculative. Construction is only initiated after at least one anchor customer is identified and after the Company has determined, based on market research, that the capital outlay for the construction project would not exceed a maximum multiple of estimated Tower Level Cash Flow after a given period of time. The elements of the Company's tower build program include the following:

     .  Disciplined Build Selection Criteria.   Through its sales and marketing
efforts, the Company seeks to identify suitable tower construction sites based on information obtained from wireless communications providers regarding their network construction plans. The Company evaluates those plans and ensures that an effective solution to meeting customer requirements is employed, whether the result is selling space on an existing tower, acquiring an existing tower, augmenting an existing tower or constructing a new tower.

     . Rapid Construction/Build Implementation. After identifying an attractive construction opportunity, the Company moves quickly to: (i) secure access to the site by either purchasing or entering into a long-term lease for a parcel of land; (ii) select the appropriate type of tower based on structural capacity needs; (iii) initiate sales and marketing efforts to rent space on the tower; and (iv) complete necessary steps to obtain zoning approvals and building permits. The Company then oversees the construction of the tower by hired sub-contractors.

     . Effective Tower Design and Sourcing. New tower structures are available from a variety of manufacturers. The number of customer attachments that can be installed on any individual tower (the tower's capacity) varies dramatically depending on a number of factors including the original engineering and design of the tower, the geographic area in which the tower is erected and the specific nature of the attachments which customers wish to install. These factors also influence the amount of capital which must be invested to build such towers.

                               Company Strengths

     The Company had a network of approximately 554 towers as of March 4, 1998, geographically clustered in the Southeastern United States. With the Southern Towers Acquisition, the Company believes that it has significantly accelerated its progress in its objective to create substantial value from its position as the leading rental tower owner in the Southeastern United States. In many areas in which it operates, the Company provides "one stop shopping" by establishing a critical mass of geographical clusters adequate to supply customer's site requirements. The Company believes its portfolio of rental towers has the following favorable economic characteristics:

     .  High Absolute and Incremental Margins.   The Company's towers are fixed-
cost assets with minimal variable costs associated with revenue from leasing available space to additional or existing customers, as each customer generally assumes the costs of installation, utilities and equipment maintenance. Accordingly, a rental tower owner can generate increasing operating margins when new customers are added, resulting in high incremental free cash flow available to service debt. For the year ended December 31, 1997, not giving effect to the Transactions the Company's Tower Level Cash Flow Margin was 79.6%.

     . Stable and Predictable Cash Flow. The Company believes that it benefits from the long-term contract nature of its tower rental business and the predictability and stability of monthly, prepaid and recurring revenue. The Company generally leases space on its towers to wireless communications providers under three-to five-year leases. In addition, a majority of the Company's leases provide built-in annual rate increases of the greater of a specified percentage (which typically ranges from 3-5%) or the change for the relevant period in the CPI. Furthermore, because a significant proportion of tower rental revenue is received from customers that are predominantly large companies and because towers provide a basic utility-like service (which can be terminated by a tower owner if rent is not paid), the Company generally experiences low levels of bad debt expense. In 1997, the Company's bad debt expense as a percentage of revenue was 1.0%.

     .  Diversified Customer Base.   There is broad representation of wireless
communications providers and underlying technologies reflected in the Company's customer base. Accordingly, the Company believes that the stability and growth of its revenue will reflect that of the wireless communications industry in general, rather than any specific customer or segment within that industry. The Company has a diversified base of over 675 customers, only one of which accounts for more than 5% of the Company's total revenue.

     . Barriers to Entry. Towers are subject to a variety of federal and local regulations which make construction of towers difficult, expensive and time consuming, especially in highly populated or high transmission areas. In addition, in areas where the Company has established a critical mass of rental tower inventory adequate to supply customers' site requirements, construction of alternative towers will be less attractive to others due to the likelihood of lower returns on those towers. Wireless communications providers seeking to construct their own proprietary, limited use towers face continued opposition by municipalities, which are reducing the opportunities for such new towers to be built and supporting the trend toward co-location on rental towers.

     . Low Customer Churn. The Company typically experiences low customer churn as a result of the high relocation costs incurred by customers. When customers enter into long-term contracts for tower space, those customers generally make significant capital and network engineering commitments to the related site. The Company believes that these levels of commitment made by its customers support the long-term nature and predictability of the Company's revenue. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration, obtaining FCC and municipal approval and the time required to complete these activities may not be justified by any potential savings in reduced tower operating expense. As a result, the Company experienced customer churn of 0.8% in 1996 and 0.6% in 1997.

     .  Attractive Underlying Growth and Prospects.   According to industry
publications, as of December 31, 1997, penetration for wireless services was approximately 21.0% and is projected to grow to 53.0% by 2007. The Company's rental towers are basic infrastructure components for all major wireless communications services, including cellular, paging, two-way radio, broadcast television, microwave, wireless data transmission and SMR customers. As a result, the Company believes that its tower rental revenue will reflect the growth of its customer base over the next several years.

                                 Financing Plan

     Since the Company's inception in May 1995, the Company's operations have been financed primarily through borrowings under the Senior Credit Facility (as defined herein) and equity and bridge financings provided by the Company's primary stockholder, ABRY Broadcast Partners II, L.P. ("ABRY II").

     In May 1995, the Company and ABRY II entered into a capital contribution agreement whereby ABRY II committed to invest up to $20.0 million of equity in the Company (as amended, the "Capital Contribution Agreement") and, at that time, management invested $1.2 million in equity. In February 1996, the Capital Contribution Agreement was amended to increase ABRY II's equity commitment to $50.0 million to continue the Company's planned strategy of rapid growth. During 1997, management invested an additional $0.3 million. As of March 4, 1998, $34.0 million of the ABRY II equity commitment has been invested. Additionally, in February 1998, the Company borrowed $12.5 million from ABRY II (the "ABRY Bridge Loan") to partially fund the Southern Towers Acquisition. A portion of the net proceeds from the Private Offering were used to repay in full and retire the ABRY Bridge Loan.

   In September 1995, Pinnacle Towers Inc. (the principal subsidiary and operating company of the Issuer) entered into a credit agreement which provided for $25.0 million of senior debt financing through a reducing revolving line of credit and revolver/term loan (as amended, the "Senior Credit Facility"). In September 1996, the Company and the lenders under the Senior Credit Facility agreed to expand the commitment amount to $100.0 million. In connection with the Southern Towers Acquisition, the Company and the lenders under the Senior Credit Facility agreed to expand the commitment under the Senior Credit Facility to $200.0 million initially, which will be amended to provide a $150.0 million commitment upon the closing of the Offering. The commitment under the Senior Credit Facility may be increased up to $250.0 million at the request of the Company and at the option of the lenders. As of March 20, 1998, outstanding borrowings and availability under the Senior Credit Facility were approximately $14.2 million and $120.6 million, respectively, after giving effect to (i) the repayment on such date of $158.6 million of outstanding borrowings with a portion of the proceeds of the Private Offering, (ii) reduction of the Senior Credit Facility to a commitment of $150.0 million and (iii) consideration of $15.2 million of outstanding letters of credit that reduce availability under the Senior Credit Facility.

   In September 1997, the Company completed arrangements with Goldman Sachs Credit Partners L.P. and NationsBridge, L.L.C. for a $20.0 million term loan (the "Subordinated Term Loan"), the proceeds of which were used to repay in full and retire a $12.3 million bridge loan and related accrued interest totalling $0.5 million from ABRY II and repay certain amounts outstanding under the Senior Credit Facility. The Subordinated Term Loan was repaid in full and retired with the net proceeds of the Private Offering.

   The Company expects to have significant capital requirements over the next several years, particularly in relation to the acquisition and construction of new towers. The Company intends to fund such future capital requirements through availability under the Senior Credit Facility, the remaining equity commitment under the Capital Contribution Agreement and other externally generated sources of available funding.

   The Company's headquarters are located at 1549 Ringling Boulevard, Third Floor, Sarasota, Florida 34236, and its telephone number is (941) 364-8886.

                               The Exchange Offer

Resale................................  $325,000,000 in aggregate principal amount of the Original Notes were
                                        sold in the Private Offering by the
                                        Company on March 17, 1998 to Goldman,
                                        Sachs & Co. and NationsBanc
                                        Montgomery Securities LLC (the
                                        "Initial Purchasers"). The holders of
                                        Original Notes and New Notes are
                                        collectively referred to herein as
                                        the "Holders."  The Company is making
                                        the Exchange Offer in reliance on the
                                        position of the staff of the
                                        Commission as set forth in certain
                                        no-action letters addressed to other
                                        parties in other transactions.
                                        However, the Company has not sought
                                        its own no-action letter, and there
                                        can be no assurance that the
                                        staff of the Commission would make a
                                        similar determination with respect to
                                        the Exchange Offer as in such other
                                        circumstances.  Based on these
                                        interpretations by the staff of the
                                        Commission, the Company believes that
                                        New Notes issued pursuant to this
                                        Exchange Offer in exchange for
                                        Original Notes may be offered for
                                        resale, resold and otherwise
                                        transferred by a holder thereof other
                                        than (i) a broker-dealer who
                                        purchased such Original Notes
                                        directly from the Company to resell
                                        pursuant to Rule 144A or any other
                                        available exemption under the
                                        Securities Act or (ii) a person that
                                        is an "affiliate" (as defined in Rule
                                        405 of the Securities Act) of the
                                        Company without compliance with the
                                        registration and prospectus delivery
                                        provisions of the Securities Act,
                                        provided that such New Notes are
                                        acquired in the ordinary course of
                                        such Holder's business and that such
                                        Holder is not participating, and has
                                        no arrangement or understanding with
                                        any persons to participate, in the
                                        distribution of such New Notes.
                                        Holders of Original Notes accepting
                                        the Exchange Offer will represent to
                                        the Company in the Letter of
                                        Transmittal that such conditions have
                                        been met.

                                        Any Holder who participates in the
                                        Exchange Offer for the purpose of
                                        participating in a distribution of
                                        the New Notes may not rely on the
                                        position of the staff of the
                                        Commission as set forth in these
                                        no-action letters and would have to
                                        comply with the registration and
                                        prospectus delivery requirements of
                                        the Securities Act in connection with
                                        any secondary resale transaction.  A
                                        secondary resale transaction in the
                                        United States by a Holder who is
                                        using the Exchange Offer to
                                        participate in the distribution of
                                        New Notes must be covered by a
                                        registration statement containing the
                                        selling securityholder information
                                        required by Item 507 of Regulation
                                        S-K of the Securities Act.  Each
                                        broker-dealer (other than an
                                        "affiliate" of the Company) that
                                        receives New Notes for its own
                                        account pursuant to the Exchange
                                        Offer must acknowledge that it
                                        acquired the Original Notes as the
                                        result of market-making activities or
                                        other trading activities and will
                                        deliver a prospectus in connection
                                        with any resale of such New Notes.
                                        The Letter of Transmittal states that
                                        by so acknowledging and by delivering
                                        a prospectus, a broker-dealer will
                                        not be deemed to admit that it is
                                        an "underwriter" within the meaning
                                        of the Securities Act.  This
                                        Prospectus, as it may be amended or
                                        supplemented from time to time, may
                                        be used by a broker-dealer in
                                        connection with resales of New Notes
                                        received in exchange for Original
                                        Notes where such Original Notes were
                                        acquired by such broker-dealer as a
                                        result of market-making activities or
                                        other trading activities.  In
                                        addition, pursuant to Section 4(3)
                                        under the Securities Act, until
                                        ___________, ____, all dealers
                                        effecting transactions in the New
                                        Notes, whether or not participating
                                        in the Exchange Offer, may be
                                        required to deliver a Prospectus.
                                        The Company has agreed that, for a
                                        period of 180 days after the date of
                                        this Prospectus, it will make this
                                        Prospectus available to any
                                        broker-dealer for use in connection
                                        with any such resale. See "Plan of
                                        Distribution."  Any broker-dealer who
                                        is an affiliate of the Company may
                                        not rely on such no-action letters
                                        and must comply with the registration
                                        and prospectus delivery requirements
                                        of the Securities Act in connection
                                        with any secondary resale
                                        transaction.  See "The Exchange Offer
                                        -- Purpose and Effect of the Exchange
                                        Offer" and "Plan of Distribution."

The Exchange Offer....................  The Company is offering to exchange pursuant to the Exchange Offer up to
                                        $325,000,000 aggregate principal
                                        amount of the New Notes for up to
                                        $325,000,000 aggregate principal
                                        amount of the Original Notes. The
                                        terms of the New Notes are
                                        substantially identical in all
                                        respects (including principal amount,
                                        interest rate and maturity) to the
                                        terms of the Original Notes for which
                                        they may be exchanged pursuant to the
                                        Exchange Offer, except that the New
                                        Notes are freely transferable by
                                        Holders thereof (other than as
                                        provided herein), and are not subject
                                        to any covenant restricting transfer
                                        absent registration under the
                                        Securities Act. See "The Exchange
                                        Offer -- Terms of the Exchange" and
                                        "The Exchange Offer -- Procedures for
                                        Tendering."

                                        The Exchange Offer is not conditioned
                                        upon any minimum aggregate principal
                                        amount of Original Notes being
                                        tendered for exchange.

Expiration Date.......................  The Exchange Offer will expire at
                                        5:00 p.m., New

                                        York City time on         , 1998, unless
                                        extended (the "Expiration Date").

Conditions of the Exchange Offer......  The Company's obligations to consummate the Exchange Offer are subject to
                                        certain conditions. See "The Exchange
                                        Offer -- Conditions to the Exchange
                                        Offer." The Company reserves the right
                                        to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Withdrawal Rights.....................  Tenders may be withdrawn at any time prior to the Expiration Date; otherwise, all tenders will be irrevocable.

Procedures for Tendering Notes........  See "The Exchange Offer -- Procedures
                                        for Tendering."

Federal Income Tax Consequences.......  The exchange of Original Notes for New
                                        Notes should not be a taxable exchange
                                        for federal income tax purposes. See
                                        "Certain Federal Income Tax
                                        Considerations."

Effect on Holders of the Original
 Notes................................  As a result of the making of, and upon acceptance for exchange of all validly
                                        tendered Original Notes pursuant to the
                                        terms of this Exchange Offer, the
                                        Company will have fulfilled its
                                        obligations contained in the
                                        Registration Rights Agreement and,
                                        accordingly, there will be no increase
                                        in the interest rate on the Original
                                        Notes pursuant to the applicable terms
                                        of the Registration Rights Agreement due to the Exchange Offer. Holders of the Original Notes who do not tender their Original Notes will be entitled to all the rights and limitations applicable thereto under the Indenture, dated as of March 20, 1998, among the Company and The Bank of New York, as trustee (the "Trustee"), relating to the Original Notes and the New Notes (the
                                        "Indenture"), except for any rights
                                        under the Indenture or the Registration
                                        Rights Agreement, which by their terms,
                                        terminate or cease to have further
                                        effect as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All untendered Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

Exchange Agent........................  The exchange agent with respect to the
                                        Exchange Offer is The Bank of New York
                                        (the "Exchange Agent"). The address and
                                        telephone number of the Exchange Agent
                                        are set forth in "The Exchange Offer --
                                        Exchange Agent."

Use of Proceeds.......................  There will be no cash proceeds to the
                                        Company from the exchange pursuant to
                                        the Exchange Offer.

                                 The New Notes

   The Exchange Offer applies to the $325,000,000 aggregate principal amount at maturity of the Original Notes outstanding as of the date hereof. The form and the terms of the New Notes will be identical in all material respects to the form and the terms of the Original Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not contain legends restricting the transfer thereof. The New Notes evidence the same debt as the Original Notes exchanged for the New Notes and will be entitled to the benefits of the same Indenture under which the Original Notes were issued. See "Description of Notes." Certain capitalized terms listed below are defined under the caption "Description of the Notes -- Certain Definitions."

Issuer..................   Pinnacle Holdings Inc., a Delaware corporation.

Securities Offered......   $325.0 million aggregate principal amount at
                           maturity of 10% Senior Discount Notes due 2008.

Maturity Date...........   March 15, 2008.

Interest................   The New Notes will accrete (representing the
                           amortization of original issue discount) at a rate of 10% on a semi-annual bond-equivalent basis, to an aggregate principal amount at maturity of $325,000,000 by March 15, 2003. No interest will accrue on the New Notes prior to March 15, 2003. The
                           New Notes will accrue cash interest at the rate of 10% per annum from March 15, 2003, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2003.

Effective Yield.........   10% per annum, computed on a semi-annual bond-
                           equivalent basis using a 360-day year comprised of 12
                           30-day months and calculated from March 17, 1998.

Ranking.................   The New Notes will be senior unsecured obligations of
                           the Issuer and will rank pari passu in right of payment with all existing and future senior obligations of the Issuer, including any Original
                           Notes that are not exchanged in the Exchange Offer.
                           The New Notes will be effectively subordinated to all existing and future indebtedness of the Issuer's subsidiaries. As of December 31, 1997, after giving pro forma effect to the Transactions, the aggregate amount of outstanding indebtedness and other liabilities of the Issuer's subsidiaries would have been $49.8 million, $44.4 million of which would have been secured obligations. See "Management's
                           Discussion and Analysis of Financial Condition and
                           Results of Operations--Liquidity and Capital
                           Resources" and "Description of Credit Facilities".

Optional Redemption.....   Except as described below, the Notes are not
                           redeemable at the Issuer's option prior to March 15, 2003. The Notes will be redeemable, in whole or in part, on or after March 15, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, including Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at any time on or prior to March 15, 2001, the Issuer may, at its option, redeem up to 35% of the Notes with the net cash proceeds from one or more
                           Public Equity Offerings at a redemption price equal to 110% of the Accreted Value thereof plus accrued and unpaid Liquidated Damages, if any, to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date (as defined herein) remain outstanding.

Change of Control....  In the event of a Change of Control, the holders of the
                       Notes will have the right to require the Issuer to purchase their Notes pursuant to an Offer to Purchase (as defined herein) at a price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase or, if such Offer to Purchase is to be consummated prior to March 15, 2003, 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid Liquidated Damages thereon, if any, to the date of purchase. See "Risk Factors--Ability to Purchase Notes Upon a Change of Control".

Covenants............  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Issuer and its subsidiaries, and enter into certain mergers and consolidations.


                                  Risk Factors

   See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

    Summary Historical and Unaudited Pro Forma Consolidated Financial Data

   The following summary historical and unaudited pro forma consolidated financial data has been derived from the Company's audited consolidated financial statements and notes thereto, and the Unaudited Pro Forma Consolidated Financial Statements appearing elsewhere in this Prospectus. The summary financial information should be read in conjunction with the information contained in the Company's consolidated audited financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and "Selected Historical and Unaudited Pro Forma Consolidated Financial Data" included elsewhere herein.

   The following unaudited pro forma consolidated financial data as of and for the year ended December 31, 1997, has been prepared to reflect the financial position and results of operations of the Company as if each of the following had been completed on December 31, 1997 as it relates to balance sheet data and as of January 1, 1997 as it relates to statement of operations data: (i) all acquisitions completed during 1997; (ii) the Southern Towers Acquisition; (iii) acquisitions of other rental towers by the Company completed from January 1, 1998 through March 4, 1998, in addition to the Southern Towers Acquisition; (iv) other individually immaterial acquisitions of rental towers for which the Company has entered into agreements or letters of intent to acquire as of March 4, 1998, the acquisitions of which the Company believes are probable; (v) the financing of the acquisitions referred to in (i) through (iv) above; and (vi) the issuance of the Original Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" (collectively, the "Transactions").

                                                          Period from
                                                           Inception
                                                         (May 3, 1995)                                   Pro Forma
                                                            through      Year Ended     Year Ended      as Adjusted
                                                         December 31,   December 31,   December 31,    December 31,
                                                             1995           1996           1997           1997(a)
                                                         -------------  -------------  -------------  ---------------
Statement of Operations Data:
Tower rental revenue...................................         $ 733        $ 4,842        $12,881       $ 25,004
Tower operating expenses, excluding depreciation and              181          1,135          2,633          4,807
 amortization..........................................         -----        -------        -------       --------
Gross profit, excluding depreciation and amortization..           552          3,707         10,248         20,197
Other expenses:
  General and administrative(b)........................           306            923          1,385          1,385
  Corporate development(b).............................           369          1,440          3,772          3,772
  Depreciation and amortization........................           341          2,205          6,627         17,214
                                                                -----        -------        -------       --------
Loss from operations...................................          (464)          (861)        (1,536)        (2,174)
Interest expense.......................................           181          1,155          6,925         24,787
                                                                -----        -------        -------       --------
Net loss...............................................         $(645)       $(2,016)       $(8,461)      $(26,961)
                                                                =====        =======        =======       ========

Other Operating Data:
Tower Level Cash Flow(c)...............................         $ 552        $ 3,707        $10,248       $ 20,197
Tower Level Cash Flow Margin(d)........................          75.3%          76.6%          79.6%          80.8%
Adjusted EBITDA(c).....................................         $ 246        $ 2,784        $ 8,863       $ 18,812
Adjusted EBITDA Margin(d)..............................          33.6%          57.5%          68.8%          75.2%
EBITDA(c)..............................................         $(123)       $ 1,344        $ 5,091       $ 15,040
EBITDA Margin(d).......................................            --           27.8%          39.5%          60.2%
Ratio of earnings to fixed charges(e)..................            --             --             --             --
Number of Towers:
  Beginning of period..................................             0             33            156            156
  Towers acquired during the period....................            29            119            134            420
  Towers constructed during the period.................             4              4             22             22
        End of period..................................            33            156            312            598

                                                        December 31, 1997
                                                     ------------------------
                                                                   Pro Forma
                                                                       as
                                                     Historical   Adjusted(a)
                                                     ----------   -----------
Balance Sheet Data:
  Cash and cash equivalents........................... $  1,694    $  1,694
  Tower assets, net...................................  127,946     250,411
  Total assets........................................  143,178     272,637
  Total debt..........................................  120,582     244,147
Redeemable Stock:
  Class B common stock................................    1,761       1,761
  Class D common stock................................       --          --
Common stock..........................................       --          --
Additional paid-in capital............................   25,876      33,038
Accumulated deficit...................................  (11,123)    (11,731)
                                                       --------    --------
Stockholders' equity..................................   14,753      21,307

--------------------
(a) Reflects historical amounts adjusted for the effects of the Transactions (including the acquisitions of 201 towers in the Southern Towers Acquisition and 33 other towers acquired in 1998 as of March 4, 1998, and the probable acquisition of 52 additional towers for which the Company has obtained letters of intent as of March 4, 1998), as further described in "Unaudited Pro Forma Consolidated Financial Statements."
(b) "General and administrative" expenses represent those costs directly related to the day-to-day management and operation of towers owned by the Company. "Corporate development" expenses represent costs incurred in connection with acquisitions and development of new business initiatives, consisting primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(c) "Tower Level Cash Flow" is defined as tower rental revenue minus tower operating expenses, excluding depreciation and amortization. "Adjusted EBITDA" represents loss from operations before depreciation, amortization and corporate development expenses. "EBITDA" represents loss from operations before depreciation and amortization. The Company has included Tower Level Cash Flow, Adjusted EBITDA and EBITDA in Other Operating Data because the Company believes such information may be useful to certain investors in evaluating the Company's ability to service its debt. Tower Level Cash Flow, Adjusted EBITDA and EBITDA should not be considered as an alternative to Gross Profit, net loss or net cash provided by operating activities (or any other measure of performance in accordance with generally accepted accounting principles) as a measure of the Company's ability to meet its cash needs.
(d) Represents Tower Level Cash Flow, Adjusted EBITDA and EBITDA each as a percentage of tower rental revenue.
(e) As a result of the loss incurred in 1995, 1996 and 1997, the Company was unable to fully cover the indicated fixed charges. Earnings did not cover fixed charges by $645, $2,016, $8,461 and $26,961 in 1995, 1996, 1997 and
    1997 Pro Forma as Adjusted.

                                 RISK FACTORS

   An investment in the Notes offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating an investment in the Notes offered hereby.

Substantial Indebtedness; Ability to Service Indebtedness

   The Company has a significant amount of indebtedness. As of December 31, 1997, on a pro forma basis giving effect to the Transactions, the Company's indebtedness would have been approximately $244.1 million, its stockholders' equity would have been approximately $21.3 million and its ratio of debt to equity (excluding redeemable stock) would have been 11.5 to 1.0. In addition, after completion of the Private Offering and the application of net proceeds therefrom as described under "Use of Proceeds," the Company had approximately $120.6 million (after giving effect to $15.2 million of outstanding letters of credit) of availability under the Senior Credit Facility, all of which the Company is permitted to borrow under the Indenture. Further, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions, capital expenditures, working capital or for other purposes.

   The level of the Company's indebtedness could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the repayment of indebtedness and the payment of interest thereon and will not be available for other purposes; (ii) the Company's future ability to obtain additional debt financing for working capital, capital expenditures, acquisitions or other purposes may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry and general economic conditions and its ability to withstand a prolonged downturn in the wireless communications or tower rental industries. Existing or potential competitors of the Company may operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

   The Company's ability to service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions in the wireless communications industry, and financial, business and other factors, certain of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these alternative strategies could be effected on satisfactory terms, if at all.

   The Senior Credit Facility and the Indenture each contain certain restrictive covenants. The Senior Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facility and the Indenture. If an event of default should occur under the Senior Credit Facility, the lenders thereunder can elect to declare all amounts of principal outstanding under the Senior Credit Facility, together with all accrued interests, to be immediately due and payable. This could also result in the triggering of cross-default or cross-acceleration provisions in other instruments (including the Indenture), thereby permitting acceleration of the maturity of additional indebtedness (including the Notes). If the Company were unable to repay amounts that become due under the Senior Credit Facility, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and any other indebtedness of the Company, including the Notes. Substantially all the assets of the Company are pledged as security under the Senior Credit Facility. See "Description of Credit Facilities".

   Prior to March 15, 2003, the Issuer's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of $32.5 million. In addition, the Senior Credit Facility will require periodic interest payments on amounts borrowed thereunder. The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. As discussed, the Company's business strategy contemplates substantial capital expenditures in connection with execution of its business plan. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. The Company anticipates that it may need to refinance all or a portion of its indebtedness (including the Notes) on or prior to its scheduled maturity. There can be no assurance that the Company will be able to effect any required refinancing of its indebtedness (including the Notes) on commercially reasonable terms or at all.

Holding Company Structure

   The Issuer is primarily a holding company with no material business operations, sources of income or assets of its own other than the shares of its subsidiaries. The New Notes are obligations exclusively of the Issuer. Because substantially all of the Issuer's operations are conducted through subsidiaries, the Issuer's cash flow and, consequently, its ability to meet its debt service obligations, including payment of principal, premium, if any, and interest on the Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of loans, dividends, fees or otherwise. The Issuer's subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. Under the terms of the Senior Credit Facility, the ability of the Issuer's subsidiaries to make loans or distributions to the Issuer is restricted. Renewals or replacements of the Senior Credit Facility and other agreements to which the Company may become a party may contain similar prohibitions. The Issuer will need sufficient funds available to pay cash interest on the Notes beginning in 2003 and to repay the Notes when required. The Issuer would be unable to fulfill such obligations under the current terms of the Senior Credit Facility unless it obtained a waiver or refinanced the indebtedness borrowed under the Senior Credit Facility or the Notes. There can be no assurance that the Issuer would be able to obtain such waiver or refinancing on terms favorable to it, if at all.

   In addition, because the Issuer's subsidiaries will not guarantee the payment of principal of or interest on the Notes, any right of the Issuer to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of proceeds from those assets) will be structurally subordinated to the claims of such subsidiary's creditors (including tax authorities, trade creditors and lenders to such subsidiary), except to the extent that the Issuer is itself a creditor of such subsidiary, in which case the Issuer's claims would still be subordinated to any security interest in the assets of such subsidiary and indebtedness of such subsidiary senior to that held by the Issuer. Pinnacle Towers Inc. (the principal subsidiary and operating company of the Issuer) is the borrower under the Senior Credit Facility and is obligated to repay the indebtedness under the Senior Credit Facility, which obligations are secured by such subsidiary's assets, which represent substantially all of the assets of the Company. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default or otherwise), the parties granted such security interests will have a prior secured claim on the assets of such subsidiary. If such parties should attempt to foreclose on their collateral, the Issuer's financial condition and the value of the Notes could be materially adversely affected. As of December 31, 1997, on a pro forma basis giving effect to the Transactions, the Issuer's subsidiaries would have had approximately $49.8 million of indebtedness and other liabilities outstanding (including trade payables and capital lease obligations) $44.4 million of which is secured and all of which would have been effectively senior to the Notes. This amount includes substantially all of the Company's indebtedness. The Indenture permits the Issuer's subsidiaries to incur additional indebtedness under certain circumstances. See "Description of Notes".

Dependence on the Wireless Communications Industry; Current Industry Conditions

   Substantially all of the Company's revenue is derived from leases of tower space, most of which are with wireless communications providers. Accordingly, the future growth of the Company depends, to a considerable extent, upon the continued growth and increased availability of cellular and other wireless communications providers, including PCS. There can be no assurance that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, PCS, fixed microwave, SMR, ESMR and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to 6 for PCS) within a geographic market competing for subscribers. The amount of tower leasing business from wireless communications providers is dependent on a number of factors beyond the Company's control, including demand for wireless services, the financial condition and access to capital of wireless communications providers, the strategy of wireless communications providers with respect to owning or leasing towers, government licensing of broadcast rights, changes in telecommunications regulations and general economic conditions. The demand for space on the Company's towers is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for the Company's rental towers. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond the control of the Company could adversely affect the demand for rental towers. Also, advances in technology could reduce the need for tower-based transmission and reception. Furthermore, wireless communications providers may increase the number of towers owned versus the number rented. The occurrence of any of these factors could have a material adverse effect on the Company's financial condition and results of operations. This Prospectus contains a number of estimates by industry experts regarding expected growth rates and penetration for wireless communications technologies. There can be no assurance that these estimates will prove to be accurate.

Dependence on Acquisitions; Integration of Acquisitions

   The Company's business plan is materially dependent upon the acquisition of suitable communications towers at prices the Company considers reasonable in light of the additional revenue it believes it will be able to generate from such towers when acquired. Since the Company's inception, however, the price of acquisitions within the industry have generally increased over time. Additionally, the Company competes with certain wireless communications providers, site developers and other independent tower owners and operators for acquisitions of towers and it is possible such competition may increase. Increased competition may result in fewer acquisition opportunities for the Company as well as higher acquisition prices. The Company's inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may have a material adverse effect on the Company. Although the Company believes that opportunities may exist for the Company to grow through acquisitions, there can be no assurance that the Company will be able to identify and consummate sufficient appropriate acquisitions on terms acceptable to the Company. Certain provisions of the Senior Credit Facility or the Indenture may limit the Company's ability to effect acquisitions. See "Risk Factors--Substantial Indebtedness; Ability to Service Indebtedness". Further, there can be no assurance that the Company will be able to profitably manage and market the space on additional towers acquired or successfully integrate acquired towers with the Company's operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers and unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's financial condition and results of operations.

Competition

   The Company competes for customers with wireless communications providers and utility companies that own and operate their own tower networks and lease tower space to other carriers, site development companies which acquire space on existing towers for wireless communications providers and manage new tower construction, other independent tower companies and traditional local independent tower operators. Wireless communications providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. The Company believes that competition for tower acquisitions will increase and that additional competitors will enter the tower rental market, certain of which may have greater financial resources than the Company.

Significant Future Capital Requirements

   The Company's acquisition and construction activities will create substantial ongoing capital requirements. During 1996, 1997 and 1998 to March 4, 1998, the Company made capital investments aggregating approximately $42.2 million, $88.4 million and $107.0 million, respectively, in tower acquisitions, site upgrades and new tower construction. The Company historically has financed its capital expenditures through a combination of borrowings under bank credit facilities, bridge financings, equity issuances, seller financing and cash flow from operations. However, significant acquisition or tower construction opportunities could create a need for additional debt or equity financing. In addition, if the Company's revenue and cash flow are not as expected, or if the Company's borrowing base is reduced as a result of operating performance, the Company may have limited ability to access necessary capital under its existing credit facilities or otherwise. There can be no assurance that sufficient debt or equity financing or cash generated by operations will be available to meet these requirements.

Risks Associated with Damage to Towers

   The Company's towers are subject to risks from vandalism and risks associated with natural disasters such as tornados, hurricanes and earthquakes. The Company maintains certain insurance to cover the cost of replacing damaged towers and general liability insurance to protect the Company in the event of an accident involving a tower, but the Company does not maintain business interruption insurance. Accordingly, damage to a group of the Company's towers could result in a significant loss of revenue and could have a material adverse effect on the Company's results of operations and financial condition. In addition, a tower accident for which the Company is uninsured or underinsured could have a material adverse effect on the Company's financial condition or results of operations.

Perceived Health Risks Associated with Radio Frequency Emissions

   The Company and the wireless communications providers that utilize the Company's towers are subject to government requirements and other guidelines relating to radio frequency ("RF") emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, there can be no assurance that it will not be subject to such claims in the future, which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Regulatory Matters".

Regulatory Compliance and Approval

   Both the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on towers is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on the Company's financial condition or results of operations.

   Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting the Company's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to the Company. Such factors could have a material adverse effect on the Company's future growth. The Company's customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.

   The Company's growth strategy will be affected by its ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. There can be no assurance that the Company can obtain the permits, licenses and zoning relief necessary to continue the expansion of its tower rental business. The failure of the Company to obtain such permits, licenses and zoning relief would have a material adverse effect on the Company's business, financial condition and results of operations.

Customer Concentration

   The Company has certain customers that account for a significant portion of its revenue. Currently, the Company has only one customer that accounts for more than 5.0% of its revenue, Southern Communications and its affiliates, which account for approximately 21.0% of the Company's revenue. The loss of one or more of these major customers, or a reduction in their utilization of the Company's tower rental space, could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Key Personnel

   The Company's success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, certain of whom may be difficult to replace. The loss of the services of certain of these executives could have a material adverse effect on the Company. There can be no assurance that the services of such personnel will continue to be available to the Company. The Company does not maintain key man life insurance policies on its executives that would adequately compensate the Company for any loss of services of such executives. See "Management--Employment Agreements" and "Certain Relationships and Transactions".

Construction Activity

   As of March 4, 1998, the Company had eight towers under construction and has in excess of 100 additional tower projects in various stages of development. The success of the Company's growth strategy is dependent in part on its ability to construct new towers. Such construction can be delayed by factors beyond the control of the Company, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, manpower and equipment needed to erect towers have been in increasing demand. The Company's expansion plans call for a significant increase in construction activity. There can be no assurance that the Company will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. The failure of the Company to complete the necessary construction could have a material adverse effect on the Company's business, financial condition and results of operations.

Environmental Matters

   The Company's operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes ("Environmental Laws"). Under certain Environmental Laws, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and could also be held liable for any personal or property damage related to such contamination. Although the Company believes that it is in substantial compliance with all applicable Environmental Laws, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Regulatory Matters".

Controlling Stockholder

   ABRY II holds approximately 81.3% of the units assigned to the Issuer's outstanding voting stock as defined in the Stockholders' Agreement (as defined herein), and controls four of seven seats on the board of directors. Therefore, ABRY II has the power to control all matters submitted to stockholders of the Issuer, to elect a majority of the directors of the Issuer and to exercise control over the business, policies and affairs of the Issuer. The interests of ABRY II, as an equity holder, may differ from the interests of the holders of the Notes. See "Certain Relationships and Transactions".

Ability to Purchase Notes Upon a Change of Control

   The source of funds for any repurchase required as a result of a Change of Control will be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Further, a Change of Control may trigger an event of default under the Senior Credit Facility, which would permit the lenders thereto to accelerate the debt under the Senior Credit Facility. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered and to repay debt under the Senior Credit Facility. Any future credit agreements or other agreements relating to indebtedness to which the Company may become a party may contain similar restrictions and provisions. See "Description of Notes" and "Description of Credit Facilities".

Risks Associated with Fraudulent Conveyance Liability

   If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Issuer, a court were to find that, at the time the Notes were issued (i) the Issuer issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)
(A) the Issuer received less than reasonably equivalent value or fair consideration for issuing the Notes and (B) the Issuer (1) was insolvent or was rendered insolvent by reason of the transactions contemplated in connection with the Private Offering, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Issuer and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, the Issuer would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and mature or (ii) it is incurring debts beyond its ability to pay as such debts mature.

   The Issuer believes that at the time of its issuance of the Notes, the Issuer
(i) (A) was neither insolvent nor rendered insolvent thereby, (B) had sufficient capital to operate its business effectively and (C) was incurring debts within its ability to pay as the same mature or become due and (ii) had sufficient resources to satisfy any probable money judgment against it in any pending action. In reaching the foregoing conclusions, the Issuer has relied upon its analysis of internal cash flow projections and estimated values of assets and liabilities of the Issuer. There can be no assurance, however, that such analysis will prove to be correct or that a court passing on such questions would reach the same conclusions.

Absence of Public Market

   The New Notes are a new issue of securities, have no established trading market and may not be widely distributed. Although the New Notes are eligible for trading in PORTAL by "qualified institutional buyers," as defined in Rule 144A under the Securities Act, there can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of Holders of the New Notes to sell their New Notes or the price at which Holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes offered hereby on any securities exchange. If a market for the New Notes does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, Holders may be unable to resell such securities for an extended period of time, if at all. If the market were to exist, the New Notes could trade at prices lower than the initial offering price of the Original Notes depending on many factors, including those described above.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruption may have an adverse effect on Holders of the New Notes.

REIT Status

   The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under Sections 856-860 of the Code. The Company believes that it has been organized and operates in such a manner as to qualify for taxation as a REIT, and it intends to continue to operate in such a manner. However, prospective investors should be aware that the federal tax rules and regulations relating to REITs are highly technical and complex, and that the Company's qualification as a REIT during each taxable year (including prior years) will depend upon its ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership requirements and tests relating to the Company's assets and sources of income. Therefore, no assurance can be given that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT. The Company could be subject to a variety of taxes and penalties if it engages in certain prohibited transactions, fails to satisfy certain REIT distribution requirements or recognizes gain on the sale or other disposition of certain types of property. See "Business--REIT Status" for a more detailed discussion of the consequences to the Company of a loss of or failure to maintain the REIT status of the Company.

Consequence of Failure to Exchange

   Holders of Original Notes who do not exchange their Original Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the offer or sale of the Original Notes pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act or applicable state securities laws. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. To the extent that the Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected.

   Issuance of the New Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.


                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   The Original Notes were sold by the Company on March 17, 1998 to the Initial Purchasers who resold them to certain accredited institutions in the Private Offering. In connection with the Private Offering, the Company entered into the Registration Rights Agreement, which requires that within sixty (60) days following the issuance of the Original Notes, the Company file with the Commission a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Original Notes, use its best efforts to cause such registration statement to become effective under the Securities Act with 150 days following the issuance of the Original Notes, and upon the effectiveness of that registration statement, offer to the Holders of the Original Notes the opportunity to exchange their Original Notes for a like principal amount of such New Notes, which will be issued without a restrictive legend. The purpose of the Exchange Offer is to fulfill the Company's obligations under the Registration Rights Agreement. The Original Notes were initially represented by two global Notes in registered form, in the principal amounts of $200,000,000 and $125,000,000 registered in the name of Cede & Co., a nominatee of The Depository Trust Company, New York, New York ("DTC"), as depositary.

   The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). However, the Company has not sought its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Original Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Original Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any Holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a Holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

   Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of New Notes.

   The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

   As described above, the Original Notes were sold to the Initial Purchasers and resold by the Initial Purchasers to a small number of institutional investors on March 17, 1998, and there is currently a limited trading market for them. To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease. Following the consummation of the Exchange Offer, Holders of Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market of the Original Notes could be adversely affected. See "Risk Factors -- Consequence of Failure to Exchange."

Terms of the Exchange

   Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the "Exchange Offer"), the Company will accept any and all Original Notes validly tendered, and not theretofore withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer, as promptly as practicable after the Expiration Date. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer, provided, however, that Original Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

   The form and terms of the New Notes are identical in all material respects to the form and terms of the Original Notes except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will not represent additional indebtedness of the Company and will be entitled to the benefits of the Indenture, which is the same Indenture as the one under which the Original Notes were issued.

   No interest will accrue or be payable on the New Notes prior to March 15, 2003. Thereafter, interest on the New Notes will accrue at a rate of 10% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2003.

   Holders of Original Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

   For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange and exchanged Original Notes validly tendered for exchange when, as and if the Company gives oral or written notice to the Exchange Agent of acceptance of the tenders of such Original Notes for exchange. Exchange of Original Notes accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered Original Notes with the Exchange Agent, which will act as agent for the tendering Holders for the purpose of receiving New Notes from the Company and transmitting such New Notes to tendering Holders. In all cases, any exchange of New Notes for Original Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Original Notes (or of a confirmation of a book-entry transfer of such Original Notes in the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in "- Procedures for Tendering" below)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedures for tendering Original Notes pursuant to the Exchange Offer, see "-- Procedures for Tendering."

   If any tendered Original Notes are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering Holders thereof (or in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account of such Holder maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

   No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of a Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Original Notes for exchange.

   Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

   This Prospectus, together with the Letter of Transmittal, is being sent to registered Holders of Original Notes as of ___________, 1998.

Expiration Date; Extensions; Amendments; Termination

   The Expiration Date shall be 5:00 p.m. New York City time on ___________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

   In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

   The Company reserves the right, at any time and from time to time, in its sole discretion (subject to its obligations under the Registration Rights Agreement) (i) to delay accepting any Original Notes or to delay the issuance and exchange of New Notes for Original Notes, (ii) to extend the Exchange Offer or, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iii) to amend the terms of the Exchange Offer in any manner.

   If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing any exchanging the New Notes for, any Original Notes, or is unable to accept for exchange of, or issue New Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Original Notes tendered, and such Original Notes may not be withdrawn except as otherwise provided below in "- Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the New Notes, for any Original Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to make public, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service. Any such announcement of an extension of the Exchange Offer shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Exchange Offer.

Procedures for Tendering

   Only a Holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange offer, the Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documents, to the Exchange Agent so that delivery is received prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for the tendered Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer described below and a confirmation of receipt of such tendered Original Notes must be received by the Exchange Agent, in each case, prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) the tendering Holder must comply with the guaranteed delivery procedures described below.

   NO LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING ORIGINAL NOTES OR ANY OTHER REQUIRED DOCUMENTATION SHOULD BE SENT TO THE COMPANY. SUCH DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT.

   The tender by a Holder of Original Notes made pursuant to any method of delivery set forth in the Letter of Transmittal will constitute a binding agreement between such tendering Holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer.

   The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transaction for such Holders or for assistance concerning the Exchange Offer.

   Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

   If the Letter of Transmittal is signed by a person other than the registered Holder of any Original Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes) or if delivery of the Original Notes is to be made to a person other than the registered Holder, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered Holder as such registered Holder's name appears on such Original Notes with the signature on the Original Notes or the bond power guaranteed by an Eligible Institution (as defined herein).

   If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, must submit with the Letter of Transmittal evidence satisfactory to the Company of their authority to so act.

   Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution unless the Original Notes tendered pursuant thereto are (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, (ii) for the account of an Eligible Institution, or (iii) for the account of DTC. See Instruction 4 in the Letter of Transmittal. In the event that signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of which is referred to herein as an "Eligible Institution").

   The Exchange Agent will establish an account with respect to the Original Notes at DTC (the "Book-Entry Transfer Facility") for the purpose of the Exchange Offer promptly after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's Notes account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. ALTHOUGH DELIVERY OF ORIGINAL NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER IN THE EXCHANGE AGENTS ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) WITH ALL REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED AND CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, EXCEPT AS

OTHERWISE PROVIDED BELOW UNDER THE CAPTION "-- GUARANTEED DELIVERY PROCEDURES." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   All questions as to the validity, form (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes determined by the Company not to be validly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived by the Company in its full discretion, any defects or irregularities in connection with tenders of Original Notes will render such tenders invalid unless such defects or irregularities are cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, as provided for herein, will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date, or, as set forth herein, to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Guaranteed Delivery Procedures

    Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may nevertheless effect a tender of Original Notes if all of the following conditions are met:

      (a) the tender is made by or through an Eligible Institution;

      (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail, hand delivery or overnight courier) setting forth the name and address of the Holder, any certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes (or a confirmation of a book-entry transfer of such Original Notes in the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal will be deposited Exchange Agent's account at the Book-Entry Transfer Facility and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

      (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's Notes account at the Book-Entry Transfer Facility) and all other documents required by the Letter Transmittal are received by the Exchange Agent with five New York Stock Exchange trading days after the Expiration Date.

   A Notice of Guaranteed Delivery is being sent to Holders along with the Prospectus and the Letter of Transmittal.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date, as such term is defined above under the caption "- Expiration Date; Extensions; Amendments; Termination." If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the New Notes for, any Original Notes or are unable to accept for exchange of, or issue and exchange the New Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Original notes tendered, and such Original Notes may not be withdrawn except as otherwise provided herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that the person making an issuer tender offer shall either pay the consideration offered or return tendered securities, promptly after the termination or withdrawal of the offer.

   To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its offices as set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) specify the serial numbers on the particular certificates evidencing the Original Notes to be withdrawn and the name of the registered Holder thereof (if certificates have been delivered or otherwise identified to the Exchange Agent) or the name and number of the account at DTC to be credited with withdrawal of the Original Notes (if the Original Notes have been tendered pursuant to the procedures for book-entry transfer), (iii) be signed by the Holders in the same manner as the original signature on the Letter of Transmittal by which Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the registrar (the "Registrar") with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly tendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

Conditions to the Exchange Offer

   Notwithstanding any other term of the Exchange Offer and without prejudice to the Company's other rights under the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for any Original Notes, and may amend or terminate the Exchange Offer as provided herein before the acceptance of such Original Notes, if, among other things:

      (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

      (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

      (c) any law, statute, rule or regulation is proposed, adopted or enacted, which might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

      (d) the New Notes to be received by Holders of Original Notes in the Exchange Offer, upon receipt, will not be transferable by such Holders (other than as "affiliates" of the Company) without restriction under the Securities Act and Exchange Act and without material restriction under the blue sky laws of substantially all of the states of the United States (subject, in the case of Restricted Holders, to any requirements that such persons comply with the Prospectus Delivery Requirements).

   If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may, subject to its obligations under the Registration Rights Agreement to use its best efforts to consummate the Exchange Offer, (i) terminate the Exchange Offer and return all tendered Original Notes to tendering Holders, (ii) extend the Exchange Offer and, subject to withdrawal rights as set forth in "- Withdrawal of Tenders" above, retain all such Original Notes until the expiration of the Exchange Offer as so executed, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, exchange all Original Notes validly tendered for exchange by the Expiration Date and not withdrawn or (iv) delay acceptance or exchange of, or delay the issuance and exchange of New Notes for, any Original Notes until satisfaction or waiver of such conditions to the Exchange Offer even though the Exchange Offer has expired. The Company's right to delay acceptance for exchange of, or delay the issuance and exchange of New Notes for, Original Notes tendered for exchange pursuant to the Exchange Offer is subject to provisions of applicable law, including, to the extent applicable, Rule 14e-1(c) promulgated under the Exchange Act, which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of Holders of Original Notes promptly after the termination or withdrawal of the Exchange Offer. For a description of the Company's right to extend the period of time during which the Exchange Offer is open and to amend, delay or terminate the Exchange Offer, see "- Expiration Date; Extensions; Amendments; Termination" above. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Exchange Agent

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail

      The Bank of New York
      101 Barclay Street
      New York, New York 10286

      Attn:  Reorganization Section, Floor 21W

   By Overnight Courier or By Hand

      The Bank of New York
      101 Barclay Street
      New York, New York 10286

      Attn:  Reorganization Section, Floor 21W

   By Facsimile

      (212) 571-3083

   Confirm by Telephone

      (212) 815-6333

Fees and Expenses

   The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail, however, additional solicitation may be made by telegraph, telephone or in person by officer and regular employees of the Company and its affiliates.

   The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $__________. Such expenses include fees and expenses of the Exchange Agent, Trustee, Paying Agent and Registrar, accounting and legal fees and printing costs, among others.

   The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes, or Original Notes for principal amounts not tended or acceptable for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holders of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Accounting Treatment

          The New Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of December 31, 1997 and (ii) the pro forma capitalization of the Company after giving effect to the Transactions as if they had been completed on December 31, 1997. This table should be read in conjunction with the information contained in the "Unaudited Pro Forma Consolidated Financial Statements" and the Company's audited consolidated financial statements and notes thereto included elsewhere herein.

                                                       As of December 31, 1997
                                                     --------------------------
                                                                    Pro Forma
                                                        Actual     as Adjusted
                                                     -----------  -------------
                                                                   (Unaudited)
Debt (including current maturities):                   (dollars in thousands)
   Senior Credit Facility...........................   $ 72,000      $ 15,774
   Notes payable (1)................................     28,582        28,582
   Subordinated Term Loan...........................     20,000            --
   Senior Discount Notes............................         --       199,791
   ABRY Bridge Loan (2).............................         --            --
                                                       --------      --------
Total debt..........................................    120,582       244,147

Redeemable stock:
   Class B common stock.............................      1,761         1,761
   Class D common stock.............................         --            --
                                                       --------      --------
                                                          1,761         1,761
                                                       --------      --------
Common stock........................................         --            --
Additional paid-in capital..........................     25,876        33,038
Accumulated deficit.................................    (11,123)      (11,731)
                                                       --------      --------
Stockholders' equity................................     14,753        21,307
                                                       --------      --------
Total capitalization................................   $137,096      $267,215
                                                       ========      ========

(1) Notes payable consist of notes issued to tower sellers in the Company's acquisition of towers. Interest rates range from 8.5% to 13.0% and the notes mature at varying dates through December 2020.
(2) See description of ABRY Bridge Loan entered into in February 1998, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                USE OF PROCEEDS

    The Company will receive no proceeds from the exchange of New Notes for the Original Notes. The net proceeds from the sale by the Company of the Original Notes, after deducting discounts and estimated fees and expenses, were approximately $192.8 million. Such net proceeds were or will be used: (i) to repay approximately $158.6 million of outstanding borrowings under the Senior Credit Facility, (ii) to repay in full and retire the $20.0 million of principal and approximately $1.2 million of accrued interest outstanding under the Subordinated Term Loan; (iii) to repay in full and retire the $12.5 million of principal and approximately $0.1 million of accrued interest outstanding under the ABRY Bridge Loan; and (iv) to pay approximately $0.4 million in the aggregate to the holders of the Company's Class B common stock in settlement of a distribution preference on such stock.

    The Senior Credit Facility is a revolving line of credit for borrowings initially, of up to $200.0 million. The Company may make borrowings and repayments until March 31, 2000, at which time the facility will convert into a term loan maturing on December 31, 2005. At the time of the consummation of the Private Offering, loans under the Senior Credit Facility bore interest at a rate per annum, at the borrower's request, equal to the agent bank's prime rate plus a margin ranging from 0% to 1.75% or the 90-day London Interbank Offered Rate ("LIBOR") plus a margin ranging from 0% to 2.75%. Outstanding borrowings under the Senior Credit Facility amounted to $72.0 million at December 31, 1997. Advances under the Senior Credit Facility were used to fund acquisitions and construction of towers and to partially fund the Southern Towers Acquisition along with the ABRY Bridge Loan and equity contributed by ABRY II. Effective prior to closing of the Private Offering, the Senior Credit Facility was amended to reduce the commitment amount to $150.0 million and to change the maximum LIBOR margin to 2.875%. Upon the closing of the Private Offering, outstanding borrowings and availability under the Senior Credit Facility were approximately $14.2 million and $120.6 million, respectively, after giving effect to (i) repayment of $158.6 million of outstanding borrowings with a portion of the proceeds of the Private Offering,
(ii) reduction of the Senior Credit Facility to a commitment of $150.0 million and (iii) consideration of $15.2 million of outstanding letters of credit which reduce availability under the Senior Credit Facility.

   The ABRY Bridge Loan bore interest at a rate of 9.0% per annum and matures on February 11, 1999. The Subordinated Term Loan is a $20.0 million term loan maturing on September 22, 2000. Interest under this agreement is at a rate equivalent to LIBOR plus a margin. The applicable margin under the agreement was 6.0%. The Company utilized the proceeds of that loan to repay in full and retire a $12.3 million bridge loan and related accrued interest of $0.5 million from ABRY II and repay certain amounts outstanding under the Senior Credit Facility. See "Description of Credit Facilities".

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated financial data as of and for the year ended December 31, 1997, has been prepared to reflect the financial position and results of operations of the Company as if the Transactions had been completed on December 31, 1997 as it relates to balance sheet data and as of January 1, 1997 as it relates to statement of operations data.

   Each of the acquisitions have or are anticipated to be accounted for using the purchase method of accounting. The total cost of acquisitions has or will be allocated to the tangible or intangible assets acquired based on their respective fair values. The allocation of the respective purchase prices included in the pro forma financial information is preliminary. The Company does not expect that the final allocation of the purchase price will be materially different from the preliminary allocation.

   The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the Company's audited consolidated financial statements included elsewhere in this Private Offering. The unaudited pro forma consolidated statement of operations data are not necessarily indicative of the results that would have occurred if the Transactions had occurred on the dates indicated, nor are they indicative of the Company's future results of operations. There can be no assurance whether or when any of the probable acquisitions reflected in the unaudited pro forma consolidated financial data will be consummated.

                 Unaudited Pro Forma Consolidated Balance Sheet


                                                                     Adjustments       Adjustments
                                                                     for Southern       for other
                                                                        Towers         Acquisitions     Adjustments
                                                    Pinnacle          Acquisition       completed       for Probable
                                                    Holdings            (a)(g)          in 1998(a)     Acquisitions(a)
                                                  ------------        ------------     -----------     ---------------
                                                                              (In thousands)
Assets
Current assets:
  Cash and cash equivalents.......................  $  1,694           $     --          $     --          $     --
  Accounts receivable.............................     1,578                 --                --                --
  Prepaid expenses and other current
    assets........................................     1,037                 --                --                --
                                                    --------           --------          --------          --------
         Total current assets.....................     4,309                 --                --                --
  Restricted cash.................................        60                 --                --                --
  Tower assets, net...............................   127,946             85,947            14,328            22,190
  Fixed assets, net...............................     1,495                 --                --                --
  Land............................................     6,851                 --                --                --
  Other assets....................................     2,517                 --                --                --
                                                    --------           --------          --------          --------
                                                    $ 43,178           $ 85,947          $ 14,328          $ 22,190
                                                    ========           ========          ========          ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable................................  $  2,242           $     --          $     --          $     --
  Accrued expenses................................     3,095                 --                --                --
  Deferred revenue................................       640                 --                --                --
  Current portion of long-term debt(d)............    11,122                 --                --                --
                                                    --------           --------          --------          --------
Total current liabilities.........................    17,099                 --                --                --
Long-term debt(d).................................   109,460             79,947            12,753            22,190
Other liabilities.................................       105                 --                --                --
                                                    --------           --------          --------          --------
                                                     126,664             79,947            12,753            22,190
Redeemable Stock:
Class B common stock..............................     1,761                 --                --                --
Class D common stock..............................        --                 --                --                --
                                                    --------           --------          --------          --------
                                                       1,761                 --                --                --
                                                    --------           --------          --------          --------
Stockholders' Equity
Common stock......................................        --                 --                --                --
Additional paid in capital........................    25,876              6,000             1,575                --
Accumulated deficit...............................   (11,123)                --                --                --
                                                    --------           --------          --------          --------
         Total stockholders' equity...............    14,753              6,000             1,575                --
                                                    --------           --------          --------          --------
                                                    $143,178           $ 85,947          $ 14,328          $ 22,190
                                                    ========           ========          ========          ========


                                                              Pro Forma         Adjustments       Pro Forma
                                                                 for           for Issuance          as
                                                            Acquisitions         of Notes         Adjusted
                                                           --------------     --------------     -----------
                                                                              (In thousands)
Assets
Current assets:
  Cash and cash equivalents.............................      $  1,694           $      0   (b)   $  1,694
  Accounts receivable...................................         1,578                 --            1,578
  Prepaid expenses and other current
    assets..............................................         1,037                 --            1,037
                                                              --------           --------         --------
         Total current assets...........................         4,309                 --            4,309
  Restricted cash.......................................            60                 --               60
  Tower assets, net.....................................       250,411                 --          250,411
  Fixed assets, net.....................................         1,495                 --            1,495
  Land..................................................         6,851                 --            6,851
  Other assets..........................................         2,517              6,994   (c)      9,511
                                                              --------           --------         --------
                                                              $265,643           $  6,994         $272,637
                                                              ========           ========         ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable......................................      $  2,242           $     --         $  2,242
  Accrued expenses......................................         3,095               (660)  (b)      2,435
  Deferred revenue......................................           640                 --              640
  Current portion of long-term debt(d)..................        11,122                 --           11,122
                                                              --------           --------         --------
Total current liabilities...............................        17,099               (660)          16,439
Long-term debt(d).......................................       224,350              8,675          233,025
Other liabilities.......................................           105                 --              105
                                                              --------           --------         --------
                                                               241,554              8,015          249,569
Redeemable Stock:
Class B common stock....................................         1,761                 --            1,761
Class D common stock....................................            --                 --               --
                                                              --------           --------         --------
                                                                 1,761                 --            1,761
                                                              --------           --------         --------
Stockholders' Equity
Common stock............................................            --                 --               --
Additional paid in capital..............................        33,451               (413)  (e)     33,038
Accumulated deficit.....................................       (11,123)              (608)  (b)    (11,731)
                                                              --------           --------         --------
         Total stockholders' equity.....................        22,328             (1,021)          21,307
                                                              --------           --------         --------
                                                              $265,643           $  6,994         $272,637
                                                              ========           ========         ========


           Unaudited Pro Forma Consolidated Statement of Operations


                                                             Adjustments
                                                                 for                           Adjustments
                                                            Acquisitions      Adjustments       for other
                                                              completed      for Southern      Acquisitions     Adjustments
                                              Pinnacle         during           Towers          completed       for Probable
                                              Holdings         1997(f)      Acquisition(g)      in 1998(h)     Acquisitions(i)
                                             ----------   ---------------   --------------   ---------------   ---------------
                                                                             (In thousands)
Tower rental revenue.....................     $ 12,881        $  2,789         $  6,247          $  1,279         $  1,808
Tower operating expenses excluding
  depreciation and amortization..........        2,633             558            1,058               149              409
                                              --------        --------         --------          --------         --------
Gross profit excluding depreciation and
  amortization...........................       10,248           2,231            5,189             1,130            1,399
Other expenses:
General and administrative...............        1,385              --               --                --               --
Corporate development....................        3,772              --               --                --               --
Depreciation and amortization............        6,627           2,423            5,730               955            1,479
                                              --------        --------         --------          --------         --------
                                                11,784           2,423            5,730               955            1,479
Income (loss) from operations............       (1,536)           (192)            (541)              175              (80)
Interest expense.........................        6,925           3,089            6,795             1,218            1,886
                                              --------        --------         --------          --------         --------
         Net loss........................     $ (8,461)       $ (3,281)        $ (7,336)         $ (1,043)        $ (1,966)
                                              ========        ========         ========          ========         ========


                                             Pro Forma      Adjustments       Pro Forma
                                                for         for Issuance          as
                                            Acquisitions      of Notes         Adjusted
                                           --------------  --------------    -----------
                                                           (In thousands)
Tower rental revenue.....................     $ 25,004        $     --         $ 25,004
Tower operating expenses excluding
  depreciation and amortization..........        4,807              --            4,807
                                              --------        --------         --------
Gross profit excluding depreciation and
  amortization...........................       20,197              --           20,197
Other expenses:
General and administrative...............        1,385                            1,385
Corporate development....................        3,772              --            3,772
Depreciation and amortization............       17,214              --           17,214
                                              --------        --------         --------
                                                22,371              --           22,371
Income (loss) from operations............       (2,174)             --           (2,174)
Interest expense.........................       19,913           4,874   (j)     24,787
                                              --------        --------         --------
         Net loss........................     $(22,087)       $ (4,874)        $(26,961)
                                              ========        ========         ========


        Notes to Unaudited Pro Forma Consolidated Financial Statements
                            (dollars in thousands)

   (a) Reflects the acquisition of tower assets from (i) the Southern Towers Acquisition, completed in 1998 (see note g below), (ii) 10 acquisitions of an aggregate of 33 other towers as of March 4, 1998, each of which acquisitions are individually immaterial, (iii) 16 acquisitions pending as of March 4, 1998 for an aggregate of 52 towers (for which the Company has obtained letters of intent and are considered probable), each of which acquisitions are individually immaterial and (iv) the incurrence of related debt and equity contributions made to finance such acquisitions.

   (b) Reflects the following adjustment to cash and cash equivalents:

        Increase resulting from the receipt of proceeds from the
          issuance and sale of the Notes...........................   $ 199,791
        Offering costs.............................................      (6,994)
        Repayment of Senior Credit Facility........................    (158,616)
        Repayment of principal and interest on Subordinated Term
          Loan ($20,000 principal, $1,160 interest)................     (21,160)
        Repayment of principal and interest on ABRY Bridge Loan
          ($12,500 principal, $108 interest).......................     (12,608)
        Settlement of Class B common stock distribution preference.        (413)
                                                                      ---------
            Net change in cash.....................................   $       0
                                                                      =========

Note: Payment of $1,160 interest is reflected as a $660 reduction to accrued expenses at December 31, 1997 and a $500 adjustment to accumulated deficit.

   (c) Reflects fees and expenses incurred in connection with the Private Offering of the Notes.

   (d)  Reflects the following adjustments to debt:

                                                                     Adjustment   December 31,
                                        Adjustments                      for          1997
                          December 31,      for       Pro Forma for   Issuance     Pro Forma
                              1997      Acquisitions  Acquisitions    of Notes    as Adjusted
                          ------------  ------------  -------------  -----------  ------------
Senior Credit Facility..      $ 72,000      $102,390       $174,390   $(158,616)      $ 15,774
Notes Payable...........        28,582            --         28,582          --         28,582
Subordinated Term Loan..        20,000            --         20,000     (20,000)            --
Senior Discount Notes...            --            --             --     199,791        199,791
ABRY Bridge Loan........            --        12,500         12,500     (12,500)            --
                              --------      --------       --------   ---------       --------
      Total.............      $120,582      $114,890       $235,472   $   8,675       $244,147
                              ========      ========       ========   =========       ========

   (e) Reflects a payment to the Company's Class B common stockholders in settlement of a distribution preference on such stock.

   (f) Reflects the historical, pre-acquisition results of operations (in aggregate) for tower acquisitions for the period from January 1, 1997 through their respective date of acquisition.


                                                                                        Other
                                      Shore         Tidewater         Majestic       Individually                       Pro Forma
                                 for the period   for the period   for the period     Immaterial       Pro Forma          Tower
                                 ending 12/3/97   ending 7/31/97   ending 6/27/97    Acquisitions     Adjustments       Operations
                                 --------------   --------------   --------------   --------------   --------------   --------------
Tower rental revenues..........  $          667   $          368   $          192   $        1,562   $          --    $       2,789
Tower operating expenses,
   excluding depreciation and
   amortization................             146               57               19              336              --              558
                                 --------------   --------------   --------------   --------------   --------------   -------------
Gross profit excluding
   depreciation and
   amortization................             521              311              173            1,226              --            2,231
General and administrative.....             235               30               28               --            (293)              --
Depreciation and amortization..              97               26               24            2,276              --            2,423
                                 --------------   --------------   --------------   --------------   --------------   -------------
Income/(loss) from operations..             189              255              121           (1,050)            293             (192)

Interest expense...............             198               14                6            2,871              --            3,089
Income tax expense (benefit)...             (22)              --               10               --              12               --
                                 --------------   --------------   --------------   --------------   --------------   -------------
Net income (loss)..............  $           13   $          241   $          105   $       (3,921)  $         281    $      (3,281)
                                 ==============   ==============   ==============   ==============   =============    =============


   (g) Reflects the historical operating results of Southern Towers plus the pro forma effect of tower rental revenue, related operating expenses and tower depreciation related to the lease of certain tower facilities by Southern Communications and its affiliates (as set forth in the underlying purchase agreement), assuming the transaction was completed as of December 31, 1997, as it relates to balance sheet data and as of January 1, 1997 as it relates to statement of operations data.


                                                                            Southern
                                                                              As of                           Pro Forma
                                                                            12/31/97     Adjustments           Southern
                                                                           ----------   -------------        -----------
Accounts receivable.....................................................   $      39      $     (39)  (1)      $      --
Prepaids and other current assets.......................................         118           (118)  (1)             --
Tower investments, net..................................................      36,317         49,630   (2)         85,947
                                                                           ---------      ---------            ---------
   Total assets.........................................................   $  36,474      $  49,473            $  85,947
                                                                           =========      =========            =========

Accounts payable and other current liabilities.........................    $      78      $     (78)  (1)      $      --
Due to parent...........................................................      40,930        (40,930)  (1)             --
Debt....................................................................          --         79,947   (2)         79,947
Common stock............................................................          --             --                   --
Additional paid in capital..............................................          --          6,000   (2)          6,000
Accumulated deficit.....................................................      (4,534)         4,534   (1)             --
                                                                           ---------      ---------            ---------
   Total liabilities and accumulated deficit...........................    $  36,474      $  49,473            $  85,947
                                                                           =========      =========            =========


                                                                           Southern
                                                                        for the period                          Pro Forma
                                                                        ending 12/31/97    Adjustments(3)       Southern
                                                                       -----------------  ----------------     -----------
Tower rental revenues..................................................    $   1,017         $   5,230         $   6,247
Tower operating expenses, excluding depreciation and amortization......          877               181             1,058
                                                                           ---------         ---------         ---------
Gross profit excluding depreciation and amortization...................          140             5,049             5,189
General and administration.............................................           90               (90)               --
Depreciation and amortization..........................................        1,947             3,783             5,730
                                                                           ---------         ---------         ---------
Income/(loss) from operations..........................................       (1,897)            1,356              (541)
Interest expense.......................................................           --             6,795             6,795
                                                                           ---------         ---------         ---------
Net loss...............................................................    $  (1,897)        $  (5,439)        $  (7,336)
                                                                           =========         =========         =========


(1) Reflects elimination of assets and liabilities and accumulated deficit which were not acquired.

(2) Reflects preliminary application of purchase accounting and the corresponding estimated fair value adjustment to acquired towers and the related financing.

(3) Reflects increased revenue for lease agreements with Southern Communications and its affiliates (as set forth in the underlying purchase agreement), related increases to operating costs and depreciation, increased interest expense associated with debt used to fund the acquisition and elimination of general and administrative costs related to staff and other costs which were not assumed in the transaction.

    (h) Reflects the aggregate adjustment to results of operations for 10 separate acquisitions of an aggregate of 33 towers completed from January 1, 1998 through March 4, 1998, other than the Southern Towers Acquisition, each of which acquisitions were individually immaterial, assuming such transactions were completed as of January 1, 1997.

    (i) Reflects the adjustment to results of operations in connection with 16 separate acquisitions pending as of March 4, 1998 of an aggregate of 52 towers, for which the Company has obtained letters of intent and considers probable, each of which acquisitions are individually immaterial, assuming such transactions were completed as of January 1, 1997.

    (j) Reflects net increase in interest expense as a result of the issuance of the debt in connection with the Private Offering, at an interest rate that reflects a 1.5% incremental increase, interest expense on incremental borrowings of $8,675 and amortization of debt issuance costs of $6,994.

    SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following selected historical and unaudited pro forma consolidated financial data has been derived from the Company's audited consolidated financial statements and notes thereto and the Unaudited Pro Forma Consolidated Financial Statements, appearing elsewhere in this Private Offering. The selected financial information should be read in conjunction with the information contained in the Company's consolidated audited financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere herein.

   The following unaudited pro forma consolidated financial data as of and for the year ended December 31, 1997, has been prepared to reflect the financial position and results of operations of the Company as if the Transactions had been completed on December 31, 1997 as it relates to balance sheet data and as of January 1, 1997 as it relates to statement of operations data:

                                                          Period from
                                                           Inception
                                                         (May 3, 1995)                                   Pro Forma
                                                            through      Year Ended     Year Ended      as Adjusted
                                                         December 31,   December 31,   December 31,    December 31,
                                                             1995           1996           1997           1997(a)
                                                         -------------  -------------  -------------  ---------------

Statement of Operations Data:
Tower rental revenue...................................         $ 733        $ 4,842        $12,881       $ 25,004
Tower operating expenses, excluding depreciation and              181          1,135          2,633          4,807
 amortization..........................................         -----        -------        -------       --------
Gross profit, excluding depreciation and amortization..           552          3,707         10,248         20,197
Other expenses:
  General and administrative(b)........................           306            923          1,385          1,385
  Corporate development(b).............................           369          1,440          3,772          3,772
  Depreciation and amortization........................           341          2,205          6,627         17,214
                                                                -----        -------        -------       --------
Loss from operations...................................          (464)          (861)        (1,536)        (2,174)
Interest expense.......................................           181          1,155          6,925         24,787
                                                                -----        -------        -------       --------
Net loss...............................................         $(645)       $(2,016)       $(8,461)      $(26,961)
                                                                =====        =======        =======       ========

Other Operating Data:
Tower Level Cash Flow(c)...............................         $ 552        $ 3,707        $10,248       $ 20,197
Tower Level Cash Flow Margin(d)........................          75.3%          76.6%          79.6%          80.8%
Adjusted EBITDA(c).....................................         $ 246        $ 2,784        $ 8,863       $ 18,812
Adjusted EBITDA Margin(d)..............................          33.6%          57.5%          68.8%          75.2%
EBITDA(c)..............................................         $(123)       $ 1,344        $ 5,091       $ 15,040
EBITDA Margin(d).......................................            --           27.8%          39.5%          60.2%
Ratio of earnings to fixed charges(e)..................            --             --             --             --
Number of Towers:
  Beginning of period..................................             0             33            156            156
  Towers acquired during the period....................            29            119            134            420
  Towers constructed during the period.................             4              4             22             22
        End of period..................................            33            156            312            598


                                             Pro Forma
                                                 as
                               Historical   Adjusted(a)
                               -----------  ------------
Balance Sheet Data:
  Cash and cash equivalents..    $  1,694    $  1,694
  Tower assets, net..........     127,946     250,411
  Total assets...............     143,178     272,637
  Total debt.................     120,582     244,147
Redeemable Stock:
  Class B common stock.......       1,761       1,761
  Class D common stock.......          --          --
Common stock.................          --          --
Additional paid-in capital...      25,876      33,038
Accumulated deficit..........     (11,123)    (11,731)
                                 --------    --------
Stockholders' equity.........      14,753      21,307

  Notes to Selected Historical and Unaudited Pro Forma Consolidated Financial
                                  Statements


   (a) Reflects historical amounts adjusted for the effects of the Transactions (including the acquisitions of 33 other towers as of March 4, 1998 and the probable acquisition as of March 4, 1998 of 52 additional towers for which the Company has obtained letters of intent), as further described in "Unaudited Pro Forma Consolidated Financial Statements".

   (b) "General and administrative" expenses represent those costs directly related to the day-to-day management and operation of towers owned by the Company. "Corporate development" expenses represent costs incurred in connection with acquisitions and development of new business initiatives, consisting primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.

   (c) "Tower Level Cash Flow" is defined as tower rental revenue minus tower operating expenses, excluding depreciation and amortization. "Adjusted EBITDA" represents loss from operations before depreciation, amortization and corporate development expenses. "EBITDA" represents loss from operations before depreciation and amortization. The Company has included Tower Level Cash Flow, Adjusted EBITDA and EBITDA in Other Operating Data because the Company believes such information may be useful to certain investors in evaluating the Company's ability to service its debt. Tower Level Cash Flow, Adjusted EBITDA and EBITDA should not be considered as an alternative to Gross Profit, net loss or net cash provided by operating activities (or any other measure of performance in accordance with generally accepted accounting principles) as a measure of the Company's ability to meet its cash needs.

   (d) Represents Tower Level Cash Flow, Adjusted EBITDA and EBITDA each as a percentage of tower rental revenue.

   (e) As a result of the loss incurred in 1995, 1996 and 1997, the Company was unable to fully cover the indicated fixed charges. Earnings did not cover fixed charges by $645, $2,016, $8,461 and $26,961 in 1995, 1996, 1997 and
1997 Pro Forma as Adjusted.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of the financial condition and results of operations of the Company as of and for the period from inception (May 3, 1995) through December 31, 1995, for each of the two years ended December 31, 1996 and 1997. The discussion should be read in conjunction with the Financial Statements of the Company and the notes thereto included in this Private Offering. The statements in this discussion regarding the wireless communications industry, the Company's expectations regarding its future performance and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements include numerous risks and uncertainties, as described in "Risk Factors."

Overview

   The Company acquires and constructs rental towers and leases space on these towers to a broad base of wireless communications providers, operators of private networks, government agencies and other customers. The Company's objective is to acquire or construct clusters of rental towers in areas where there is significant existing and expected continued growth in the demand for rental towers by wireless communications providers. The Company seeks to obtain a significant ownership position of tower assets in such areas and as a result, it is able to offer "one-stop shopping" to wireless communications providers who are deploying or expanding wireless communications networks.

   Since commencing operations in May 1995, the Company has completed acquisitions and builds as follows:

                                                Periods Ending
                                     ------------------------------------
                                     12/31/95  12/31/96  12/31/97  3/4/98  Total
                                     --------  --------  --------  ------  -----
Number of acquisition transactions.        13        49        72      11    145
Number of towers acquired..........        29       119       134     234    516
Number of towers built.............         4         4        22       8     38
                                     --------  --------  --------  ------    ---
Number of towers acquired or built
 during the period.................        33       123       156     242    554


   Additionally, as of March 4, 1998, the Company had a contract or letter of intent with respect to 16 proposed acquisitions consisting of 52 towers and has identified numerous additional acquisition candidates and had eight towers under construction and in excess of 100 additional tower projects in various stages of development.

   The Company's Annualized Run Rate Revenue is calculated as of a given date by annualizing the monthly rental rates then in effect for customer lease contracts in force as of such date. The Company believes that growth in its Annualized Run Rate Revenue is a meaningful indicator of its performance. As of March 4, 1998, the Company's Annualized Run Rate Revenue was $23.9 million, without giving effect to adjustments totalling $1.8 million in pro forma revenue from probable acquisitions. At March 4, 1998, the Company's inventory of 554 towers had an average Annualized Run Rate Revenue per tower of $43,073. The Company also believes that "same tower" revenue growth on towers (measured by comparing the Annualized Run Rate Revenue of the Company's towers at the end of a period to the Annualized Run Rate Revenue for the same towers at the end of a prior period), is an indication of the quality of the Company's towers and its ability to generate incremental revenue on such towers. The Company experienced aggregate "same tower" revenue growth on towers of 26.3% in 1997 over 1996.

   The Company's growth since its inception has primarily been based upon the acquisition of rental towers as well as the subsequent improvement of the financial performance of the towers. The pace and magnitude of the Company's previous acquisitions may hinder meaningful period-to-period comparisons of results.

Results of Operations

   The following table sets forth, for the periods indicated, the percentage relationship of each statement of operations item to total tower rental revenue. The results of operations are not necessarily indicative of results for any future period. The following data should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Private Offering.

                                                 Period Ending December 31,
                                              --------------------------------
                                                 1995       1996       1997
                                              ----------  ---------  ---------
Statement of Operations Data:
   Tower rental revenue.....................     100.0%     100.0%     100.0%
   Tower operating expenses, excluding
    depreciation and                              24.7%      23.4%      20.4%
      amortization..........................
      Gross profit..........................      75.3%      76.6%      79.6%
Expenses:
   General and administrative...............      41.7%      19.1%      10.8%
   Corporate development....................      50.3%      29.7%      29.3%
   Depreciation and amortization............      46.5%      45.5%      51.4%
Loss from operations........................     (63.2%)    (17.7%)    (11.9%)
Interest expense............................      24.7%      23.9%      53.8%
Net loss....................................     (87.9%)    (41.6%)    (65.7%)


1997 Compared to 1996

   Tower rental revenue increased 166.0% to $12.9 million in 1997 from $4.8 million in 1996. This increase is attributable to the acquisition and construction of 156 towers during 1997 and a result of expanded marketing efforts to increase the number of customers per tower, as well as regular, contractual price escalations for existing customers.

   Tower operating expenses, excluding depreciation and amortization, which consist primarily of costs relating to the ongoing maintenance of properties such as air conditioning and grounds maintenance, ground lease expense, utilities, property taxes and other direct costs of tower operation, increased 132.0% to $2.6 million in 1997 from $1.1 million in 1996. This increase reflects the addition of 156 towers during the year. Tower operating expenses, excluding depreciation and amortization, decreased as a percentage of tower rental revenue from 23.4% in 1996 to 20.4% in 1997, reflecting operating efficiencies gained on existing towers as well as on new towers acquired or constructed.

   General and administrative expenses, which are expenses associated with supporting the Company's day-to-day management of its existing properties and primarily consist of employee compensation and related benefits costs, advertising, professional and consulting fees, office rent and related expenses and travel costs, increased 50.1% to $1.4 million in 1997 from $0.9 million in 1996. General and administrative costs decreased as a percentage of tower rental revenue from 19.1% in 1996 as compared to 10.8% in 1997 because of lower overhead costs as a percentage of tower rental revenue.

   Corporate development expenses, which represent costs incurred in connection with acquisitions and construction of new towers, increased 161.9% to $3.8 million in 1997 from $1.4 million in 1996. The increase in corporate development expenses reflects the higher costs associated with the Company's expansion of its acquisition and construction strategies. Corporate development expenses remained relatively constant as a percentage of tower rental revenue at 29.3% in 1997 compared to 29.7% in 1996.

   Interest expense increased 499.6% to $6.9 million in 1997 from $1.2 million in 1996. The increase in interest expense was attributable to increased borrowing associated with the Company's acquisitions during the period.

1996 Compared to 1995

   The Company commenced operations on May 3, 1995. The results described herein reflect the effect of a full year of operations in 1996 as compared to approximately eight months of activity for the period from inception (May 3, 1995) through December 31, 1995.

   Tower rental revenue increased 560.6% to $4.8 million in 1996 from $0.7 million in 1995. This increase is attributable to the acquisition and construction of 123 towers during 1996 and a result of expanded marketing efforts to increase the number of customers per tower, as well as regular, contractual price escalations for existing customers.

   Tower operating expenses, excluding depreciation and amortization, increased 527.1% to $1.1 million in 1996 from $0.2 million in 1995. This increase is primarily attributable to the effect of a full year of operations in 1996 versus eight months in 1995 and the acquisition and construction of 123 towers. Tower operating expenses, excluding depreciation and amortization, decreased as a percentage of tower rental revenue from 24.7% in 1995 to 23.4% in 1996. The decrease as a percentage of tower rental revenue was due primarily to operating efficiencies resulting from a significantly increased number of towers.

   General and administrative expenses increased 201.6% to $0.9 million in 1996 from $0.3 million in 1995. This increase is attributable to the addition of support personnel related to the Company's acquisition and construction efforts during the period. General and administrative costs decreased as a percentage of tower rental revenue from 41.7% in 1995 to 19.1% in 1996. The decrease as a percentage of tower rental revenue was due to lower overhead costs as a percentage of tower rental revenue.

   Corporate development expenses increased 290.2% to $1.4 million in 1996 from $0.4 million in 1995. The increase in corporate development expenses reflects the higher costs associated with the Company's expansion of its acquisition and construction strategies. Corporate development expenses decreased as a percentage of tower rental revenue from 50.3% in 1995 to 29.7% in 1996.

   Interest expense increased 538.1% to $1.2 million in 1996 from $0.2 million in 1995. This increase was attributable to increased borrowing associated with the Company's acquisitions during the period.


Liquidity and Capital Resources

   On a pro forma basis, as of December 31, 1997, after giving effect to the Transactions, the Company would have had consolidated cash and cash equivalents of $1.7 million, consolidated long-term debt of $244.1 million and consolidated stockholders' equity of $21.3 million.

   The Company has historically funded its operations, acquisitions and construction of towers with proceeds from equity contributions, bank borrowings and cash flow from operations. The Company had a working capital deficit of $12.8 million and $1.5 million as of December 31, 1997 and 1996, respectively. Excluding the current portion of long-term debt, current liabilities exceeded current assets by $1.7 million and $0.8 million as of December 31, 1997 and 1996, respectively. The Company's ratio of total debt to stockholders' equity (excluding redeemable stock) was 8.17 to 1 at December 31, 1997 and 1.37 to 1 as of December 31, 1996.

   For the year ended December 31, 1997, capital expenditures were $88.4 million. Since then, as of March 4, 1998, the Company has made additional capital expenditures of approximately $107.0 million.

   At December 31, 1997, $72.0 million of borrowings were outstanding under the Senior Credit Facility. Additionally, the Company had outstanding letters of credit issued by a bank totalling $25.0 million, which secured certain notes to sellers. During January 1998, an additional $10.0 million was committed under the Senior Credit Facility. Advances under the Senior Credit Facility are limited to a borrowing base, which is based on the Company's Annualized EBITDA (as defined in the Senior Credit Facility). At December 31, 1997, advances under the Senior Credit Facility subject to the base rate (as defined in the Senior Credit Facility) bore interest, payable in quarterly installments, at the base rate plus a margin ranging from 0% to 1.375%, and advances subject to LIBOR bore interest, payable in installments at periods no greater than three months, at LIBOR plus a margin, ranging from 0% to 2.375%.

   On March 4, 1998, the Company amended the Senior Credit Facility to provide for borrowings of up to $200.0 million. As a result of such amendment, advances under the Senior Credit Facility bore interest at the Company's option at either LIBOR plus a margin of up to 2.75% or the base rate, plus a margin of up to 1.75%. Upon the closing of the Private Offering, the Senior Credit Facility was amended to reduce the commitment amount to $150.0 million and to change the maximum LIBOR margin to 2.875%. Upon the closing of the Private Offering, outstanding borrowings and availability under the Senior Credit Facility were approximately $14.2 million and $120.6 million, respectively, after giving effect to (i) repayment of $158.6 million of outstanding borrowings with a portion of the proceeds of the Private Offering, (ii) a reduction of the Senior Credit Facility to a commitment of $150.0 million and (iii) consideration of $15.2 million of outstanding letters of credit which reduce availability under the Senior Credit Facility. As of March 4, 1998, the Company anticipated borrowing $22.2 million to fund the acquisitions that the Company currently believes are probable to occur.

   In September 1997, the Company entered into the $20.0 million Subordinated Term Loan. Interest under this agreement was at a rate equivalent to LIBOR plus a margin (as defined in the agreement). The applicable margin under the agreement was 6.0%. The Company utilized the proceeds of this loan to repay bridge loans which were outstanding from its principle investor and to fund ongoing tower acquisitions. The Subordinated Term Loan was repaid in full and retired with proceeds from the Private Offering.

   In February 1998, the Company entered into the ABRY Bridge Loan with ABRY II whereby the Company borrowed $12.5 million. Amounts outstanding under the ABRY Bridge Loan bore interest at the rate of 9.0% per annum. Interest and principal under the ABRY Bridge Loan were payable within one year from the date of the related borrowing. The ABRY Bridge Loan was repaid in full and retired with proceeds from the Private Offering.

   The Company has entered into the Capital Contribution Agreement with ABRY II, pursuant to which ABRY II has agreed to make equity contributions to the Company, up to an aggregate capital contribution of $50.0 million, in an amount equal to (i) 100% of the Company's general and administrative expenses and corporate development, and (ii) the amount necessary to cure any payment or financial covenant default under the Senior Credit Facility. As of March 4, 1998, ABRY II had contributed $34.0 million of the aggregate $50.0 million capital contribution commitment. Additionally, ABRY II is the guarantor of a note of the Company payable to a former tower owner in an amount totaling $3.9 million.

   The Company uses seller financing in some of its tower acquisitions. The Company had outstanding notes that it issued to sellers bearing interest at 8.5% to 13.0% per annum in the aggregate amount of $28.6 million at December 31, 1997. Of this amount, approximately $10.4 million was repaid through borrowings under the Senior Credit Facility in January 1998.

   The Company used the net proceeds from the Private Offering to repay a portion of its outstanding borrowings under the Senior Credit Facility, to repay in full and retire the Subordinated Term Loan and the ABRY Bridge Loan and to make a payment to the holders of its Class B common stock in settlement of a distribution preference on such stock. See "Use of Proceeds".

   As of March 4, 1998, the Company and its subsidiaries expected to use the $78.0 million of availability under the Senior Credit Facility to fund the execution of the Company's business plan following the Private Offering. The Company's plan anticipates substantial capital expenditures in connection with the ongoing acquisition and construction of towers. In the event that the Company needs additional debt or equity financing in the future, there can be no assurance that such financing will be commercially available or permitted by the terms of the Company's existing indebtedness. To the extent that the Company is unable to finance future capital expenditures, it will be unable to achieve its current business strategy.

   Prior to March 15, 2003, the Issuer's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of $32.5 million. In addition, the Senior Credit Facility will require periodic interest and principal payments on amounts borrowed thereunder. The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. As discussed above, the Company's business strategy contemplates substantial capital expenditures in connection with the execution of its business plan. There can be no assurance that the Company will generate sufficient cash flow from future operations, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in an amount sufficient to service the Company's indebtedness and make anticipated capital expenditures. The Company anticipates that it may need to refinance all or a portion of its indebtedness (including the Notes) on or prior to its scheduled maturity. There can be no assurance that the Company will be able to effect any required refinancing of its indebtedness (including the Notes) on commercially reasonable terms or at all. See "Risk Factors-- Substantial Indebtedness; Ability to Service Indebtedness".


Inflation

   Because of the relatively low levels of inflation experienced in 1995, 1996 and 1997, inflation did not have a significant effect on the Company's results in such years.


Year 2000

   The Company is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on the Company's current information systems because its software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of the Company's business, the Company anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, the Company does not anticipate that incremental expenditures to address Year 2000 compliance will be material to the Company's liquidity, financial position or results of operations over the next few years.

                                    BUSINESS

Company Background

   As a result of rapid developments in the wireless communications industry, the Company's founders recognized the opportunity to consolidate strategically located wireless communications towers and enhance rental revenue on those towers. The Company's founders developed their strategy of acquiring clusters of towers that would provide strong positions in selected, high growth markets in the Southeastern United States. To date, the Company has acquired 516 towers in 145 separate acquisitions and has built an additional 38 towers in 13 states. As a result of these efforts, the Company believes it has established itself as the leading rental tower owner in the Southeastern United States. For the year ended December 31, 1997, on a pro forma basis giving effect to the Transactions, the Company would have had tower rental revenue and Tower Level Cash Flow of $25.0 million and $20.2 million, respectively, implying a Tower Level Cash Flow Margin of 80.8%.

   The Company's objective is to create substantial value from its position as the leading rental tower owner in the Southeastern United States. In order to achieve its objective, the Company has designed and implemented a three-tiered growth strategy of (i) capitalizing on the operating leverage of its business by aggressively marketing available rental space on its towers, (ii) rapidly acquiring towers in key markets and (iii) implementing a selective tower construction program.

   The Company has rapidly executed its strategy and today owns a significant portfolio of high quality towers that generates increasing revenue and cash flow. The Company believes that its portfolio of strategically located rental towers exhibits the following economic characteristics: (i) high absolute and incremental margins; (ii) stable and predictable cash flow; (iii) a diversified customer base; (iv) high barriers to entry; (v) low customer churn; and (vi) attractive underlying growth. The Company anticipates that this portfolio provides the core asset base from which it will continue the ongoing strategy to acquire and construct clusters of towers in attractive, high growth markets. Further, the Company believes it has created a stable and long-term stream of tower rental revenue that would continue to be generated even if the Company were to discontinue pursuing its aggressive expansion strategy.

   The Company is designed to be an efficient consolidator and operator of rental towers. The Company has created a highly focused, structured organization in which significant resources are devoted to acquiring or constructing strategically located sites supported by customer demand. In addition, the Company has the capability to "instantly integrate" new towers and initiate sales and marketing efforts immediately following the acquisition or construction of new towers.

   The success of the Company's focused efforts is illustrated by its financial results. The Company believes that its "Annualized Run Rate Revenue", calculated as of a given date by annualizing the monthly rental rates then in effect for customer lease contracts in force as of such date, is a significant indicator of its performance. As of March 4, 1998, the Company's Annualized Run Rate Revenue was $23.9 million, without giving effect to adjustments totaling $1.8 million in pro forma revenue from probable acquisitions, and, based upon the Company's current inventory of 554 towers, average Annualized Run Rate Revenue per tower of $43,073. The Company also believes that "same tower" revenue growth (measured by comparing the Annualized Run Rate Revenue of the Company's towers at the end of a period to the Annualized Run Rate Revenue for the same towers at the end of a prior period), is an indication of the quality of the Company's towers and its ability to generate incremental revenue on such towers. The Company experienced aggregate "same tower" revenue growth of 26.3% in 1997 over 1996.

Industry Background

   Communications towers are primary infrastructure components for wireless communications services such as cellular, paging, PCS, SMR, wireless data transmission and radio and television broadcasting. Wireless communications companies require specialized wireless transmission networks in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular carrier and includes transmission equipment such as antennae, transmitters and receivers placed at various locations throughout the covered area. These locations, or communications sites, are critical to the operation of wireless communications networks and consist of towers, rooftops and other structures upon which such equipment is placed. Wireless communications providers design their network and select their communications sites in order to optimize available frequencies relative to their projected usage patterns, topography and service requirements.


   The Wireless Communications Industry

   The wireless communications industry is growing rapidly as (i) consumers become increasingly aware of the uses and benefits of wireless communications services, (ii) the costs of wireless communications services decline and (iii) new wireless communications technologies continue to be developed. Changes in U.S. federal regulatory policy have led to a significant increase in the number of competitors in the wireless communications industry, most recently through the auction of radio spectrum for PCS. This competition, combined with an increasing reliance on wireless communications services by consumers and businesses, has increased demand for higher quality networks characterized by uninterrupted service and improved coverage. As new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness, the demand for communications sites has increased dramatically.

   The wireless communications industry is comprised of the following segments:

      . Cellular--Currently each market in the United States has two cellular operators. Cellular networks consist of numerous geographic "cells" in which frequencies are reused every few miles. Each cell includes a communications site which includes transmission equipment generally residing on a wireless communications tower. According to industry publications, as of June 30, 1997 there were 48.7 million wireless telephone subscribers in the United States, representing a 27.5% growth rate over the prior 12 months, and an overall penetration of approximately 18.0%. In addition, as the cellular market migrates from an analog based transmission technology to a digital based transmission technology, demand is expected to increase as prices decline. In order to increase network capacity and improve service quality, cellular carriers are re-engineering their networks to have smaller and more numerous cells. While historically cellular operators have generally built their own towers, the growing demand for tower space and restrictions on new tower construction are making rental towers an increasingly important component of their transmission networks.

   The following illustrates the growth in the United States' wireless communications industry from 1987 to 1996.

                           [BAR CHART APPEARS HERE]

                             U.S. Wireless Market
                        Total Subscribers (in millions)



Source:  CTIA.
Reflects Cellular, ESMR, and PCS Subscribers


         . PCS--PCS is an emerging wireless communications technology competing with cellular that offers a digital signal that is clearer and offers greater privacy than typical analog cellular systems. Up to six PCS licenses have been issued by the FCC in each market (versus two for cellular). PCS system construction began in 1995, and due to their small cell size, PCS companies are expected to be substantial users of tower space. According to industry publications, there were approximately 2.2 million PCS subscribers in the United States as of December 31, 1997. The Personal Communications Industry Association ("PCIA") estimates that on December 31, 1997 there were approximately 45,000 antennae sites (cellular and PCS) in the United States. PCIA estimates that this number will increase by approximately 100,000 additional antennae sites over the next 10 years. While some of these sites may use existing towers, it is expected that a large number of new towers will be required for the deployment of PCS networks. As an example, PrimeCo, Aerial and Sprint PCS are currently building out PCS systems in the Company's target region and are co-locating their equipment on many of the Company's rental towers, as opposed to constructing their own towers.

         . Paging--Paging has also enjoyed dramatic growth over the last ten years. According to industry publications, there were 49.8 million pagers at the end of 1997, representing an average annual growth rate of 26.8% since 1992. This growth was spurred by declining prices, wider coverage and increasing expansion into the consumer market. While network construction by the paging industry appears to be reaching a certain level of maturity, the increased number of subscribers is expected to require utilization of additional channels and related transmitter equipment. Utilization of these additional channels will result in additional revenue on rental towers. Paging companies have historically relied heavily on rental towers and are expected to continue to do so.

         . SMR / ESMR--SMR companies provide two-way radio communications for primarily commercial purposes, especially fleet vehicles. Two-way private business radio is used primarily for businesses engaged in dispatching personnel or equipment to work sites and includes construction and trucking companies, courier services, hospitals and taxicabs. Each service provider holds an FCC radio license that allows it to transmit over a particular frequency, and most lease space on a local tower for transmission purposes. As a result of advances in digital technology, some wireless communications providers have begun to design or modify networks that utilize SMR frequencies by deploying advanced digital technologies called ESMR. ESMR increases the capacity of radio networks allowing more efficient use of allocated frequencies. These efficiencies and improvements allow ESMR to provide wireless telephone service that can compete more effectively with cellular and PCS. As more commercial users are attracted to such enhanced services, the demand for tower space to support such usage also continues to increase. Nextel and Southern Communications are the leading ESMR providers in the United States and are significant customers of the Company.

         . Government Agencies--Federal, state and local government agencies are major users of wireless communications services and typically operate their own dedicated frequencies. These government agencies, in certain circumstances, often find it easier to lease rather than own tower space. As new technologies are developed in law enforcement, emergency and other government services, various municipalities and government agencies are becoming more significant users of wireless communications services. Examples of government customers of tower space include the Federal Bureau of Investigation, U.S. Coast Guard, U.S. Secret Service and various municipal agencies.

         . Broadcast and Wireless Cable--Broadcasters transmit AM/FM radio signals and VHF and UHF television signals in order to obtain the broadest, clearest coverage available. A broadcast station's coverage is one of the primary factors that influences the station's ability to attract advertising revenue. Once a tower location is chosen, broadcasters rarely change sites due to complex regulatory requirements, high switching costs and business disruption. The U.S. broadcasting industry is generally mature with respect to demand for transmission tower capacity. However, a significant increase in demand for tower capacity may occur when digital spectrum is used to deliver high definition television ("HDTV") or digital multi-casting, i.e., multiple "normal" definition television channels. In addition, wireless cable television is being developed and positioned as a potentially more accessible alternative to traditional cable television. Wireless cable operates by receiving programming from a satellite which is retransmitted from an antenna on a tower to a receiving antenna on a subscriber's residence. Several wireless cable companies are now in the process of constructing their systems in the Company's region.

         . Emerging Technologies and Availability of FCC Spectrum--Several new entrants in the wireless communications industry are emerging as new technology becomes available and additional radio spectrum is authorized for use by the FCC. For example, Local Multipoint Distribution Service ("LMDS"), has diverse applications including wireless video, telephone, paging and wireless local loop. Wireless local loop ("WLL") systems are seen as an alternative to traditional copper and fiber-optic based services with the potential to be implemented more quickly and at lower costs than fixed wireline services. WLL systems provide non-mobile telecommunications services to users by transmitting voice messages over radio waves from the public switched network to the location of the fixed telephone. The installation of WLL systems minimizes the need to obtain right-of-ways and excavate existing roads and infrastructure in order to install or upgrade a local telephone system serving non-mobile telephones. Also, wireless data transmission is widely viewed as being in its infancy as the development of Personal Digital Assistants and a variety of applications are being developed. In addition to private networks, several companies are building national wireless data transmission networks including Motorola's EMBARC system, Nationwide Wireless Network (an affiliate of MTEL), RAM Mobile Data (10% owned by BellSouth), and Racotek's and Geotek's SMR based data networks. Automatic Vehicle Monitoring/Location and Monitoring Services ("AVM/LMS") systems generally require a minimum of three towers to band a coverage area. The Company believes that AVM/LMS service providers will use the band to provide fleet tracking, rail and container transportation monitoring, security and access control, etc. Other new developments including the auction of 220 and 450 Megahertz spectrum are expected to increase available radio spectrum for commercial applications.

   These recent developments in the wireless communications industry indicate continuing opportunities for the tower rental industry. Industry analysts project rapid and continued growth in the major wireless communications industry segments and these projections all share a common outcome: more equipment needs to be installed on a limited supply of towers.


   The Tower Rental Industry

   A typical tower consists of a compound enclosing the tower and an equipment shelter which houses a variety of transmitting, receiving and switching equipment. There are three types of towers: (i) guyed; (ii) self-supporting lattice; and (iii) self-supporting monopole. Guyed towers gain their support capacity from a series of cables attaching separate levels of the tower to anchor foundations in the ground. A lattice model is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that typically accommodates fewer customers and may be used as a single purpose tower or in locations where there are space constraints or a need to address aesthetic concerns. Self-supporting towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach a height of up to 2,000 feet. Different wireless communications technologies require that equipment be located at various heights to optimize signal propagation. The Company's current tower inventory is comprised of 465 guyed, 64 self-supporting lattices and nine monopoles.

   Wireless communications equipment can also be placed on building rooftops. Traditionally, rooftop sites have been common in urban downtown areas where tall buildings are available and multiple communications sites are required because of high wireless traffic density. Today, rooftop sites are used less for certain types of customers as current technology requirements cause an increasing number of providers to place antennae lower on buildings.

   The value of a rental tower is principally determined by the desirability of its location to customers and the amount of customer equipment installations that it can support. Several customers may share one tower through "vertical separation" with each type of customer on a different level. While many existing towers were not originally built with the capacity to support multiple customers, these towers can often be upgraded to support additional equipment.

   Emergence of the Tower Rental Industry.   Historically, wireless
communications providers and broadcasters built, owned and operated their own towers, which were typically constructed and designed for their exclusive use. As recent technologies emerged, the original equipment on many of these towers became obsolete, resulting in these towers becoming available for other uses, and in some cases, for acquisition . For example, fiber optic cables have largely replaced transmission traffic traditionally carried by wireless microwave networks. The paging and SMR industries were traditionally owned by local or regional companies which constructed their own networks and transmission towers. As these industries consolidated over the past ten years, the acquiring companies typically purchased the radio licenses and subscriber leases and entered into lease agreements with the original tower owner. Wireless communications providers today are generally more focused on developing their subscriber base and relatively less focused on building and owning tower networks. An opportunity to acquire towers arose as a result of these developments.

   During the mid-to-late 1980s, a number of independent tower owners began to emerge, marking the beginning of the tower rental industry. These independent tower owners focused on owning and managing towers which could serve multiple customers. The Company believes the majority of these tower operators were individuals with a small number of local rental towers offering very limited coverage areas. In the last three years, several larger independent tower owners have emerged as demand for wireless communications services continued to grow and as additional high frequency licenses were awarded for new wireless communications services (including PCS, narrowband paging and LMDS) each requiring networks with extensive tower infrastructure. As the demand for towers has been increasing, there has been a growing trend by municipalities to slow the proliferation of towers. These trends have contributed to a growing need for towers that can accommodate co-location of wireless communications providers. In this regard, an opportunity to acquire towers and lease space to multiple wireless communications providers was created.

   Ownership of rental towers in many parts of the United States remains highly fragmented. Only a few independent tower owners have accumulated a large number of towers and the Company believes it is the only one to achieve a consolidated position in the Southeastern United States. The pace of consolidation has begun to accelerate as larger independent owners acquire small local owners in certain regions. In individual markets that are consolidated, the consolidating owners have created formidable competition for new potential rental tower owners.


The Pinnacle Approach to the Tower Rental Industry

   The Company is the leading provider of wireless communications rental tower space in the Southeastern United States. Since commencing operations less than three years ago, as of March 4, 1998, the Company has completed 145 acquisitions through which it has acquired 516 towers within the Southeastern United States and has constructed an additional 38 towers in such high growth markets as Orlando, Atlanta, Birmingham and Tampa and believes it is well positioned to continue to capitalize on the rapid consolidation of the highly fragmented tower rental industry.

   The Company leases tower space to its customers and receives rental payments under tower leases that generally range in duration from three to five years. In addition, a majority of the Company's leases provide for scheduled minimum rent increases of the greater of a specified percentage (which typically ranges from 3-5%) or the change for the relevant period in the CPI. The Company experiences negligible customer churn. The Company has a diversified base of over 675 customers, only one of which accounts for more than 5% of the Company's total revenue. The Company's customers are a broad base of wireless communications providers, operators of private networks and government agencies that include Nextel, Sprint PCS, Motorola, PageNet, BellSouth Mobility, PrimeCo, AT&T Wireless, Southern Communications, Georgia Power, Alabama Power, U.S. Coast Guard, Internal Revenue Service, Federal Bureau of Investigation and Bureau of Alcohol, Tobacco & Firearms.

   The Company has rapidly executed its strategy and today owns a significant portfolio of high quality towers that generates increasing revenue and cash flow. The Company believes that its portfolio of strategically located rental towers exhibits the following economic characteristics: (i) high absolute and incremental margins; (ii) stable and predictable cash flow; (iii) a diversified customer base; (iv) high barriers to entry; (v) low customer churn; and (vi) attractive underlying growth. The Company anticipates that this portfolio provides the core asset base from which it will continue the ongoing strategy to acquire and construct clusters of towers in attractive, high growth markets. Further, the Company believes it has created a stable and long-term stream of tower rental revenue that would continue to be generated even if the Company were to discontinue pursuing its aggressive expansion strategy.

   The Company has established a strong market position throughout the Southeastern United States and continues to execute its strategy through both the acquisition and construction of rental towers. Upon completing an acquisition or construction of a new tower, the Company attempts to enhance its financial performance through the application of aggressive marketing techniques and, in the case of acquisitions, through improved operational and engineering management. All of the Company's functional business areas participate in the assessment of all potential acquisition and construction projects and are organized with a goal of rapidly and effectively integrating additional towers into the Company's operations.

   Unlike several industry competitors, the Company has not focused on the rooftop ownership or management businesses as it believes these businesses do not generate the same levels of cash-flow margin which the Company currently experiences through the rental of tower space. However, the Company does own selected rooftops in West Palm Beach, Florida and New Orleans, Louisiana that have cash-flow margins similar to those of its rental towers. The Company also manages a selected number of rooftops located in high profile areas where tower construction and rooftop ownership have proven difficult, including the Empire State Building, The Boca Raton Hotel and Resort and several sites within Disney World in Florida.

   The Company has established a leading position within the tower rental industry in the Southeastern United States. The Southeastern United States is generally characterized by a number of attractive demographic trends including relatively high population and economic growth rates. For example, according to the U.S. Census Bureau, during the three years ending July 1, 1997 the population growth rate in Florida was 5.0%, nearly double that of the overall rate of 2.8% for the United States. Moreover, according to the U.S. Census Bureau, 4 of the top 10 fastest growing cities in the United States are located in the 12 state region targeted by the Company. As a result of this rapid population growth, a large and affluent population base and high levels of business and leisure travel, the Company believes that towers located in major population centers and along major transportation corridors in the Southeastern United States are and will continue to be highly pursued by wireless communications providers and therefore have greater future revenue potential. In addition, the Company believes that new tower construction in these areas is more likely to face local zoning restrictions because of the aforementioned characteristics of the region.

   Business and Growth Strategy

   The Company's objective is to create substantial value from its position as the leading rental tower owner in the Southeastern United States. In order to achieve its objective, the Company has designed and implemented a three-tiered growth strategy of (i) capitalizing on the operating leverage of its business by aggressively marketing available rental space on its towers, (ii) rapidly acquiring towers in key markets and (iii) implementing a selective tower construction program.


   I.   Marketing and Development Strategy

   The Company seeks to capitalize on the operating leverage of its business by increasing the utilization of rental space on its towers. The Company's customers are generally responsible for the installation of their own equipment and the incremental utility costs associated with that equipment. Furthermore, there are no additional monitoring, maintenance or insurance costs to the Company associated with additional customers. Accordingly, the Company believes that when additional rental space is available on its towers, incremental revenue can be achieved at low incremental costs, thereby yielding significant incremental profit margin.

   The implementation of the Company's marketing and development strategy includes the following:

         .  Offer Strategically Located Clusters of Towers.   By owning and
         assembling clusters of towers in strategically attractive regions, the Company believes it is able to offer its customers the ability to rapidly fulfill their network expansion plans. The Company believes that the ability to offer "one stop shopping" services to customers on a local and regional basis provides the Company a significant competitive advantage.

         .  Leverage Customer Relationships.   The Company believes it has
         established a reputation among its customers as a highly professional, responsive tower space provider that routinely fulfills its commitments to its customers. This has been achieved through ongoing investment in the development of multilevel customer relationships. The Company believes that making customers' technical and planning personnel aware of the quality of a particular site, the ease of doing business with one lessor, the location of other Company-owned towers and the Company's ability to construct new sites are important factors in generating interest in the Company's towers.

         .  Track FCC Filings.   All FCC licensees must file applications for
         site locations. Utilizing its proprietary databases and publicly available information, the Company tracks these filings closely to identify tower acquisition and construction opportunities which, due to the site's appeal to a broad base of customers, the Company believes will have significant and predictable future revenue growth. Additionally, the Company closely monitors FCC auctions in order to identify new market entrants.

         .  Promote Quality and Security of Facilities.   The wireless
         communications equipment typically stored in a tower building is becoming increasingly sophisticated and is critical to a wireless communications provider's ability to generate revenue. Accordingly, the Company believes it is of vital importance to its customers that their equipment be in a well-maintained and secure building. The Company believes it has developed a reputation as a provider of high quality and secure sites.

         .  Dedicate Resources to Customer Service.   The Company employs a
         group of individuals who are entirely dedicated to assisting customers with site location and installation logistics. Management of the Company's technical data through effective information systems enables the customer service group to respond quickly and accurately to customers' needs before, during and after the installation of customers' equipment.


   II.   Acquisition Strategy

   The Company's acquisition strategy is focused on (i) the rapid acquisition of towers in key markets as a means to quickly gain critical mass, thereby discouraging other tower consolidators from entering its markets and (ii) the completion of follow-on acquisitions combined with the selective construction of new tower sites to complete coverage of the selected market. In executing its acquisition strategy, the Company generally targets strategically located individual towers or small groups of towers. Since commencing operations in 1995, the Company had completed the acquisition of 516 towers in 145 separate transactions. As of March 4, 1998, the Company had a contract or a letter of intent with respect to 16 proposed acquisitions consisting of 52 towers and through March 4, 1998, had identified and initiated discussions concerning numerous additional acquisition opportunities.


   The Company conducts extensive due diligence prior to consummating an acquisition, leveraging what the Company believes to be its competitive advantage in terms of its experience in, and knowledge of, the tower rental industry. Of the Company's 71 total employees, 23.0% are dedicated to completing acquisitions. The Company utilizes nine full-time tower buyers, who spend substantially all of their time in the field identifying, evaluating and generating acquisition opportunities for the Company. The Company uses a standardized process that it has developed to ensure that acquisitions are evaluated, documented and rapidly processed. In order to execute and ensure the integrity and quality of this process, the Company utilizes outside independent professionals to verify certain accounting, legal and engineering data. The Company believes that this approach has proven effective in permitting the Company to more accurately predict the performance of acquired assets and reduce the risks associated with the Company's acquisitions. The Company utilizes the following primary criteria in evaluating the attractiveness of a potential acquisition:

         .  Target Attractive Wireless Geographic Markets.   Within its targeted
         region, the Company targets population centers and transportation corridors where there is evidence of high growth in wireless communications services. The Southeastern United States is generally characterized by a number of attractive demographic trends including relatively high population and economic growth rates. Today, the Company has strong market positions in many population centers such as Orlando, Atlanta, Birmingham, Tampa and New Orleans. Further, the Company has established a strong market position along the following transportation corridors:

         I-10 from Baton Rouge, Louisiana to Jacksonville, Florida

         I-4 from Daytona Beach, Florida to Tampa, Florida

         I-85 from Atlanta, Georgia to Montgomery, Alabama

         I-75 from Atlanta, Georgia to Naples, Florida

         I-65 from Birmingham, Alabama to Mobile, Alabama

         I-16 from Atlanta, Georgia to Savannah, Georgia

         I-59 from Birmingham, Alabama to New Orleans, Louisiana

         .  Compatibility with Existing Tower Network.   The Company's marketing
         activities provide information as to how a potential acquisition may enhance its existing tower network. The Company considers many factors when evaluating a potential acquisition. For example, the Company considers whether an acquisition will, when combined with existing tower inventory, result in the Company owning a cluster of towers in a given area, thereby providing the Company with a stronger market position. The Company also considers whether the towers in a particular acquisition meet demand for enhanced coverage which has been previously identified by customers. In some instances, the Company may acquire, as part of a group of towers being purchased, an individual tower which falls outside of normal acquisition parameters. Such acquisitions occur only when the Company has determined that the overall transaction is attractive.

         .  Disciplined Valuation Process.   The Company seeks to acquire towers
         that have existing cash flow and the potential for significant future cash flow growth. The price paid for a particular tower depends on many factors including the quality of existing cash flow, location, land values, customer quality and excess tower capacity. For each potential acquisition, the Company reviews the current population coverage of each proposed tower, the nature and quality of the customer base, coverage of current and future major transportation corridors and the location and desirability of competing towers. The Company also makes an assessment of potential cash flow growth and estimates whether additional capital expenditures will be required to add capacity to accommodate future growth.

   The Southern Towers Acquisition.   In March 1998, the Company completed the
acquisition of 201 towers from Southern Communications, a subsidiary of Southern Company, one of the largest utility holding companies in the United States and a large ESMR provider in the United States with a network in the Southeast. The Company paid $83.5 million plus fees and expenses for these towers, which are located in Georgia, Alabama, Mississippi and Florida, substantially all of which were constructed within the last four years. Prior to the acquisition, these towers were principally for the exclusive use of Southern Communications and its affiliates. Only a limited number of third party tenants have been given access to these towers. The towers were generally constructed with capacity significantly exceeding Southern Communications' specific capacity requirements. Accordingly, the Company believes that there is substantial additional revenue potential on these towers.

     The Company believes that the Southern Towers Acquisition has significantly accelerated its progress in achieving its goal to become the leading provider of rental tower space in the Southeast United States. The locations of the Southern towers are complementary to the Company's previously existing inventory of towers and result in a level of geographic coverage which the Company believes is far more comprehensive than that offered by any of its competitors. In particular, the Southern Towers Acquisition provides the Company with a strong market position in Atlanta, one of the fastest growing wireless communications markets in the Southeast. The characteristics of the Southern towers (predominately single tenant with significant remaining capacity) is consistent with the Company's strategy to acquire towers with the potential for substantial future growth.

     In connection with the Southern Towers Acquisition, the Company and Southern Communications have entered into leases whereby Southern Communications or an affiliate is a customer on each of the 201 towers acquired. Under the lease agreements, Southern Communications and its affiliates will pay annual initial aggregate rents of $5.5 million. The leases have initial terms of ten years with five optional renewal periods of five years each exercisable at the customer's option on the same terms as the original leases. The Company is currently in discussions with several large customers with respect to rental space on these towers. Southern Communications has also indicated a desire to lease space on these towers in addition to the space covered by the leases referred to above. The Company has also entered into an option agreement with Southern Communications whereby the Company may supply, acquire or construct an additional 80 sites, the locations of which have been identified by Southern Communications, for rental by Southern Communications or its affiliates. Any of these additional sites would be rented under the same terms as the original leases of the 201 towers described above.


     III.   New Tower Construction Strategy

     The Company's tower site construction is not speculative. Construction is only initiated after at least one anchor customer is identified and after the Company has determined, based on market research, that the capital outlay for the construction project would not exceed a maximum multiple of estimated Tower Level Cash Flow after a given period of time. As such, the Company's capital investments are tailored to provide for anticipated demand with a goal of ensuring the appropriate financial return on each tower constructed through its build program.

     The elements of the Company's tower build program include the following:

           . Disciplined Build Selection Criteria. Through its sales and marketing efforts, the Company seeks to identify suitable tower construction sites based on information obtained from wireless communications providers regarding their network construction plans. The Company evaluates those plans and ensures that an effective solution to meeting customer requirements is employed, whether the result is selling space on an existing tower, acquiring an existing tower, augmenting an existing tower or constructing a new tower. Once such opportunities are identified, the Company acts quickly to select only those opportunities which are financially attractive.

           . Rapid Construction/Build Implementation. After identifying an attractive construction opportunity, the Company moves quickly to:
           (i) secure access to the site by either purchasing or entering into a long-term lease for a parcel of land; (ii) select the appropriate type of tower based on structural capacity needs; (iii) initiate sales and marketing efforts to rent space on the tower; and (iv) complete necessary steps to obtain zoning approvals and building permits. The Company then oversees the construction of the tower by hired sub-contractors.

           . Effective Tower Design and Sourcing. New tower structures are available from a variety of manufacturers. The number of customer attachments that can be installed on any individual tower (the tower's capacity) varies dramatically depending on a number of factors including the original engineering and design of the tower, the geographic area in which the tower is erected and the specific nature of the attachments (coaxial lines, mounting devices and antennas) which customers wish to install. These factors also influence the amount of capital which must be invested to build such towers, which in the case of a 500-foot guyed tower could range from $35,000 to $1,000,000. Tower rental rates are a function of demand, the amount and type of equipment to be installed and the degree of local competition.

     While construction of new towers does not provide immediate cash flow like that of existing towers, the Company believes that due to the generally lower capital requirements for constructed towers versus acquired towers, new tower construction generates a higher return than acquisitions once the new towers are fully leased. Approximately eight new towers are currently under construction by the Company and there is in excess of 100 additional tower projects in various stages of development.


     Company Operations

     Through its centralized management structure, the Company is designed to be an efficient consolidator and operator of rental towers. This is reflected in the methods and processes that the Company employs in managing its day-to-day operations, including the rapid integration of acquisition, tower construction and sales and marketing data into the Company's proprietary management information systems. This approach ensures that tower management is coordinated across the Company's functional areas and that such information is accurate, timely and easily available. The Company has invested heavily in its information systems and believes that its investments in these areas will accommodate significant additional growth.

     The Company has two levels of non-tower operating expenses: corporate development expenses and general and administrative expenses. Corporate development expenses are associated with the Company's acquisition and construction strategies. General and administrative expenses are associated with supporting the Company's day-to-day management of its existing properties. If the Company were to curtail its acquisition and construction activities, the related corporate development costs could be avoided.

     The key components of the Company's operations include (i) effective integration of tower assets into the Company's existing portfolio, (ii) ongoing monitoring of the Company's portfolio of tower assets and (iii) customer sales and support.

     Integration. The pace and level of activity which characterize the Company's acquisition, construction and marketing strategies create certain operational challenges including the efficient integration of the due diligence data and other accounting, legal, regulatory, real estate, engineering and lease information. In response to these challenges, two years ago the Company committed substantial resources to the development of its proprietary management information systems to accommodate the Company's overall acquisition, construction and marketing strategies. As a result, the Company has developed the capability to "instantly integrate" new acquisitions and tower construction activity and initiate sales and marketing efforts immediately upon closing or completion. This capability applies to an acquisition of a single tower as well as the Southern Towers Acquisition, which added 201 towers to the Company's portfolio of assets.

     Ongoing Monitoring. The Company's operations personnel perform routine, ongoing monitoring to ensure the maintenance of accurate data with regard to the Company's tower inventory. Such inventory management includes radio frequency audits and regulatory compliance. The Company seeks to maintain accurate information with regard to customers' equipment that is installed on its towers. The Company believes that this area is overlooked by many rental tower owners, resulting in erroneous information about the availability of tower space and certain existing customers using more capacity than is reflected in their lease. To minimize such errors, the Company conducts radio frequency audits and matches each customer's equipment (which includes base stations, frequencies, coaxial lines and antennas) to those allowed under the customer's lease. Discrepancies are identified and customers are informed of required modifications to the lease terms in order to provide for additional rent. In addition, the Company utilizes this information to facilitate future capacity calculations and predict where and when capital expenditures may be required to provide additional space to new customers. Regulatory compliance and respect for the needs of the communities in which the Company operates are essential to the Company as well as to its customers. Operations personnel ensure that all sites are in compliance with all FAA and FCC regulations and other local requirements. Regulatory data is integrated into the Company's management information systems and is provided to current and potential customers as part of equipment installation support efforts.

     Customer Sales and Support. The Company's customer sales support group is dedicated to responding to the needs of current and potential customers. Support is offered to customers in connection with assessing a selected tower's capacity, determining the potential for radio frequency interference from new equipment and providing required documentation as to ownership and other property issues. This service function seeks to facilitate the customer's decision to initiate installation on the Company's tower and, the Company believes, has enhanced the Company's reputation as a full-service and responsive provider of rental tower space.


     Economics of Pinnacle's Business

     Today, the Company owns a portfolio of tower assets that it believes has the following favorable economic characteristics:

         . High Absolute and Incremental Margins. The Company's towers are fixed-cost assets with minimal variable costs associated with revenue from leasing available space to additional or existing customers, as each customer generally assumes the costs of installation, utilities and equipment maintenance. Accordingly, a rental tower owner can generate increasing operating margins when new customers are added, resulting in high incremental free cash flow available to service debt. For the year ended December 31, 1997, the Company's Tower Level Cash Flow Margin was 79.6%.

         . Stable and Predictable Cash Flow. The Company believes that it benefits from the long-term contract nature of its tower rental business and the predictability and stability of monthly, prepaid and recurring revenue. The Company generally leases space on its towers to wireless communications providers under three to five-year leases. In addition, a majority of the Company's leases provide built-in annual rate increases of the greater of a specified percentage, (which typically ranges from 3-5%), or the change for the relevant period in the CPI. Furthermore, because a significant proportion of tower rental revenue is received from customers that are predominantly large companies and because towers provide a basic utility-like service (which can be terminated by a tower owner if rent is not paid), the Company generally experiences low levels of bad debt expense. In 1997, the Company's bad debt expense as a percentage of revenue was 1.0%.

         . Diversified Customer Base. There is broad representation of wireless communications providers and underlying technologies reflected in the Company's customer base. Accordingly, the Company believes that the stability and growth of its revenue will reflect that of the wireless communications industry in general, rather than any specific customer or segment within that industry. The Company has a diversified base of over 675 customers, only one of which accounts for more than 5% of the Company's total revenue.

         . Barriers to Entry. Towers are subject to a variety of federal and local regulations which make construction of towers difficult, expensive and time consuming, especially in highly populated or high transmission areas. In addition, in areas where the Company has established a critical mass of rental tower inventory adequate to supply customers' site requirements, construction of alternative towers will be less attractive to others due to the likelihood of lower returns on those towers.

         Wireless communications providers seeking to construct their own proprietary, limited use towers face continued opposition by municipalities, which are reducing the opportunities for such new towers to be built and supporting the trend toward co-location on rental towers.

         . Low Customer Churn. The Company typically experiences low customer churn as a result of the high relocation costs incurred by customers. When customers enter into long-term contracts for tower space, those customers generally make significant capital and network engineering commitments to the related site. The Company believes that these levels of commitment made by its customers support the long-term nature and predictability of the Company's revenue. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration, obtaining FCC and municipal approval and the time required to complete these activities may not be justified by any potential savings in reduced tower operating expense. As a result, the Company experienced customer churn of 0.8% in 1996 and 0.6% in 1997.

         . Attractive Underlying Growth and Prospects. According to industry publications, the paging industry has experienced annual average growth rates of approximately 26.8% over the past few years and, the cellular industry had a growth rate of 27.5% from June 30,1996 to June 30, 1997. According to industry publications, as of December 31, 1997, penetration for wireless services was approximately 21.0% and is projected to grow to 53.0% by 2007. The Company's rental towers are basic infrastructure components for all major wireless communications services, including cellular, paging, two-way radio, broadcast television, microwave, wireless data transmission and SMR customers. As a result, the Company believes that its tower rental revenue will reflect the growth of its customer base over the next several years.


Customers

     As of March 4, 1998, the Company had over 2,400 separate tower space leases. The Company has a diversified base of over 675 customers, only one of which accounts for more than 5% of the Company's total revenue.

     The Company has a diverse mix of customers representing the various technologies and segments of the wireless communications industry. As a result, the Company believes it is not dependent on any one segment of the wireless communications industry for future revenue growth. The following is a summary of the Company's Annualized Run Rate Revenue by customer type and approximate percentage of revenue derived therefrom as of March 4, 1998:

                                                          Percentage
         Customer Type                                    of Revenue
         -------------                                    ----------

         SMR.............................................        31%
         Paging..........................................        24%
         Land Mobile.....................................        20%
         PCS.............................................        10%
         Government......................................         6%
         Cellular........................................         5%
         Broadcasting....................................         3%
         Data............................................         1%
                                                                ---
             Total.......................................       100%
                                                                ===

     The following is a summary of the Company's towers by state, as of March 4, 1998:

                                                             Number
         State                                             of Towers
         -----                                             ---------

         Florida                                                 153
         Georgia                                                 131
         Alabama                                                  94
         Louisiana                                                64
         Mississippi                                              36
         South Carolina                                           18
         Texas                                                    15
         Maryland                                                 12
         Virginia                                                 12
         Tennessee                                                 7
         North Carolina                                            6
         Arkansas                                                  5
         New York                                                  1
                                                               -----
             Total                                               554
                                                               =====

     The Company believes it has effectively executed its strategy to accumulate clusters of towers in designated market areas especially with respect to certain urban areas within its targeted region. For example, as of March 4, 1998, the Company had 43 towers in the Orlando, Florida market, 42 towers in the Atlanta, Georgia market, 34 towers in the Birmingham, Alabama market, 26 towers in the Tampa/Sarasota, Florida market and 26 towers in the New Orleans, Louisiana market.


Properties

     The Company both owns and leases the real property upon which its towers are located. As of March 4, 1998, the Company owned 397 towers on parcels of real estate that are leased and 141 towers on parcels of real estate that are owned.

     Additionally, the Company leases its corporate headquarters in Sarasota, Florida. The aggregate square footage of office space under this lease is 10,505. The lease term ends on September 30, 2000, and rent paid by the Company for its headquarters was approximately $159,200 in 1997. The Company believes that its facilities are adequate for its short-term needs and does not expect difficulty replacing such facilities or locating additional facilities, if needed.

Competition

     The markets in which the Company operates are highly competitive. The Company competes with wireless communications providers who own and operate their own tower networks, site development companies which acquire space on existing towers, rooftops and other sites, other independent tower companies and traditional local independent tower operators. Wireless communications providers who own and operate their own tower networks generally are larger and have greater financial resources than the Company. The Company believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. The Company believes that competition for tower acquisitions will increase and that additional competitors will enter the tower rental market, some of which may have greater financial resources than the Company.

Regulatory Matters

     Federal Regulations. Both the FCC and FAA promulgate regulations relative to towers used for wireless communications. Such regulations primarily relate to the siting, lighting and marking of towers. Most proposed antenna structures that are higher than 200 feet above ground level or that may interfere with the flight path of a nearby airport must be studied by the FAA and registered with the FCC. Upon notification to the FAA of a potential new tower or a proposed change in the height or location of certain existing towers, the FAA assigns a number to and conducts an aeronautical study. Upon the finding that a proposed tower, new or modified, does not constitute a hazard to air navigation, the FAA will require certain painting and lighting requirements to be met to maximize the visibility of the tower. All towers subject to the FAA notification process must be registered by the tower owner with the FCC. At FCC registration, the FCC generally requires the painting and lighting requirements of the FAA to be met. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. The FCC enforces the tower painting and lighting requirements. Failure to comply with applicable requirements may lead to civil liabilities. Wireless communications devices operating on towers are separately regulated by the FCC and independently licensed based upon the particular frequency used.

     The Telecommunications Act of 1996 (the "Telecom Act") amended the Communications Act of 1934 to prevent the FCC preemption of local and state land use decisions and preserves the authority of state and local governments over zoning and land use matters concerning the construction, modification and placement of towers, except in limited circumstances. The Telecom Act prohibits any action that would (i) discriminate between different wireless communications providers or (ii) ban altogether the construction, modification or placement of radio communications towers. The Telecom Act requires the federal government to establish procedures to make available on a fair, reasonable and nondiscriminatory basis property rights-of-way and easements under federal control for the placement of new telecommunications services. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

     All towers must comply with the National Environmental Policy Act of 1969 as well as other federal environmental statutes. The FCC's environmental rules place responsibility on each applicant to investigate any potential environmental effect of tower placement and operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the licensing of a particular tower site.

     Local Regulations. Local regulations include city, county and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials prior to tower construction.

     Environmental Regulation. In addition to the FCC's environmental regulations, the Company is subject to various other federal, state and local health, safety and environmental laws and regulations. The Company believes that it is in material compliance with existing applicable health, safety and environmental laws and regulations and has all necessary permits and licenses.

Employees

     As of December, 1997, the Company had approximately 65 full-time employees, of which 47 work in the Company's Sarasota, Florida headquarters office. None of the Company's employees are unionized, and the Company considers its relationship with its employees to be good.

REIT Status

     The Company has elected to be treated as a REIT. A REIT is generally not subject to federal corporate income taxes on that portion of its ordinary income or capital gain for a taxable year that is distributed to stockholders within such year. To qualify and remain qualified as a REIT, the Company is required for each taxable year to satisfy certain requirements pertaining to organization, sources of income, distributions and asset ownership. Among the numerous requirements which must be satisfied with respect to each taxable year in order to qualify and remain qualified as such, a REIT generally must
(i) distribute to stockholders 95% of its taxable income computed without regard to net capital gains and deductions for distributions to stockholders,
(ii) maintain at least 75% of the value of the Company's total assets in real estate assets (generally real property and interests therein), cash, cash items and government securities, (iii) derive at least 75% of its gross income from investments in real property or mortgages on real property and (iv) derive at least 95% of its gross income from real property investments described in
(iii) and from dividends, interest and gain from the sale or disposition of stock and securities and certain other types of gross income. Income tax regulations provide that the term "real property" for the foregoing requirements means land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. The IRS has ruled in a revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to those of the Company as well as ancillary buildings, heating and air conditioning systems and fencing constitutes inherently permanent structures and are therefore real estate assets.

     The Company could be subject to a variety of taxes and penalties if at any time the Company engages in certain prohibited transactions, fails to satisfy certain REIT distribution requirements or recognizes gain on the sale or disposition of certain types of property. In addition, if the IRS determines that the Company has failed to satisfy any of the requirements to maintain its qualification as a REIT for any taxable year, and cannot utilize any of the relief provisions which may be applicable, then the Company will be subject to corporate level income tax at regular corporate rates on its net income unreduced by distributions to stockholders, together with interest and penalties. However, because the Company has not reported any net taxable income (determined before the deduction for dividends paid) in its corporate income tax returns following its filing of an election to be taxed as a REIT, unless its reported net taxable loss is adjusted, the risk that any corporate income tax liability would result from a retroactive determination by the IRS that the Company has, to date, failed to satisfy all of the requirements for REIT qualification during any such year would be minimal. However, with respect to any year in which the Company recognizes positive net taxable income, the loss of REIT status or a determination that the Company did not qualify as a REIT may have a material adverse affect on the Company's financial condition or results from operations. In such circumstances, the Issuer may have made the distributions to its stockholders required for REIT status described above in an attempt to qualify for REIT status but would not be entitled to receive such distributions back from the stockholders or a tax deduction for such distributions.

     In February 1998, President Clinton proposed the enactment of tax legislation. Included in the President's proposal were certain provisions to change the income tax treatment of REITs. One such provision would impose an additional requirement for REIT qualification that no person can own either
(i) more than 50% of the total combined voting power of all classes of voting stock of a REIT or (ii) more than 50% of the total value of shares of all classes of stock of a REIT. As set forth under the caption "Principal Stockholders", over 80% of the stock of the Issuer is owned by ABRY II. However, as presently proposed, such additional requirements for REIT qualification would be effective only for entities electing REIT status for taxable years beginning on or after the date of first committee action, thereby effectively grandfathering the Issuer from such provision. There can be no assurance that any future tax legislation will contain such a grandfathering provision or will not adversely affect the continued qualification of the Company as a REIT.

Legal Proceedings

     The Company is from time to time involved in ordinary litigation incidental to the conduct of its business. The Company believes that none of its pending litigation will have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

     Set forth below is certain information concerning the Company's directors, executive officers and key employees.

Name                     Age   Position
----                     ---   --------

Robert Wolsey..........   47   Director, President and Chief Executive Officer
                               and Chief Operating Officer

James Dell'Apa.........   40   Director, Executive Vice President

Steven Day.............   45   Director, Vice President, Secretary and Chief
                               Financial Officer

David Zahn.............   33   Vice President of Operations

Ben Gaboury............   46   Vice President of Sales and Marketing

Martin Alvarez.........   43   Chief Information Officer

Andrew Banks...........   43   Director

Peni Garber............   35   Director

Peggy Koenig...........   41   Director

Royce Yudkoff..........   42   Director

     Robert Wolsey is primarily responsible for the overall direction of the Company's acquisitions and operations and has substantial experience in consolidating fragmented industries. From 1990 to 1994, Mr. Wolsey, as Chief Executive Officer of Pittencrieff Communications, Inc. (PCI), a regional consolidator of SMR operators, spearheaded the acquisition of 28 SMR businesses and related assets (including over 100 towers) for a purchase price of over $30 million. During Mr. Wolsey's tenure at PCI, revenue increased from $100,000 to over $28 million. In June 1993, PCI completed its initial public offering in an offering that raised over $74 million. At the time of Mr. Wolsey's departure from PCI in April 1994, it had a market capitalization in excess of $200 million. From 1983 to 1989, Mr. Wolsey, as President of Pittencrieff PLC and a predecessor company, negotiated and acquired over $30 million in oil and gas assets in 16 separate transactions. He has a Bachelor of Science (Honors) degree in Color Physics from the University of Manchester.

     James Dell'Apa is principally responsible for managing the initiation and negotiation of acquisitions. Mr. Dell'Apa has brokered SMR, tower, paging, and two-way businesses since 1991 and has had various levels of involvement with over 250 transactions with a combined valuation of over $650 million. Before his acquisitions work, he was a technical consultant in Washington, D.C. responsible for planning large-scale military networks for government consulting firms under the employment of Booz Allen & Hamilton and Advanced Technology (later Planning Research Corporation and Black and Decker). Mr. Dell'Apa also worked for Georgetown University's International Law Institute developing long-term, intensive training programs on Negotiation and Policy for Developing Telecommunications Infrastructure for senior level government ministers. He has a law degree from American University in Washington, D.C., a technical Masters degree in Telecommunications from the University of Colorado (Boulder), and a liberal arts/bachelors degree from the University of Northern Colorado.

     Steven Day is primarily responsible for the Company's financial, legal and administrative affairs and for the integration of acquired properties. Mr. Day was a partner in the accounting firm of Price Waterhouse LLP until joining the Company in February 1997. Since 1986, he has been involved with high-growth companies principally in technology-based industries and, for the last several years, worked with large venture capital and leveraged buyout firms in his role in the Price Waterhouse Mergers and Acquisitions Group. Mr. Day has substantial experience in dealing with companies which have filed initial public offerings and public debt related registration statements. Mr. Day earned a Masters of Business Administration at Loyola University of Chicago and a Bachelor of Arts degree at the University of West Florida.

     Ben Gaboury is primarily responsible for the sales and marketing operations of the Company. Mr. Gaboury was employed for 17 years with Motorola Inc. in various sales and sales management positions. Before joining the Company in October 1996, Mr. Gaboury was responsible for planning the strategy that Motorola employed in connection with the build out of its SMR network in New York and the New England area. He then executed the plan to market SMR services as well as related rental towers. Mr. Gaboury holds a Masters Degree from Jersey City State College and a Bachelors Degree from Fairleigh Dickinson University.

     David Zahn is primarily responsible for the ongoing maintenance of the Company's existing tower inventory, new site construction, capacity augmentation and new customer's equipment integration. He joined Pinnacle in September 1996. From 1987 to 1996, Mr. Zahn worked for 360 Communications (formerly Sprint Cellular and Centel Cellular) where he held a variety of positions ranging from Project Manager, Transmission Engineer, Radio Frequency Engineering Supervisor and Traffic Engineering Manager. His most recent management position was Director of Engineering where he was responsible for a $50 million capital program related to the construction of cellular transmission towers and the associated communications network. Mr. Zahn earned his degrees in Bachelor of Science in Electrical Engineering Technology and an Associate in Applied Electronic Communications Engineering Technology from the Milwaukee School of Engineering.

     Martin Alvarez is primarily responsible for the Company's Information Technology and Services. Prior to joining the Company in June 1997, Mr. Alvarez was a Senior Manager in the Management Consulting Services division of Price Waterhouse LLP. Mr. Alvarez has been involved with the growth and management of Information Technology and Services at Pinnacle since April of 1996. His experience includes work for a variety of industries that include telecommunications, entertainment, manufacturing, utilities, among other industries. Mr. Alvarez' experience includes management of various technology areas, systems development and implementation, systems programming, effectiveness evaluation and strategic planning. Mr. Alvarez earned his degree in Bachelor of Science in Engineering Science, Computer Science Option from the University of South Florida.

     Andrew Banks is Chairman of ABRY Holdings Inc. Previously, Mr. Banks was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1986 until 1988, he shared significant responsibility for the firm's media practice. Mr. Banks is presently a director of various companies, including DirecTel and Cat, Ltd. Mr. Banks is a graduate of the Harvard Law School, a Rhodes Scholar holding a Master's degree from Oxford University and a graduate of the University of Florida.

     Peni Garber is a principal at ABRY Partners, Inc. ("ABRY"). She joined ABRY in 1990 from Price Waterhouse LLP where she served as Senior Accountant in the Audit Division from 1985 to 1990. Ms. Garber is presently a director of Nexstar Broadcasting Group, L.P. and Sullivan Broadcasting Company, Inc. Ms. Garber graduated summa cum laude from Bryant College.

     Peggy Koenig is a partner in ABRY. She joined ABRY in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, partner and member of the Board of Directors of Sillerman Communications Management Corporation, a merchant bank, which made investments principally in the radio industry. Ms. Koenig was the Director of Finance from 1986 to 1988 for Magera Management, an independent motion picture financing company. She is presently a director of Sullivan Broadcasting Company, Inc., Connoisseur Communications Partners, L.P. and Weather

Services Corporation. She received her MBA from the Wharton Business School and received an undergraduate degree from Cornell University.

     Royce Yudkoff is President and Managing Partner of ABRY. Previously,
Mr. Yudkoff was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1985 through 1988, he shared significant responsibility for the firm's media practice. Mr. Yudkoff is presently a director of various companies including Sullivan Broadcasting Company, Inc., Nexstar Broadcasting Group, L.P. and Metrocall. He graduated as a Baker Scholar from the Harvard Business School and is an honors graduate of Dartmouth College.

Board Committees

     The Company's Board of Directors has appointed an Audit Committee, a Compensation Committee and an Executive Committee. The members of the Audit Committee are Mr. Day, Ms. Garber and Ms. Koenig. The members of the Compensation Committee are Mr. Yudkoff, Ms. Koenig and Mr. Day. The members of the Executive Committee are Mr. Wolsey, Ms. Koenig and Mr. Yudkoff.

Compensation of Directors

     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director receives separate compensation for services rendered as a director.

Compensation of Executive Officers

     The following table sets forth information concerning the compensation for each of the last three years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                           Summary Compensation Table

                                               Annual Compensation                   Long-term Compensation
                                        ---------------------------------  -------------------------------------
                                                                                     Awards             Payouts
                                                                           --------------------------  ---------
                                                                 Other
                                                                 Annual    Restricted    Securities               All Other
                                                                Compen-       Stock      Underlying      LTIP      Compen-
                                                                 sation      Awards        Options      Payouts     sation
Name and Principal Position(a)    Year  Salary ($)  Bonus ($)     ($)          ($)           (#)          ($)        ($)
------------------------------    ----  ----------  ---------  ----------  -----------  -------------  ---------  ----------

Robert Wolsey...................  1997   $156,000    $70,000     6,500(b)          --             --         --          --
  Chief Executive Officer         1996    129,698     30,000        --             --             --         --          --
  and President                   1995     50,000         --        --        $10,000             --         --          --

James Dell'Apa..................  1997    156,248         --        --             --             --         --          --
  Vice President and              1996    128,125     30,000        --             --             --         --          --
  Chief Operating Officer         1995     50,000         --        --         10,000             --         --          --

Steven Day......................  1997    131,250         --        --         12,000             --         --          --
  Vice President and              1996         --         --        --             --             --         --          --
  Chief Financial Officer         1995         --         --        --             --             --         --          --

Ben Gaboury.....................  1997    126,094         --        --             --             --         --          --
  Vice President                  1996     31,789         --        --          1,200             --         --          --
  Sales and Marketing             1995         --         --        --             --             --         --          --

David Zahn......................  1997    126,260         --        --             --             --         --          --
  Vice President Operations       1996     36,102         --        --          1,200             --         --          --
                                  1995         --         --         -             --             --         --          --

(a)  See also, "Employment Agreements".
(b)  Amount of reimbursement for payment of income taxes.

Employment Agreements

     The Company has entered into employment agreements (the "Employment Agreements") with each of Messrs. Wolsey, Dell'Apa and Day (the "Principal Employees"). The terms of the Employment Agreements are substantially similar. The Employment Agreements provide that each of the Principal Employees will be employed by the Company until his resignation, death or disability or other incapacity, or until terminated by the Company. Under the Employment Agreements, each of the Principal Employees will receive, among other things, (i) an annual base salary and (ii) other benefits as described in the Employment Agreements (including all employee benefit plans and arrangements that are generally available to other employees). Each of the Employment Agreements includes noncompetition and nonsolicitation provisions restricting the respective employees' ability to engage in activities competitive with the Company for a period of two years following termination of employment. In the event of the termination of an executive, the agreements provide for severance benefits including salary and health plan benefits for periods ranging from six to 18 months.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 4, 1998, information as to the Company's stock beneficially owned by (i) each director of the Company,
(ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock. In addition to the common stock, the Company's capital includes 10,000 shares of preferred stock. No shares of the Company's preferred stock are issued or outstanding.

Shares Beneficially Owned


                                                                                                           Percentage
                                                                                                            Economic    Percentage
                                                                                                            Ownership   of Voting
Name of Stockholders, Directors     Class A Common    Class B Common    Class D Common    Class E Common     of all    Power of all
-------------------------------    ----------------  ----------------  ----------------  ----------------    Common       Common
and Executive Officers(a)           Shares(b)    %    Shares(b)    %    Shares(b)    %    Shares(b)    %      Stock        Stock
-------------------------          -----------  ---  -----------  ---  -----------  ---  -----------  ---  ----------  ------------

ABRY Broadcast Partners II,
  L.P.(c)........................      200,000  98.8          --    --          --    --     140,260  98.2       81.3          81.3
Robert Wolsey(d).................           --    --      10,000  83.3      11,000  27.5          --    --        6.4           6.4
James Dell'Apa...................           --    --       1,500  12.5      10,000  25.0       2,500   1.8        4.6           4.6
Steven Day(e)....................           --    --         500   4.2      10,000  25.0          --    --        3.8           3.8
Ben Gaboury......................           --    --          --    --       1,000   2.5          --    --          *             *
David Zahn.......................           --    --          --    --       1,000   2.5          --    --          *             *
Andrew Banks.....................           25     *          --    --          --    --          --    --          *             *
Peni Garber......................           25     *          --    --          --    --          --    --          *             *
Peggy Koenig.....................           50     *          --    --          --    --          --    --          *             *
Royce Yudkoff(f).................      200,050  98.8          --    --          --    --     140,260  98.2       81.3          81.3
All directors and executive
  officers as group..............      200,150  98.8      12,000   100      33,000  82.5     142,760   100       96.1          96.1

*    Indicates less than 1 percent.
(a) The address of all persons in this table is c/o Pinnacle Towers Inc., 1549 Ringling Blvd., Sarasota, Florida 34236.
(b) As used in this table, "beneficial ownership" means sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.
(c) ABRY Holdings, Inc., the general partner of ABRY Capital, which is the general partner of ABRY II, is wholly-owned by Mr. Yudkoff.
(d) Mr. Wolsey is deemed the beneficial owner of his Class B common stock and his Class D common stock through his control of Pantera, Inc. and Pantera Partnership Ltd.
(e) Mr. Day is deemed the beneficial owner of his Class D common stock through his control of South Creek, Inc. and South Creek Partnership Ltd.
(f) Mr. Yudkoff is deemed the beneficial owner of the Class A common stock and Class E common stock held by ABRY II. See note (c) above.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Subscription and Stockholders Agreement

     The principal stockholders of the Issuer (ABRY II, and Messrs. Wolsey, Dell'Apa and Day) are parties to the Subscription and Stockholders Agreement, dated April 17, 1995, as amended May 3, 1995 and September 22, 1997, (the "Stockholders' Agreement"). The Stockholders' Agreement gives such stockholders the preemptive right, with some exceptions, to acquire their pro rata share of future issuances of capital stock of the Issuer. The following issuances are exempt from this preemptive right: (a) to any employee of the Issuer; (b) in connection with an acquisition or merger; (c) pursuant to a public offering;
(d) upon the exercise, conversion, or exchange of any option or convertible security; (e) of up to a total of 200,000 Class A common stock to ABRY II at a price of $100 per share; (f) as a part of any recapitalization or reorganization; (g) upon the conversion of Class D common stock into Class C common stock; and (h) as a distribution to stockholders in the form of securities of the Issuer.

     Parties to the Stockholders' Agreement have certain rights and obligations in connection with a sale by ABRY II of shares in the Issuer, a sale of the Issuer and a reorganization or recapitalization of the Issuer in anticipation of a sale of the Issuer or a public offering. In the case of a sale by ABRY II of shares in the Issuer, stockholders party to the Stockholders' Agreement will have the right to participate pro rata in such a sale. In the case of a sale of the Issuer approved by its stockholders or a reorganization or recapitalization in anticipation of a sale or a public offering, stockholders party to the Stockholders' Agreement will have the obligation to participate in such transaction.

     The Stockholders' Agreement also governs the vesting of the Class D common stock issued to certain executives and employees of the Issuer and provides for certain put and call rights, among the Issuer and its current stockholders with respect to the Class B common stock and Class D common stock upon the termination of employment or death of Messrs. Wolsey, Dell'Apa, or Day.

Capital Contribution Agreement

     The Issuer has entered into the Capital Contribution Agreement with ABRY II, pursuant to which ABRY II has agreed to make equity contributions to the Issuer, up to an aggregate capital contribution of $50.0 million, in an amount equal to (i) 100.0% of the Issuer's general and administrative expenses and corporate development expenses and (ii) the amount necessary to cure any payment or financial covenant default under the Senior Credit Facility. As of March 4, 1998, ABRY II has contributed $34.0 million of the aggregate $50.0 million capital contribution commitment. Additionally, ABRY II is the guarantor of a note of the Issuer payable to a former tower owner in an amount totaling approximately $3.9 million.

Pinnacle Towers II Inc.

     In November 1997, certain of the stockholders of the Issuer formed a new company, Pinnacle Towers II Inc. ("PTI II"). PTI II is an affiliate of the Issuer as PTI II is an entity under common control with the Issuer, as ABRY II and certain executives of the Issuer control a majority of PTI II stock. PTI II was formed for the purpose of pursuing certain opportunities, such as potential joint ventures and other businesses related to the tower rental industry. PTI II has a $5.0 million credit facility with a bank.

     In November 1997, the Issuer sold, for cash, certain of its towers and projects-in-progress to PTI II. In this transaction, the Issuer sold 12 towers and 34 projects which were in process. The purchase price was $2.2 million. In connection with this sale, the Issuer entered into a management agreement with PTI II, whereby the Issuer provides management services with regard to the PTI II towers and projects. The term of the management agreement is one year and is renewable annually upon notice by PTI II to the Issuer, on terms to be determined upon renewal. Under the agreement, charges for services performed are billed at the Issuer's cost, plus an agreed upon margin, as defined in the agreement. As of December 31, 1997, charges for services under the agreement were insignificant.

Management Indebtedness

     At December 31, 1997, the Company had loans receivable from Mr. Dell'Apa, a named executive officer, and a former executive officer and stockholder, Michael Craig, in the amounts of $94,000 and $100,000, respectively. The loan to Mr. Dell'Apa is secured by a mortgage on certain real property and by a pledge of all of Mr. Dell'Apa's Class D common stock of the Company. The $100,000 loan to Mr. Craig was paid in full in February 1998. Such loans bear interest payable quarterly at a rate equal to the Company's bank rate less 600 basis points.

                        DESCRIPTION OF CREDIT FACILITIES

Senior Credit Facility

   In September 1995, Pinnacle Towers Inc. (the principal subsidiary and operating company of the Issuer) entered into the Senior Credit Facility which provided for $25.0 million of senior debt financing through reducing revolving line of credit and revolver/term loan. In September 1996, the Company and its lenders agreed to expand the commitment amount to $100.0 million. In connection with the Southern Towers Acquisition, the Company and its lenders agreed to expand the commitment under the Senior Credit Facility to $200.0 million initially, which was amended to provide a $150.0 million commitment upon the closing of the Private Offering. The commitment under the Senior Credit Facility may be increased up to $250.0 million at the request of the Company and at the option of the lenders. Advances under the Senior Credit Facility are available to fund acquisitions and construction of towers and for general corporate purposes. Upon the closing of the Private Offering, outstanding borrowings and availability under the Senior Credit Facility were approximately $14.2 million and $120.6 million, respectively, after giving effect to (i) repayment of $158.6 million of outstanding borrowings with a portion of the proceeds of the Private Offering, (ii) reduction of the Senior Credit Facility to a commitment of $150.0 million and (iii) consideration of $15.2 million of outstanding letters of credit which reduce availability under the Senior Credit Facility.

   Immediately prior to the closing of the Private Offering, advances under the Senior Credit Facility accrued interest at the Company's option at either LIBOR plus a margin of up to 2.75% or the base rate, plus a margin of up to 1.75%. In addition, the Company was required to pay commitment fees based on the unused portion of the commitments and customary facility fees on the total amount of the commitments. Upon closing of the Private Offering, the Senior Credit Facility was amended to reduce the commitment amount to $150.0 million and to change the maximum LIBOR margin to 2.875%. The Issuer has guaranteed the Senior Credit Facility.

   The Senior Credit Facility is secured by a lien on substantially all of the Company's assets and a pledge of substantially all of the Company's capital stock. The credit agreement contains customary covenants such as limitations on the Company's ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to stockholders, or prepay subordinated debt. Under the credit agreement, the Company may not permit the Leverage Ratio to exceed certain amounts, as defined in the Senior Credit Facility.

ABRY Bridge Loan

   In February 1998, the Company entered into the ABRY Bridge Loan, whereby the Company borrowed $12.5 million to partially finance the Southern Towers Acquisition. Amounts outstanding under the ABRY Bridge Loan bore interest at the rate of 9.0% per annum. Interest and principal under the ABRY Bridge Loan are payable within one year from the date of the related borrowing. A portion of the proceeds from the Private Offering were used to repay in full and retire the ABRY Bridge Loan.

                            DESCRIPTION OF NEW NOTES

General

   The New Notes are to be issued under an Indenture, dated as of March 20, 1998 (the "Indenture"), between the Issuer and The Bank of New York, as trustee (the "Trustee"). The Original Notes were also issued under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "(S)" or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. Copies of the Indenture and the Exchange and Registration Rights Agreement referred to below (see "--Registration Covenant; Exchange Offer" below) are filed as exhibits to the Registration Statement filed with the Commission of which this Prospectus is a part.

   The New Notes will be senior unsecured obligations of the Issuer, will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Issuer (including any Original Notes that remain outstanding after the Exchange Offer) and senior in right of payment to all existing and future subordinated debt of the Issuer.

   The operations of the Issuer are conducted primarily through its subsidiaries. As such, the Issuer is primarily dependent upon the cash flows of its subsidiaries to meet its obligations, including its obligations under the New Notes. As a result, the New Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Issuer's subsidiaries. Any right of the Issuer to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Issuer is itself recognized as a creditor of such Subsidiary, in which case the claims of the Issuer would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Issuer.

   As of the date of the Indenture, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries, which will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Interest and Maturity

   The Notes mature on March 15, 2008. The Notes are not limited in principal amount. $325 million aggregate principal amount of Notes were initially issued on the Closing Date. Thereafter, from time to time, the Issuer may issue additional Notes subject (other than with respect to the issuance of the New Notes) to compliance with the provisions of the Indenture described under "-- Covenants--Limitation on Consolidated Debt". The Notes are issued in denominations of $1,000 and integral multiples thereof. The Original Notes were offered at a discount from their principal amount at maturity with the initial Accreted Value per $1,000 in principal amount of Notes equal to $614.74 (representing the original price at which the Notes are being offered). The Notes accrete (representing the amortization of original issue discount) on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on March 15, 2003 (the "Full Accretion Date"). No interest (other than Liquidated Damages, if any) is payable in cash on the Notes prior to the Full Accretion Date. Beginning on the Full Accretion Date the Notes will accrue interest at the rate of 10% per annum, which will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2003, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the immediately preceding March 1 or September 1, as the case may be. The Notes bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the rate of 11 1/2% per annum. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. ((S)(S) 301, 307 and 310)

   Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes is payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, provided that at the option of the Issuer, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Issuer, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. ((S)(S) 301, 305 and 1002)

   No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. ((S) 305)

Form, Denomination, Book-Entry Procedures and Transfer

   The New Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. In addition, the transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

   Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

   Depository Procedures

   DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Issuer that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

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

   The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "-Exchange of Book-Entry Notes for Certificated Notes".

   Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.

   Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. None of the Issuer or the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, will be settled in same-day funds.

   DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility

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

for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

   Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Optional Redemption

   Except as described below, the Notes are not redeemable at the Issuer's option prior to March 15, 2003.

   The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the immediately preceding Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning March 15 of the years indicated below:


                                                           Redemption
   Year                                                       Price
   ----                                                       -----
   2003                                                      105.000%
   2004                                                      103.333%
   2005                                                      101.667%
   2006 and thereafter                                       100.000%


   The Notes are subject to redemption prior to March 15, 2003 only in the event that on or before March 15, 2001 the Issuer receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings, in which case the Issuer may, at its option, use all or a portion of any such net proceeds to redeem Notes in a principal amount of at least $5 million and up to an aggregate amount equal to 35% of the Notes at a redemption price equal to 110% of the Accreted Value of the Notes to but excluding the Redemption Date plus accrued and unpaid Liquidated Damages thereon, if any, to the Redemption Date, provided, however, that Notes in an amount equal to at least 65% of the principal amount of the Notes originally issued on the Closing Date remain outstanding after such redemption (excluding any Notes held by the Issuer or any of its subsidiaries). Any such redemption must occur on a Redemption Date within 60 days of any such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in face amounts of $1,000 or an integral multiple of $1,000.

   If less than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

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

Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption and, unless the Issuer defaults in the payment of the redemption price, Notes or portions of them called for redemption will no longer be deemed outstanding. ((S)(S) 203, 1101, 1104, 1105 and 1107).

Mandatory Redemption

   The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

   Change of Control

   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the Offer to Purchase described below at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase or, if such Offer to Purchase is to be consummated prior to the Full Accretion Date, 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid Liquidated Damages thereon, if any, to the date of purchase. Within thirty days following any Change of Control, the Issuer will mail an Offer to Purchase to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such Offer to Purchase, which date shall be no earlier than 20 business days and no later than 60 days from the date such Offer to Purchase is mailed. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to the Offer to Purchase.

   The Senior Credit Facility restricts the Issuer's ability to prepay debt, including the Notes, and also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Senior Credit Facility or such other future agreements. See "Risk Factors--Ability to Purchase Notes Upon a Change of Control".

   The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   The Issuer is not required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to the Offer to Purchase made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

   "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the

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

assets of the Issuer and its Subsidiaries, taken as a whole, to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), other than to Permitted Holders; (ii) the approval by the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the applicable Indenture); (iii) any Person or Group (other than Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of the Issuer or any successor to all or substantially all of its assets; or (iv) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (i) was a member of such Board of Directors on the date of the original issuance of the Notes or (ii) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Permitted Holders" means as of the date of determination (i) Andrew Banks, Royce Yudkoff or Robert Wolsey and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and (ii) any other Person, the majority of whose Voting Stock is directly or indirectly owned by any Person described in clause (i) above .

   Asset Dispositions

   The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Disposition unless (i) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee), (ii) except in the case of a Tower Asset Exchange, at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Disposition shall be cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of the Issuer or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability, (b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 20 days of the applicable Asset Disposition and (c) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of a Restricted Subsidiary all of the Capital Stock of which is disposed of in such Asset Disposition, which liabilities have ceased to be liabilities of the Issuer or any Restricted Subsidiary as a result of such Asset Disposition, shall be considered cash for purposes of such provision, and (iii) after the consummation of such Asset Disposition, the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Disposition within 365 days of receipt thereof, less any amounts invested in assets related to, or the majority voting Capital Stock of entities operating in, the same line of business as the Issuer or a business reasonably ancillary thereto, to permanently repay Debt under the Senior Credit Facility or any renewal, extension, refinancing or refunding thereof to the extent that any such instrument would require or, at the Issuer's option, permit such application or prohibit the Offer to Purchase referred to below and, in the case of any

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

Debt under any revolving credit facility, effect a commitment reduction under such revolving credit facility. Pending the final application of any such Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from Asset Dispositions that are not applied or invested as provided will be deemed to constitute "Excess Proceeds," which shall be applied by the Issuer or such Restricted Subsidiary to make an Offer to Purchase that amount of Notes equal to the amount of Excess Proceeds at a price equal to 100% of the principal amount of the Notes (or, if such Offer to Purchase is to be consummated prior to the Full Accretion Date, 100% of the Accreted Value of Notes) to be purchased, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Issuer that is pari passu with the Notes or Debt of a Restricted Subsidiary at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase or, if such Debt was issued at a discount, 100% of the accreted value thereof to the date of purchase on a pro rata basis with the Notes; provided, however, that if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be in connection with any Asset Disposition is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Disposition hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Each Offer to Purchase shall be mailed within 390 days following the Asset Disposition that required such Offer to Purchase. Following the completion of an Offer to Purchase, to the extent there are any remaining Excess Proceeds the Issuer may use such Excess Proceeds to any use which is not otherwise prohibited by the Indenture.

   Notwithstanding the foregoing, if the Excess Proceeds resulting from an Asset Disposition are less than $10.0 million, the application of such Excess Proceeds to an Offer to Purchase may be deferred until such time as the sum of such Excess Proceeds plus the aggregate amount of all Excess Proceeds arising subsequent to such Asset Disposition from all subsequent Asset Dispositions by the Issuer and its Restricted Subsidiaries aggregates at least $10.0 million, at which time the Issuer or such Restricted Subsidiary shall apply all Excess Proceeds that have been so deferred to make an Offer to Purchase as provided above.

   The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to such Offer to Purchase.

Registration Covenant; Exchange Offer

   Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. The Issuer and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Issuer agreed, for the benefit of the Holders of the Original Notes, to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. The registration statement of which this Prospectus is a part, constitutes the Exchange Offer Registration Statement. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will offer to the Holders of Transfer Restricted Securities the opportunity to exchange their Transfer Restricted Securities for New Notes. The Registration Rights Agreement provides that if (i) the Issuer is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuer prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Issuer or an affiliate of the Issuer, the Issuer will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provisions of information in connection with the Shelf Registration Statement. The Issuer has agreed that it

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

will use all commercially reasonable efforts to cause any Shelf Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Act.

   The Registration Rights Agreement provides that (i) the Issuer will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Issuer will use all commercially available efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for Original Notes tendered prior thereto in the Exchange Offer and
(iv) if obligated to file the Shelf Registration Statement, the Issuer will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Issuer fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Issuer fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuer will pay liquidated damages ("Liquidated Damages") to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by a additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Issuer on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

   Holders of Original Notes are required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

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

Covenants

   The Indenture contains, among others, the following covenants:

   Limitation on Consolidated Debt

   The Issuer may not, and may not permit any Restricted Subsidiary of the Issuer to Incur any Debt unless the ratio of (a) the aggregate consolidated principal amount of Debt of the Issuer and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date that remains outstanding and the receipt and application of the proceeds thereof, less the principal amount of any Debt that was outstanding as of such balance sheet date that no longer remains outstanding, to (b) Adjusted Consolidated Cash Flow, determined on a pro forma basis as if any such Debt had been incurred and the proceeds thereof had been applied at the beginning of the relevant fiscal quarter, would be less than or equal to 7.0 to 1.

   Notwithstanding the foregoing limitation, the following Debt may be Incurred:

      (i) Permitted Senior Bank Debt;

      (ii) Debt owed by the Issuer to any Wholly Owned Restricted Subsidiary of the Issuer for which fair value has been received or Debt owed by a Restricted Subsidiary of the Issuer to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer; provided, however, that (a) any such Debt owing by the Issuer to a Wholly Owned Restricted Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note and (b) upon either (1) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Wholly Owned Restricted Subsidiary of the Issuer or (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Issuer or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (ii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

      (iii) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

      (iv) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each of the foregoing, a "refinancing"), (a) the Notes, (b) Debt incurred pursuant to clause (v) of this paragraph or (c) Debt that is not described in any other clause hereof that is outstanding at the date of original issuance of the Notes after giving effect to the application of the proceeds thereof (as described in a schedule to the Indenture), in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Issuer as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Issuer or the Restricted Subsidiary, as the case may be, Incurred in connection with such refinancing; provided, however, that (A) Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu with or subordinate in right of payment to the Notes shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Issuer and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is Incurred by the Issuer and constitutes Subordinated Debt;
   (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption,

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

   defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder or a redemption or retirement permitted in clause (2) below), in each case prior to the stated maturity of the Debt being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described under "Repurchase at Option of Holders"; (C) in the case of any refinancing of Debt Incurred by the Issuer, the refinancing Debt may be Incurred only by the Issuer, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary or the Issuer; and (D) in the case of any refinancing of Preferred Stock of a Restricted Subsidiary, such Preferred Stock may be refinanced only with Preferred Stock of such Restricted Subsidiary or the Issuer;

      (v) Acquisition Debt;

      (vi) ABRY Subordinated Debt;

      (vii) the New Notes issued in the Exchange Offer;

      (viii) Subordinated Debt of the Issuer owed to any of its shareholders not to exceed in principal face amount in the aggregate for any taxable year the amount necessary to enable Pinnacle Towers to obtain the maximum possible deduction for dividends paid, as defined in Section 561 of the Code and further described in Section 857 of the Internal Revenue Code for such year, taking into account the sum of all distributions previously made to shareholders of the Issuer permitted by the provisions described in clause
   (iii) of the second paragraph under "Limitation on Restricted Payments" for such fiscal year, provided that, any determination under Section 857 of the Internal Revenue Code shall take into consideration for such purpose the necessity of increasing the aggregate amounts distributed to reflect the fact that distributions in payment of any preferred return on any class of stock will be treated as being made partly from earnings and partly from capital. ((S) 1008)

   Limitation on Subordinated Debt of Restricted Subsidiaries

   The Issuer may not permit any Restricted Subsidiary to Incur any Debt that is subordinated in right of payment to any other Debt of such Restricted Subsidiary, other than Debt that is owed to the Issuer or any other Restricted Subsidiary.

   Limitation on Guarantees of Issuer Debt by Restricted Subsidiaries

   The Issuer may not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Debt of the Issuer unless: (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary; and (B) with respect to any Guarantee of Debt of the Issuer that is subordinate in right of payment to the Notes, such Guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Debt is subordinated to the Notes, and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until the Notes have been paid in full. ((S) 1010)

   Limitation on Restricted Payments

   The Issuer (i) may not, and may not permit any Restricted Subsidiary of the Issuer to, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Issuer or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding (a) any dividends or distributions by the Issuer payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), and (b) in the case of a Restricted Subsidiary, dividends or distributions payable to the Issuer or a Wholly Owned Restricted Subsidiary or pro rata dividends or distributions, (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise acquire or retire for value (a) any Capital Stock of the Issuer or any Related Person of the Issuer or (b) any options, warrants or other rights to acquire shares of Capital Stock of the Issuer or any Related Person of the Issuer or any securities convertible or exchangeable into shares of Capital Stock of the Issuer or any Related Person of the Issuer, excluding any purchase from the Issuer by a Wholly Owned Restricted Subsidiary of any Capital Stock of the Issuer or options, warrants or other rights to acquire shares of Capital Stock of the Issuer or any securities convertible or exchangeable into shares of Capital Stock of the Issuer, (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in any Unrestricted Subsidiary or any Affiliate or any Person that would become an Affiliate after giving effect thereto or any Related Person, other than an Investment in the Issuer or a Restricted Subsidiary or a Person that will become or be merged with or into or consolidated with a Restricted Subsidiary as a result of such Investment and which is not subject to any restriction that would prevent such Restricted Subsidiary from repaying such Investment and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of the Issuer (other than ABRY Subordinated Debt) which is pari passu with or subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment") if:

      (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment, or

      (2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable fiscal-quarter period, the Issuer could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, or

      (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of original issuance of the Notes exceeds the sum of: (a) cumulative Consolidated Cash Flow since the date of original issuance of the Notes through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available; minus (b) 1.75 times cumulative Consolidated Interest Expense of the Issuer since the date of original issuance of the Notes through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available; plus (c) $10 million.

Prior to the making of any Restricted Payment, the Issuer shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses (2) and (3) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

   Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom:

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

      (i) the Issuer may make Restricted Payments in an aggregate amount up to the amount of the net proceeds received by the Issuer after the date of original issuance of the Notes, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Subsidiary or from or to an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer) of Capital Stock (other than Redeemable Stock) of the Issuer, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Issuer and Debt of the Issuer that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Subsidiary) of the Issuer after the date of original issuance of the Notes;

      (ii) the Issuer and any Restricted Subsidiary of the Issuer may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Issuer or such Restricted Subsidiary could have paid such dividend in accordance with the foregoing provisions;

      (iii)(a) the Issuer may use cash distributions received from Pinnacle Towers to make distributions to shareholders of the Issuer, each such distribution in an aggregate amount per taxable year equal to (1) the amount of gross income actually includible by the shareholders of the Issuer on their tax returns with respect to such taxable year solely as a result of the operations of the Issuer and its Subsidiaries, multiplied by (2) the sum of the highest marginal federal and highest marginal state income tax rates applicable to one or more of the shareholders of the Issuer; and (b) Pinnacle Towers may make one or more distributions with respect to any taxable year, which distribution may consist of subordinated debt of Pinnacle Towers, and, to the extent such distribution is made by Pinnacle Towers, the Issuer may make one or more distributions to its shareholders consisting of Subordinated Debt of the Issuer, each such distribution constituting Subordinated Debt not to exceed in the aggregate an amount necessary to enable the Issuer to obtain the maximum possible deduction for dividends paid, as defined in Section 561 of the Internal Revenue Code and further described in Section 857 of the Internal Revenue Code, for such year, taking into account the sum of all distributions previously paid to shareholders of the Issuer in accordance with the terms of clause (a) of this clause (iii), provided that, in connection with any such distribution, the Issuer shall take into consideration for such purpose the necessity of increasing the aggregate amounts distributed to reflect the fact that distributions in payment of any preferred return on any class of stock will be treated as being made partly from earnings and profits and partly from capital;

      (iv) the Issuer may repurchase Capital Stock of the Issuer owned by any deceased shareholder of the Issuer (a) to the extent that the Issuer or any Restricted Subsidiary was the beneficiary of a key-man life insurance policy on such shareholder and (b) in an amount not to exceed the net proceeds received by the Issuer or such Restricted Subsidiary from such key-man life insurance;

      (v) the Issuer may repurchase Capital Stock of the Issuer owned by either any deceased shareholder of the Issuer or former employee of the Issuer, provided that the aggregate amount of such repurchases in any twelve-month period may not exceed $1 million; and

      (vi) the Issuer may refinance any Debt otherwise permitted by clause (iv) of the second paragraph under "Limitation on Consolidated Debt" above.

Any payment made pursuant to clause (ii) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the requirements of clause (3) of the preceding paragraph and any payment made pursuant to clauses (i), (iii), (iv), (v) and (vi) of this paragraph shall not be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the requirements of clause (3) of the preceding paragraph. ((S) 1011)

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

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Issuer may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary; (ii) to make loans or advances to the Issuer or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Issuer or any other Restricted Subsidiary. Notwithstanding the foregoing, the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

      (a) pursuant to any agreement in effect on the date of original issuance of the Notes (including the Senior Credit Facility and the agreements executed in connection therewith) as described in a schedule to the Indenture;

      (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary existing on the date of original issuance of the Notes or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

      (c) pursuant to an agreement effecting a renewal, extension, refunding or refinancing of Debt Incurred pursuant to an agreement referred to in clause
   (a) or (b) above, provided, however, that the provisions contained in such renewal, extension, refunding or refinancing agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors filed with the Trustee;

      (d) in the case of clause (iii) above, restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

      (e) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract;

      (f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or

      (g) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions. ((S)
   1012)

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

   Limitation on Liens

   The Issuer may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Issuer which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

   The foregoing restrictions shall not apply to:

      (i) Liens in existence on the date of original issuance of the Notes (other than Liens described in clause (iv) below), as described in a schedule to the Indenture;

      (ii)   Liens securing only the Notes;

      (iii)  Liens in favor of the Issuer;

      (iv) Liens to secure Debt under the Credit Agreement and any extension, renewal, refinancing or refunding thereof (or successive extensions, renewals, refinancings or refundings) so long as the Incurrence of such Debt is permitted under the Indenture;

      (v) Liens on real or personal property of the Issuer or a Restricted Subsidiary as described in the definition of "Purchase Money Secured Debt" to secure Purchase Money Secured Debt;

      (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition);

      (vii) Liens on property of a Person (a) existing at the time such Person becomes a Restricted Subsidiary and not incurred in anticipation of becoming a Restricted Subsidiary or (b) existing immediately prior to the time such Person is merged or consolidated with or into the Issuer or any Restricted Subsidiary and not incurred in anticipation of such merger or consolidation;

      (viii) any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is permitted under the Indenture; or

      (ix) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i),
   (ii), (v), (vi) and (vii) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iv) of "Limitation on Consolidated Debt." ((S) 1013)

   Limitation on Ownership of Capital Stock of Restricted Subsidiaries

   The Issuer may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any person other than the Issuer or a Wholly Owned Restricted Subsidiary except in a transaction consisting of a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Issuer and any Restricted Subsidiary and that complies with the provisions described under "-- Limitation on Asset Dispositions" above to the extent such provisions apply. ((S) 1014)

   Transactions with Affiliates and Related Persons

   The Issuer may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) not in the ordinary course of business with an Affiliate or Related Person of the Issuer (other than the Issuer or a Wholly Owned Restricted Subsidiary) involving aggregate consideration in excess of $1.0 million, including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of the Issuer or such Restricted Subsidiary. For any transaction (or series of related transactions) that involves less than or equal to $10 million, the Chief Executive Officer or Chief Operating Officer of the Issuer shall determine that the transaction satisfies the above criteria and shall evidence such a determination by an Officer's certificate filed with the Trustee. For any transaction that involves in excess of $10 million, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. ((S) 1017)

   Provision of Financial Information

   Whether or not the Issuer is required to be subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or any successor provision thereto, from and after the earlier of (a) the effectiveness of either the Exchange Offer Registration Statement or the Shelf Registration Statement or (b) the date that is 150 days after the Closing Date the Issuer shall file with the Commission the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuer were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuer would have been required so to file such documents if the Issuer were so required. The Issuer shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuer files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if the Issuer were required to be subject to such Sections and (b) if filing such documents by the Issuer with the Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request supply copies of such documents to any prospective Holder. ((S) 1018)


Unrestricted Subsidiaries

   The Issuer may designate any Subsidiary of the Issuer to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Issuer nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either

(x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "-- Limitation on Debt" and provided, further, that the Issuer could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. ((S) 101)

Mergers, Consolidations and Certain Sales of Assets

   The Issuer may not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into any other Person or permit any other Person to consolidate or merge with or into the Issuer or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless:

      (1) in a transaction in which the Issuer does not survive or in which the Issuer sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Issuer is organized under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Issuer's obligations under the Indenture;

      (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing;

      (3) except in the case of any such consolidation or merger of the Issuer with or into, or any such transfer, sale, lease or other disposition of assets to, a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction, the Consolidated Net Worth of the Issuer (or other successor entity to the Issuer) is equal to or greater than that of the Issuer immediately prior to the transaction;

      (4) except in the case of any such consolidation or merger of the Issuer with or into, or any such transfer, sale, lease or other disposition of assets to, a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, the Issuer (including any successor entity to the Issuer) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Debt" above;

      (5) if, as a result of any such transaction, property or assets of the Issuer would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens above, the Issuer or the successor entity to the Issuer shall have secured the Notes as required by said covenant; and

      (6) certain other conditions are met. ((S) 801)

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. ((S) 101)

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

   "ABRY Subordinated Debt" means Debt of the Issuer in principal amount not to exceed $15 million in the aggregate at any time outstanding (a) that is owed to ABRY II, ABRY, any other investment fund controlled by ABRY, Robert Wolsey, or any Person the majority of whose Voting Stock is directly or indirectly owned by Robert Wolsey and (b) as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Issuer and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice.

   "Accreted Value" means, as of any date prior to March 15, 2003, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the initial offering price ($614.74 per $1,000 principal amount at maturity of Notes) of such Notes and (b) the portion of the excess of the principal amount of such Notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each March 15 and September 15 at the rate of 10% per annum from the date of original issue of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after March 15, 2003, the principal amount of each Note.

   "Acquisition Debt" means with respect to any specified Person, Debt that is Incurred in connection with an acquisition of assets consisting of (i) Debt Incurred for the purpose of financing all or part of the cost of an acquisition by such Person or any of its Restricted Subsidiaries of assets (including Capital Stock of a Person that will become a Restricted Subsidiary of such Person or be merged or consolidated with or into such Person or a Restricted Subsidiary of such Person) in an amount not to exceed 100% of the purchase price of such acquisition, (ii) Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including, without limitation, Debt Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or (iii) Debt secured by a Lien encumbering any assets acquired by such specified Person, provided in each case (i), (ii) and (iii) that after giving pro forma effect to the Incurrence of such Debt the ratio of (a) the aggregate consolidated principal amount of Debt of the Issuer and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date that remains outstanding and the receipt and application of the proceeds thereof, to (b) Adjusted Consolidated Cash Flow (after giving effect to such acquisition) is not greater than such actual ratio prior to the Incurrence of such Debt.

   "Adjusted Consolidated Cash Flow" means the Consolidated Cash Flow for the most recent fiscal quarter for which financial statements are available, determined (i) after giving effect on a pro forma basis to (a) any Asset Disposition or acquisition of assets (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) by the Issuer or any Restricted Subsidiaries during or after such quarter as if such Asset Disposition or acquisition had taken place on the first day of such quarter, (b) any new lease or Site Management Contract entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business with respect to Tower Assets during or after such quarter as if such new lease or Site Management Contract had been signed on the first day of such quarter and the rent required by the terms of such lease or Site Management Contract for such quarter had been received by the Issuer or a Restricted Subsidiary during such quarter, (c) the loss after the first day of such quarter of any lease or Site Management Contract of the Issuer or a Restricted Subsidiary with respect to any Tower Assets that was in effect on the first day of such quarter as if such lease or Site Management Contract had not been in effect during such quarter and no rent under such lease had been received during such quarter, and (d) any rent increases received by the Issuer or any Restricted Subsidiary during or after such quarter related to

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leases or Site Management Contracts on Tower Assets as if such increased rental rate had been in effect on the first day of such quarter and the Issuer had received such increased amount of rent during such quarter, and (ii) as adjusted to add back Corporate Development Expenses which had been deducted from consolidated revenues in determining Consolidated Net Income for such quarter, multiplied by four.

   "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $1 million or more.

   "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

   "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

   "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of six months from the date of acquisition, (ii) certificates of deposit with maturities of not more than six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition and (v) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(iv) of this definition.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

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   "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Tax Expense for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Issuer and its Restricted Subsidiaries for such period, plus
(iv) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) other non-cash items of the Issuer and its Restricted Subsidiaries for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

   "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

   "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees (net of any amounts received) with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Issuer and its Restricted Subsidiaries (other than with respect to Redeemable Stock) declared and paid or payable, other than dividends paid in Capital Stock that is not Redeemable Stock; (v) accrued Redeemable Stock dividends of the Issuer and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Issuer and its Restricted Subsidiaries; and (vii) the portion of any rental obligation allocable to interest expense.

   "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Issuer or a Restricted Subsidiary of the Issuer in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Issuer except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary of the Issuer by such Person during such period, (c) gains or losses on Asset Dispositions by the Issuer or its Restricted Subsidiaries,
(d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles and (f) the tax effect of any of the items described in clauses (a) through (e) above.

   "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to the Issuer, adjustments following the date of the Indenture to the accounting books and records of the Issuer in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or otherwise resulting from the acquisition of control of the Issuer by another Person shall not be given effect.

   "Corporate Development Expenses" means non-tower-level costs incurred in connection with acquisitions and development of Tower Assets.

   "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of

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property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all Redeemable Stock issued by such Person, (viii) if such Person is a Restricted Subsidiary, all Preferred Stock issued by such Person, (ix) every obligation under Interest Rate or Currency Protection Agreements of such Person and (x) every obligation of the type referred to in clauses (i) through (x) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any contingent Debt, shall be the maximum principal amount hereof, (b) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (c) any Receivables Sale, shall be the amount, if any, in connection with such Receivables Sale for which there is recourse to the seller or any of its Subsidiaries, (d) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, and (e) any Preferred Stock, shall be the maximum voluntary or involuntary liquidation preference plus accrued and unpaid dividends in respect thereof, in each case as of such time of determination.

   "generally accepted accounting principles" means generally accepted accounting principles in the United States which are in effect on the date of original issuance of the Notes.

   "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

   "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

   "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

   "Internal Revenue Code" means the Internal Revenue Code of 1986.

   "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any

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obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person.

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Net Cash Proceeds" from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Cash Proceeds equal to the amount of such reduction.

   "Offer to Purchase" means a written offer (the "Offer") sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Offer Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 20 business days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Offer Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of the Issuer and its Restricted Subsidiaries which the Issuer in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include
(i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Issuer's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and

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

materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

      (2) the Offer Expiration Date and the Purchase Date;

      (3) the aggregate principal amount of the Outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

      (4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

      (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

      (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

      (7) that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

      (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

      (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

      (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or their Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

      (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

      (12) that in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

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

   "Permitted Holder" means as of the date of determination (i) Andrew Banks, Royce Yudkoff or Robert Wolsey and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and (ii) any other Person, the majority of whose Voting Stock is directly or indirectly owned by any Person described in clause (1) above.

   "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

   "Permitted Senior Bank Debt" means Debt under the Senior Credit Facility and any extension, renewal, refinancing or refunding thereof in an aggregate amount not to exceed at any one time outstanding the sum of $250 million less the aggregate amount of any such Debt that is repaid pursuant to the provisions of clause (iii) of the provisions of the Indenture described under the caption "Asset Dispositions".

   "Pinnacle Towers" means Pinnacle Towers Inc., a Delaware corporation.

   "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Issuer pursuant to an effective registration statement under the Securities Act of 1933, as amended.

   "Purchase Money Secured Debt" of any Person means Debt of such Person secured by a Lien on real or personal property of such Person which Debt (a) constitutes all or a part of the purchase price or construction cost of such property or (b) is Incurred prior to, at the time of or within 180 days after the acquisition or substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that
(w) the Debt so incurred does not exceed 100% of the purchase price or construction cost of such property, (x) such Lien does not extend to or cover any property other than such item of property and any improvements on such item,
(y) the purchase price or construction cost for such property is or should be included in "addition to property, plant and equipment" in accordance with generally accepted accounting principles and (z) the purchase or construction of such property is not part of any acquisition of a Person or business unit or line of business.

   "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

   "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

   "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event other than a Change of Control or substantially similar event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise, but other than as a result of the death or disability of the holder thereof or the termination of the employment with the Company of the holder thereof) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes; provided, however, that any Capital Stock which would not constitute

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

Redeemable Stock but for provisions thereof giving holders thereof the right to require the Issuer or a Restricted Subsidiary to repurchase or redeem such Capital Stock upon the occurrence of an Asset Disposition occurring prior to the final maturity of the Notes shall not constitute Redeemable Stock if such provisions applicable to such Capital Stock are no more favorable to the holders of such stock than the provisions applicable to the Notes contained in the covenant described under "Asset Dispositions" and such provisions applicable to such Capital Stock specifically provide that the Issuer and its Restricted Subsidiaries will not repurchase or redeem any such stock pursuant to such provisions prior to the repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Asset Dispositions."

   "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

   "Restricted Subsidiary" means any Subsidiary of the Issuer, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

   "Site Management Contract" means any agreement pursuant to which the Issuer or any of its Restricted Subsidiaries has the right to substantially control Tower Assets and the revenues derived from the rental or use thereof.

   "Subordinated Debt" means Debt of the Issuer as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Issuer and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Issuer (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Issuer) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Issuer) which is conditioned upon a change of control of the Issuer pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Issuer's repurchase of the Notes required to be repurchased by the Issuer pursuant to the provisions described under "Change of Control"); provided, however, that any Debt which would constitute Subordinated Debt but for provisions thereof giving holders thereof the right to require the Issuer or a Restricted Subsidiary to repurchase or redeem such Subordinated Debt upon the occurrence of an Asset Disposition occurring prior to the final maturity of the Notes shall constitute Subordinated Debt if such provisions applicable to such Subordinated Debt are no more favorable to the holders of such Debt than the provisions applicable to the Notes contained in the covenant described under "Asset Dispositions" and such provisions applicable to such Debt specifically provide that the Issuer and its Restricted Subsidiaries will not repurchase or redeem any such Debt pursuant to such provisions prior to the repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Asset Dispositions."

   "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

   "Tower Asset Exchange" means any transaction in which the Issuer or a Restricted Subsidiary exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the Tower Assets and cash or Cash Equivalents received by the Issuer and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed in such exchange.

   "Tower Assets" means (i) wireless transmission towers and related assets that are located on the site of a transmission tower and rooftop and other wireless transmission sites and related assets located at such site and (ii) Site Management Contracts.

   "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Events of Default

   The following will be Events of Default under the Indenture:

      (a) failure to pay principal of (or premium, if any, on) any Note when due;

      (b) failure to pay any interest on any Note when due, continued for 30 days;

      (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" and "Asset Dispositions" when due and payable;

      (d) failure to perform or comply with the provisions described under "Merger, Consolidation and Certain Sales of Assets";

      (e) failure to perform any other covenant or agreement of the Issuer under the Indenture or the Notes continued for 60 days after written notice to Holding by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes;

      (f) default under the terms of any instrument evidencing or securing Debt for money borrowed by the Issuer or any Restricted Subsidiary having an outstanding principal amount of $5 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such indebtedness or constitutes the failure to pay all or any portion of such indebtedness when due;

      (g) the rendering of a final judgment or judgments (not subject to appeal) against the Issuer or any Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and

      (h) certain events of bankruptcy, insolvency or reorganization affecting the Issuer or any Subsidiary. ((S) 501)

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. ((S) 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. ((S) 512)

   If an Event of Default (other than an Event of Default described in Clause
(h) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause
(h) above occurs, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. ((S) 502) For information as to waiver of defaults, see "Modification and Waiver".

   Notwithstanding the foregoing, upon an acceleration of the Notes or an Event of Default specified in Clause (h) above, in each case prior to the Full Accretion Date, the holders of Notes will be entitled to receive only a default amount equal to the Accreted Value of the Notes, which until the Full Accretion Date will be less than the face amount of such Notes.

   No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. ((S) 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. ((S) 508)

   The Issuer will be required to furnish to the Trustee quarterly a statement as to the performance by the Issuer of certain of its obligations under the Indenture and as to any default in such performance. ((S) 1018)

Satisfaction and Discharge of the Indenture

   The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Issuer's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payment of principal and interest on the Notes, (iv) rights, obligations and immunities of the Trustee under the Indenture and (v) rights of the Holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Issuer will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (y) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation. (Article Four)

Defeasance

   The Indenture will provide that, at the option of the Issuer, (a) if applicable, the Issuer will be discharged from any and all obligations in respect of the Outstanding Notes or (b) if applicable, the Issuer may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things:

      (i) with respect to clause (a), the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

      (ii) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer and any Restricted Subsidiary is bound;

      (iii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

      (iv) the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Issuer Act of 1940; and

      (v) certain other customary conditions precedent are satisfied. (Article Thirteen)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, (or the premium) or interest on, any Note, (c) change the place or currency of payment of principal of (or premium), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof. ((S) 902)

   Notwithstanding the foregoing, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency provided that such action does not adversely affect the interests of the Holders of the Notes in any material respect, to provide for the assumption of the Issuer's obligations to Holders of Notes in the case of a merger or consolidation, to secure the Notes, to add to the covenants of the Issuer for the benefits of the Holders or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

   The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Issuer with certain restrictive provisions of the Indenture. ((S) 1019) Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. ((S) 513)

Governing Law

   The Indenture and the Notes are governed by the laws of the State of New
York.

The Trustee

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. ((S)(S) 601 and 605)

   The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuer or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. ((S) 608)

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following general discussion summarizes certain of the material U.S. federal income tax considerations of the Exchange Offer to Holders of the Original Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to a Holder of the Original Notes in light of such Holder's particular circumstances. This discussion also does not address the U.S. federal income tax consequences to Holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, foreign persons, insurance companies, persons that hold the Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

   This discussion is based upon the Code, existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncement and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The Company has not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer which are different from those discussed herein.

   HOLDERS OF ORIGINAL NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

   The exchange of the Original Notes for New Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (i) a holder should not recognize taxable gain or loss as a result of exchanging Original Notes for New Notes pursuant to the Exchange Offer; (ii) the holding period of the New Notes should include the holding period of the Original Notes exchanged therefor; and (iii) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Original Notes exchanged therefor immediately before the exchange.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that received New Notes for its own account pursuant to the Exchange Offer ("Restricted Holder") must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Restricted Holder in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, the Company will use reasonable efforts to make this Prospectus available to any Restricted Holder for use in connection with any such resale, provided that such Restricted Holder indicates in the Letter of Transmittal that is a broker-dealer. In addition, until ___________, 1998, all Restricted Holders effecting transactions in the New Notes may be required to deliver a Prospectus.

   The Company will not receive any proceeds from any sale of Original Notes by Restricted Holders. Original Notes received by Restricted Holders for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices on negotiated prices. Any such resale may be made directly to purchasers or to or through Restricted Holders who may receive compensation in the form of commissions or concessions from any such Restricted Holder and/or the purchasers of any New Notes. Any Restricted Holder that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such Restricted Holders may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Restricted Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Restricted Holder that requires such documents in the Letter of Transmittal.

   By acceptance of this Exchange Offer, each Restricted Holder that receives New Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such Restricted Holder), such Restricted Holder will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Restricted Holder. If the Company gives any such notice to suspend the use of the Prospectus, it shall extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when Restricted Holders shall have received copies of the supplemental or amended Prospectus necessary to permit resales of New Notes.


                                 LEGAL OPINIONS

   Certain legal matters with respect to the issuance of New Notes will be passed upon for the Company by its counsel, Holland & Knight LLP.

                                    EXPERTS

   The financial statements included in this Prospectus for Pinnacle Holdings Inc. as of December 31, 1997 and 1996 and for the years then ended and for the period from inception through December 31, 1995, Shore Communications as of December 3, 1997 and for the period from January 1, 1997 through December 3, 1997, Tidewater Communications as of July 31, 1997 and for the period from January 1, 1997 through July 31, 1997 and Majestic Communications as of June 27, 1997 and for the period from January 1, 1997 through June 27, 1997 included in this Prospectus, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The financial statements of the Tower Operations of Southern Communications Services, Inc., as of December 31, 1996 and 1997 and for each of the two years then ended, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

PINNACLE HOLDINGS INC.
Report of Independent Certified Public Accountants........................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996..............   F-3
Consolidated Statements of Operations for the period from inception through
 December 31, 1995 and for each of the two years ended December 31, 1997..   F-4
Consolidated Statements of Changes in Stockholders' Equity for the period from inception through December 31, 1995 and for each of the two years
 ended December 31, 1997..................................................   F-5
Consolidated Statements of Cash Flows for the period from inception through December 31, 1995 and for each of the two years ended December
 31, 1997.................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
SOUTHERN COMMUNICATIONS SERVICES, INC. TOWER OPERATIONS
Report of Independent Certified Public Accountants........................  F-18
Balance Sheets as of December 31, 1997 and 1996...........................  F-19
Statements of Operations..................................................  F-20
Statements of Changes in Accumulated Deficit..............................  F-21
Statements of Cash Flows..................................................  F-22
Notes to Financial Statements.............................................  F-23
SHORE COMMUNICATIONS
Report of Independent Certified Public Accountants........................  F-26
Combined Balance Sheet as of December 3, 1997.............................  F-27
Combined Statement of Operations and Retained Earnings for the period from
 January 1, 1997 through December 3, 1997.................................  F-28
Combined Statement of Cash Flows for the period from January 1, 1997 through
 December 3, 1997.........................................................  F-29
Notes to Combined Financial Statements....................................  F-30
TIDEWATER COMMUNICATIONS
Report of Independent Certified Public Accountants........................  F-35
Combined Balance Sheet as of July 31, 1997................................  F-36
Combined Statement of Operations and Retained Earnings for the period from
 January 1, 1997 through July 31, 1997....................................  F-37
Combined Statement of Cash Flows for the period from January 1, 1997 through
 July 31, 1997............................................................  F-38
Notes to Combined Financial Statements....................................  F-39
MAJESTIC COMMUNICATIONS
Report of Independent Certified Public Accountants........................  F-43
Combined Balance Sheet as of June 27, 1997................................  F-44
Combined Statement of Operations and Retained Earnings for the period from
 January 1, 1997 through June 27, 1997....................................  F-45
Combined Statement of Cash Flows for the period from January 1, 1997 through
 June 27, 1997............................................................  F-46
Notes to Combined Financial Statements....................................  F-47

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pinnacle Holdings Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Pinnacle Holdings Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, and for the period from inception (May 3, 1995) through December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
Tampa, Florida
March 4, 1998

                             PINNACLE HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1997
                                                     ------------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents......................... $    47,419   $  1,693,923
  Accounts receivable, less allowance for doubtful
   accounts
   of $45,000 and $70,000, respectively.............     483,883      1,577,575
  Prepaid expenses and other current assets.........     291,148      1,037,447
                                                     -----------   ------------
    Total current assets............................     822,450      4,308,945
Restricted cash.....................................      34,072         59,822
Tower assets, net of accumulated depreciation of
 $2,229,274
 and $8,278,524, respectively.......................  48,327,035    127,946,070
Fixed assets, net...................................     757,595      1,495,121
Land................................................   4,112,000      6,850,951
Other assets........................................   1,512,485      2,516,994
                                                     -----------   ------------
                                                     $55,565,637   $143,177,903
                                                     ===========   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $   807,092   $  2,242,397
  Accrued expenses..................................     723,444      3,095,049
  Deferred revenue..................................     132,423        639,460
  Current portion of long-term debt.................     636,214     11,122,077
                                                     -----------   ------------
    Total current liabilities.......................   2,299,173     17,098,983
Long-term debt......................................  29,785,966    109,459,790
Other liabilities...................................      60,759        105,012
                                                     -----------   ------------
                                                      32,145,898    126,663,785
                                                     -----------   ------------
Commitments and contingencies (Note 7)
Redeemable stock:
  Class B common stock..............................   1,200,000      1,761,000
  Class D common stock..............................          38             39
                                                     -----------   ------------
                                                       1,200,038      1,761,039
                                                     -----------   ------------
Stockholders' equity:
  Common stock......................................         254            270
  Additional paid-in capital........................  24,881,219     25,875,752
  Accumulated deficit...............................  (2,661,772)   (11,122,943)
                                                     -----------   ------------
                                                      22,219,701     14,753,079
                                                     -----------   ------------
                                                     $55,565,637   $143,177,903
                                                     ===========   ============

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                            PINNACLE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       PERIOD FROM
                                        INCEPTION
                                      (MAY 3, 1995)
                                         THROUGH     YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                          1995          1996          1997
                                      ------------- ------------  ------------
Tower rental revenue.................  $  733,003   $ 4,841,752   $12,880,631
Tower operating expenses, excluding
 depreciation
 and amortization....................     180,919     1,135,023     2,632,274
                                       ----------   -----------   -----------
  Gross margin.......................     552,084     3,706,729    10,248,357
Other expenses:
  General and administrative.........     306,180       923,168     1,385,382
  Corporate development..............     369,496     1,439,749     3,772,140
  Depreciation and amortization......     340,614     2,205,176     6,626,912
                                       ----------   -----------   -----------
                                        1,016,290     4,568,093    11,784,434
                                       ----------   -----------   -----------
Loss from operations.................    (464,206)     (861,364)   (1,536,077)
Interest expense.....................     181,212     1,154,990     6,925,094
                                       ----------   -----------   -----------
Net loss.............................  $ (645,418)  $(2,016,354)  $(8,461,171)
                                       ==========   ===========   ===========
Loss per common share................  $    (6.31)  $     (8.10)  $    (27.28)
Weighted average number of common
 shares outstanding..................     102,250       248,950       310,122





  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                            PINNACLE HOLDINGS INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           REDEEMABLE STOCK
                   ----------------------------------
                        CLASS B          CLASS D         CLASS A        CLASS E
                     COMMON STOCK      COMMON STOCK    COMMON STOCK  COMMON STOCK  ADDITIONAL       STOCK
                   ------------------ --------------- -------------- -------------   PAID-IN    SUBSCRIPTIONS ACCUMULATED
                   SHARES    AMOUNT   SHARES   AMOUNT SHARES  AMOUNT SHARES AMOUNT   CAPITAL     RECEIVABLE     DEFICIT
                   ------  ---------- -------  ------ ------- ------ ------ ------ -----------  ------------- ------------
Balance at May 3,
1995.............  12,000  $1,200,000  20,000   $20    35,000  $ 35     --   $--   $ 3,499,965
Issuance of com-
mon stock, net of
issuance costs:
 Class A.........                                      40,500    41                  3,551,440
 Class D.........                      10,000    10
Stock subscrip-
tion                                                                                              $(180,015)
 Net loss........                                                                                             $   (645,418)
                   ------  ---------- -------   ---   -------  ----  ------  ----  -----------    ---------   ------------
Balance at Decem-
ber 31, 1995.....  12,000   1,200,000  30,000    30    75,500    76     --    --     7,051,405     (180,015)      (645,418)
Issuance of com-
mon stock, net of
issuance costs:
 Class A.........                                     127,000   127                 12,699,873
 Class D.........                       8,000     8
 Class E.........                                                    51,300    51    5,129,941
Payment received
for stock
subscriptions                                                                                       180,015
Net loss.........                                                                                               (2,016,354)
                   ------  ---------- -------   ---   -------  ----  ------  ----  -----------    ---------   ------------
Balance at Decem-
ber 31, 1996.....  12,000   1,200,000  38,000    38   202,500   203  51,300    51   24,881,219                  (2,661,772)
Issuance of com-
mon stock, net of
issuance costs:
 Class B.........     500
 Class D.........                      11,000    11
 Class E.........                                                    15,789    16    1,555,533
Retirement of
common stock:
 Class B.........    (500)
 Class D.........                     (10,000)  (10)
Net loss.........                                                                                               (8,461,171)
Adjustment to
Class B common
stock............             561,000                                                 (561,000)
                   ------  ---------- -------   ---   -------  ----  ------  ----  -----------    ---------   ------------
Balance at Decem-
ber 31, 1997.....  12,000  $1,761,000  39,000   $39   202,500  $203  67,089  $ 67  $25,875,752          --    $(11,122,943)
                   ------  ---------- -------   ---   -------  ----  ------  ----  -----------    ---------   ------------
                   STOCKHOLDERS'
                      EQUITY
                   -------------
Balance at May 3,
1995.............   $ 3,500,000
Issuance of com-
mon stock, net of
issuance costs:
 Class A.........     3,551,481
 Class D.........
Stock subscrip-
tion                   (180,015)
 Net loss........      (645,418)
                   -------------
Balance at Decem-
ber 31, 1995.....     6,226,048
Issuance of com-
mon stock, net of
issuance costs:
 Class A.........    12,700,000
 Class D.........
 Class E.........     5,129,992
Payment received
for stock
subscriptions           180,015
Net loss.........    (2,016,354)
                   -------------
Balance at Decem-
ber 31, 1996.....    22,219,701
Issuance of com-
mon stock, net of
issuance costs:
 Class B.........
 Class D.........
 Class E.........     1,555,549
Retirement of
common stock:
 Class B.........
 Class D.........
Net loss.........    (8,461,171)
Adjustment to
Class B common
stock............      (561,000)
                   -------------
Balance at Decem-
ber 31, 1997.....   $14,753,079
                   -------------

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               PINNACLE HOLDINGS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          PERIOD FROM
                                           INCEPTION
                                         (MAY 3, 1995)
                                            THROUGH     YEAR ENDED    YEAR ENDED
                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                             1995          1996          1997
                                         ------------- ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................   $  (645,418) $(2,016,354)  $(8,461,171)
  Adjustments to reconcile net loss to
   net cash provided by operating ac-
   tivities:
  Depreciation and amortization........       340,614    2,205,176     6,626,912
  Provision for doubtful accounts......           --        45,000        25,000
  (Increase) decrease in:
    Accounts receivable, gross.........       (74,818)    (454,065)   (1,118,692)
    Notes receivable...................      (387,455)     387,455           --
    Prepaid expenses and other current
     assets............................       (13,544)    (277,604)     (746,299)
    Other assets.......................      (175,172)    (237,408)     (358,587)
  Increase (decrease) in:
    Accounts payable...................       173,381      633,711     1,435,305
    Accrued expenses...................       293,665      429,779     2,371,605
    Deferred revenue...................        55,006       77,417       507,037
    Other current liabilities..........       490,000     (490,000)          --
    Other liabilities..................           --        49,491        44,253
                                          -----------  -----------   -----------
    Total adjustments..................       701,677    2,368,952     8,786,534
                                          -----------  -----------   -----------
Net cash provided by operating activi-
 ties..................................        56,259      352,598       325,363
                                          -----------  -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments made in connection with ac-
   quisitions:
    Tower assets.......................   (10,553,958) (31,845,153)  (70,852,422)
    Land...............................      (774,153)  (3,337,847)   (2,738,951)
  Capital expenditures:
    Tower assets.......................    (1,121,150)  (7,036,048)  (14,815,863)
    Fixed assets.......................      (287,711)    (563,646)   (1,023,513)
  (Increase) decrease in restricted
   cash................................      (297,118)     138,157       (25,750)
                                          -----------  -----------   -----------
Net cash used in investing activities..   (13,034,090) (42,644,537)  (89,456,499)
                                          -----------  -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under long-term debt, net
   of deferred
   loan costs..........................     4,937,200   24,866,994    89,918,073
  Repayment of long-term debt..........           --      (568,516)     (695,982)
  Proceeds from issuance of common
   stock, net of
   issuance costs and stock
   subscriptions receivable............     8,071,496   18,010,015     1,555,549
                                          -----------  -----------   -----------
Net cash provided by financing activi-
 ties..................................    13,008,696   42,308,493    90,777,640
                                          -----------  -----------   -----------
Net increase in cash and cash equiva-
 lents.................................        30,865       16,554     1,646,504
                                          -----------  -----------   -----------
Cash and cash equivalents, beginning of
 year..................................           --        30,865        47,419
                                          -----------  -----------   -----------
Cash and cash equivalents, end of
 year..................................   $    30,865  $    47,419   $ 1,693,923
                                          ===========  ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
  Cash paid for interest...............   $   185,980  $ 1,037,452   $ 5,786,816
                                          ===========  ===========   ===========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                            PINNACLE HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

  The accompanying consolidated financial statements reflect the financial position and results of operations and cash flows of Pinnacle Holdings Inc. and its wholly owned subsidiaries: Pinnacle Towers Inc., Coverage Plus Antenna Systems, Inc. and Tower Systems, Inc., collectively referred to as the "Company." The Company acquires, develops and operates telecommunication towers and leases space on its towers to customers in the wireless communications industries located in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from estimates used.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid temporary cash investments with a maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Substantially all of the accounts receivable are with federal, state and local government agencies and national and local wireless communications providers. The Company performs ongoing credit evaluations of its customers but does not require collateral to support customer receivables. The Company maintains an allowance for doubtful accounts on its customer receivables based upon factors surrounding the credit risk of specific customers, historical trends and other information.

 Restricted Cash

  Restricted cash reflects cash held in escrow restricted for the acquisition of tower sites.

 Tower Assets

  Tower assets consists of towers and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is 15 years for towers and 30 years for buildings. Also included in tower assets are towers in progress of $2,815,153 and $3,452,045 as of December 31, 1996 and 1997, respectively. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Fixed Assets

  Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the fixed assets. Equipment held under capital leases is amortized on a straight-line basis over the term of the lease or the remaining life of the leased property, whichever is

                            PINNACLE HOLDINGS INC.

shorter. Betterments, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Other Assets

  Other assets consists primarily of organization costs of $98,553 and $32,313 at December 31, 1996 and 1997, respectively, (net of accumulated amortization of $101,570 and $167,810, respectively), and costs associated with the acquisition of debt, which are capitalized and amortized over the terms of the related debt arrangements.

 Impairment of Long-lived Assets

  The Company evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 31, 1997 management does not believe that an impairment reserve is required.

 Fair Value of Financial Instruments

  The carrying amount of the Company's financial instruments at December 31, 1996 and 1997, which includes cash, accounts receivable and debt, approximates fair value due to the short maturity of those instruments. The Company considers the fixed rate and variable rate financial instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

 Tower Rental Revenue Recognition

  Tower rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due. Any rental amounts received in advance of the month due are recorded as deferred revenue.

 Corporate Development Expenses

  Corporate development expenses represent costs incurred in connection with acquisitions, construction activities and expansion of the customer base. These expenses consist primarily of allocated compensation and overhead costs that are not directly related to the administration or management of existing towers, and are expensed as incurred.

 Income Taxes

  The Company qualifies and intends to continue to qualify to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. As a REIT, the Company is allowed a tax deduction for the amount of dividends paid to its stockholders, thereby effectively subjecting the distributed net income of the Company to taxation at the stockholder level only, provided it distributes at least 95% of its REIT taxable income and meets certain other requirements for qualifying as a REIT. The Company incurred a loss for both book and tax purposes in the years ended December 31, 1996 and 1997 and, therefore, was not required to pay a cash dividend in order to retain its REIT status.

                            PINNACLE HOLDINGS INC.

 Earnings Per Share

  Basic net income per common share is based on the weighted average number of shares of common stock outstanding during each period. The computation of diluted earnings per share, assuming conversion of the Class D common shares described in Note 9, has an antidilutive effect on earnings per share.

3. ACQUISITIONS

  The Company actively acquires towers and assumes the sellers' related customer activity on an ongoing basis. In January 1996, the Company acquired telecommunications tower sites and related assets from an individual for cash of $4,443,000. During May of 1996, the Company acquired the rooftop of the Plaza Tower building including all of the related tower assets and fixtures from Baha Towers Limited Partnership for a purchase price of $3,000,000 which was paid in cash. In July 1996, the Company purchased the tower leases and subleases of Florida Mobile Telephone, Inc. for a purchase price of $2,270,000, which was also paid in cash. In September 1996, the Company purchased 10 tower sites and related assets for $3,010,000, which consisted of $792,325 in cash and $2,217,675 of notes payable to Tall Towers Rentals, Inc. Additionally, the Company completed 44 other acquisitions of towers and related assets, all of which were individually insignificant to the Company, from various sellers during the year ended December 31, 1996. The aggregate purchase price of $20,854,055 consisted of $15,578,475 in cash and $5,275,580 of notes payable to the former tower owners (see Note 6).

  The Company completed 63 acquisitions during the year ended December 31, 1997, all of which were individually insignificant to the Company. The aggregate purchase price for acquisitions for the year ended December 31, 1997 was $73,591,373, which consisted of $54,339,523 in cash and $19,251,850 of notes payable to the former tower owners.

  The Company accounts for its acquisitions using the purchase method of accounting. The results of operations of the acquired assets are included with those of the Company from the dates of the respective acquisitions. The pro-forma results of operations listed below reflect purchase accounting and pro-forma adjustments as if the transactions occurred as of January 1, 1996. The unaudited pro- forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transaction had occurred on the dates indicated and are not necessarily indicative of the expected financial position or results of operations in the future.

                                                         DECEMBER 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
                                                   (UNAUDITED)   (UNAUDITED)
   Tower rental revenue........................... $  9,427,245  $ 15,547,242
   Gross profit, excluding depreciation and amor-
    tization......................................    7,375,124    12,381,646
   Net loss.......................................  (11,117,283)  (11,780,246)
   Net loss per common share...................... $     (44.66) $     (37.99)

                             PINNACLE HOLDINGS INC.

4. FIXED ASSETS

  Fixed assets consist of the following:

                                               ESTIMATED
                                                USEFUL      DECEMBER 31,
                                               LIVES IN  --------------------
                                                 YEARS     1996       1997
                                               --------- --------  ----------
Vehicles......................................      5    $257,304  $  489,778
Furniture, fixtures and other office equip-
 ment.........................................      5     426,542     504,759
Data processing equipment.....................      5     167,511     880,333
                                                         --------  ----------
                                                          851,357   1,874,870
Accumulated depreciation......................            (93,762)   (379,749)
                                                         --------  ----------
Fixed assets, net.............................           $757,595  $1,495,121
                                                         ========  ==========

5. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1996      1997
                                                             -------- ----------
   Construction costs....................................... $    --  $1,071,719
   Interest.................................................  199,385  1,337,662
   Professional fees........................................  146,000    150,000
   Sales tax and other......................................  109,446    148,115
   Payroll and other........................................  268,613    387,553
                                                             -------- ----------
                                                             $723,444 $3,095,049
                                                             ======== ==========

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1996          1997
                                                     -----------  ------------
   Senior Credit Facility, monthly interest at
    variable rates (7.75% and 8.25% at December 31,
    1996 and 1997, respectively), quarterly princi-
    pal installments beginning June 30, 2000, ma-
    turing December 31, 2004.......................  $21,100,000  $ 72,000,000
   Notes payable to former tower owners, interest
    from 8.5% to 13% per annum, monthly install-
    ments of principal and interest of varying
    amounts through December 31, 2020, secured by
    various letters of credit......................    9,322,180    28,581,867
   Subordinated term note, quarterly interest at
    variable rates (11.88% at December 31, 1997),
    unsecured, principal and interest maturing Sep-
    tember 22, 2000................................          --     20,000,000
                                                     -----------  ------------
                                                      30,422,180   120,581,867
   Less current portion of long-term debt..........     (636,214)  (11,122,077)
                                                     -----------  ------------
                                                     $29,785,966  $109,459,790
                                                     ===========  ============

                            PINNACLE HOLDINGS INC.

  The remaining principal payments at December 31, 1997 were due as follows:
1999-$357,561; 2000-$30,713,259; 2001-$10,243,954; 2002-$11,256,324; and 2003
and thereafter $56,888,692.

 Senior Credit Facility

  In September 1995, the Company entered into a credit agreement which provided for $25,000,000 of senior debt financing through a reducing revolving line of credit and revolver/term loan (as amended, the "Senior Credit Facility"). In September 1996, the Company and its senior lender agreed to expand the commitment amount to $100,000,000. Advances under the credit agreement are limited to a borrowing base, which is based on the Company's cash flows, as defined in the agreement.

  Advances under the Senior Credit Facility accrue interest at the Company's option at either LIBOR plus a margin of up to 2.375%, as defined in the related agreement, or at the greater of the Federal Funds Effective Rate plus 0.50% or the prime rate, plus a margin of up to 1.375%. Advances under the Senior Credit Facility bear interest payable in quarterly installments. In addition, the Company is required to pay commitment fees based on the unused portion of the commitments and customary facility fees on the total amount of the commitments.

  The Senior Credit Facility is secured by a lien on substantially all of the Company's assets and a pledge of substantially all of the Company's capital stock. The credit agreement contains customary covenants such as limitations on the Company's ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to shareholders, or prepay subordinated debt. Under the credit agreement, the Company may not permit the ratio of debt to annualized EBITDA to exceed certain amounts, as defined in the agreement.

  For the period from inception (May 3, 1995) through December 31, 1995 and for the years ended December 31, 1996 and 1997, the Company incurred commitment fees of approximately $38,000, $52,000, and $192,000, respectively.

 Subsequent Events

  On March 4, 1998, the Company amended the Senior Credit Facility to provide for borrowings initially of up to $200,000,000. The facility comprises a revolving line of credit under which the Company may make borrowings and repayments until March 31, 2000, at which time the facility will convert into a term loan payable through December 31, 2004. Advances under the Senior Credit Facility accrue interest at the Company's option of either LIBOR plus a margin of up to 2.75%, as defined in the related agreement, or at the greater of the Federal Funds Effective Rate plus 0.50% or the prime rate, plus a margin of up to 1.75%. Advances under the facility are available to fund acquisitions and construction of towers and for general corporate purposes.

  In February 1998, the Company entered into an agreement with its principal stockholder (the "Bridge Loan"), whereby the Company borrowed $12,500,000 in cash. Amounts outstanding under the Bridge Loan earn interest at the rate of 9% per annum. Interest and principal under the Bridge Loan are payable within one year from the date of the related borrowing.

 Subordinated Term Loan

  On September 22, 1997, the Company entered into a term loan agreement for $20,000,000, which is subordinated to the Company's Senior Credit Facility. Borrowings under this agreement accrue

                            PINNACLE HOLDINGS INC.

interest, at interest rates equal to a margin amount (as defined in the agreement), plus LIBOR. The amount of the related margins are 6% through March 22, 1998, 7.5% through September 22, 1998, 10% through March 22, 1999 and the ratio increases by 2% for each successive six month period to a maximum combined rate of 18%. The Company may extend the maturity of the subordinated debt to September 22, 2007 if the Company complies with the subordinated debt covenants, as defined in the agreement. The Company may prepay this loan at any time at the Company's option. In connection with the term loan agreement, the Company issued warrants to lenders for 10,000 shares of the Company's Class F Common Stock (see Note 9). As of December 31, 1997, no value was assigned to the warrants.

 Interest Rate Swap

  The Company entered into interest rate swap agreements to manage the interest rate risk associated with certain of its variable rate debt. The swap agreement effectively converts the credit agreement floating rate debt from LIBOR plus a margin, as defined in the agreement, to a fixed rate debt plus the applicable margin under the credit agreement on an amount equal to the notional value of the interest rate swap. The following table summarizes the interest rate swap agreement:

                                                       NOTIONAL AMOUNT
                                             -----------------------------------
                                     FIXED
                                    PAY RATE DECEMBER 31, 1996 DECEMBER 31, 1997
                                    -------- ----------------- -----------------
   EXPIRATION DATE
   September 30, 2000..............   5.75%     $20,000,000       $20,000,000
   May 1, 1998.....................   6.22%             --         20,000,000
   December 24, 1998...............   5.90%             --         30,000,000

  Approximately $28,000 and $51,000 of interest expense was incurred in 1996 and 1997, respectively, related to the interest rate swap agreements.

7. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company is obligated under noncancellable leases for office space, machinery and equipment and ground leases which expire at various times through 2015. The majority of these leases have renewal options which range up to 10 years. Certain of the leases have purchase options at the end of the original lease term. The future minimum lease commitments under these leases are as follows:

   YEAR ENDING
   DECEMBER 31,
     1998.......................................................... $   787,532
     1999..........................................................     781,319
     2000..........................................................     722,262
     2001..........................................................     574,192
     2002..........................................................     541,397
     2003 and thereafter...........................................   6,623,432
                                                                    -----------
       Total minimum lease payments................................ $10,030,134
                                                                    ===========

  Total rent expense under noncancellable operating leases was approximately $118,000, $468,083 and $1,468,323 for the period ended December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

                            PINNACLE HOLDINGS INC.

 Employment Agreements

  The Company has severance agreements with certain officers of the Company which grant these employees the right to receive their base salary and continuation of certain benefits for periods ranging from six to eighteen months in the event of a termination (as defined by the agreement) of such employees.

 Litigation

  The Company is not a party to any material legal proceedings other than routine litigation incidental to its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

8. TENANT LEASES

  The following is a schedule by year of total rentals to be received for tower space under noncancellable lease agreements as of December 31, 1997:

   YEAR ENDING
   DECEMBER 31,
     1998........................................................... $ 6,333,611
     1999...........................................................   5,813,840
     2000...........................................................   5,204,757
     2001...........................................................   3,858,188
     2002...........................................................   3,046,291
     2003 and thereafter............................................   2,211,626
                                                                     -----------
                                                                     $26,468,313
                                                                     ===========

  Principally all of the leases provide for renewal at varying escalations. These escalations have not been reflected above.

9.STOCKHOLDERS' EQUITY

 Capital Contribution Commitment

  In 1995, the Company and its principal shareholder entered into a capital contribution agreement whereby the principal shareholder committed to invest up to $20,000,000 as equity in the Company (the "Capital Contribution Agreement") and at that time, management contributed $1,200,000. In February 1996, the Capital Contribution Agreement was amended and the principal shareholder's equity commitment to the Company was increased to $50,000,000.

 Redeemable Stock

  Class D common stock is convertible into shares of Class C common stock. Such conversion will be effected by the surrender of the Class D common stock in exchange for the Class C common stock on a date to be approved by the Board of Directors, or upon consummation of an initial public offering. Any Class D common stock converted into Class C common stock will maintain the vesting characteristics such Class D common stock had prior to the time of conversion.

                            PINNACLE HOLDINGS INC.

  Shares of Class D Common Stock are held by various officers and employees of the Company. Vesting of the ownership of these shares is subject to varying schedules. Certain employees vest into the ownership of the shares at the rate of 20% per year. Other employees vest according to the following schedule:

                                                               VESTING FRACTION
                                                                  OF SHARES
                                                              REMAINING UNVESTED
                                                              ------------------
   ANNIVERSARY OF
   THE CLOSING DATE
     First...................................................        1/10
     Second..................................................         1/9
     Third...................................................         1/8
     Fourth..................................................         2/7
     Fifth...................................................         1/2
     Sixth...................................................         1/1

  If certain employees cease to be employed prior to the third anniversary of the date their respective shares were granted, any vested shares will become unvested. In the event of an initial public offering or sale of the Company, all unvested shares for any employee still employed will become vested shares. In the event of termination of employment, all shares of Class D common stock are subject to repurchase provisions, as defined below.

  If any employee ceases to be employed, then such employee's Class B and Class D common stock will be subject to repurchase by the Class A stockholders and the Company. The employee will have the right to require the Company to purchase any or all Class B and D common stock which are held, if such employee's termination was with or without cause and any Class D stock if termination is as a result of death or disability. If the employee is terminated with or without cause, the repurchase price for Class B common stock and vested Class D common stock will be fair market value, while the repurchase price for unvested Class D common stock will be $.001 per share. The Company's obligation to repurchase the Class D stock in the event of death or disability of an employee stockholder is limited to the amount of shares the Company could purchase with the proceeds of the life insurance policy covering the respective Class D employee stockholder. Additionally, all repurchases of shares are subject to the applicable restrictions contained in the Company's debt agreements.

 Common Stock

  The Company has six classes of authorized common stock: Class A, B, C, D, E and F. Under the Company's Amended and Restated Certificate of Incorporation, the relative rights and preferences of each class of common stock are as follows:

 Voting Rights

  All classes of common stock will vote together as a single combined class on all matters submitted to a vote of the shareholders, with each holder of Class A, B, C, E or F common shares being entitled to one vote per share of such stock held and each holder of Class D common shares being entitled to a number of votes equal to the number of shares of Class C stock which would be issued upon conversion of the Class D stock, as described below.

                            PINNACLE HOLDINGS INC.

 Distributions

  The holders of the Class A and B common shares have an initial distribution preference equal to 15% per annum (the "Yield") based on the initial purchase price of $100 per share from the date of issuance through June 30, 1997. In addition to the Yield, the holders of Class A, Class B and Class E common stock are entitled to a distribution preference of $100 per share (the "Preference Amount").

  Holders of Class A common stock are entitled to receive their respective Preference Amounts before any distributions are to be made to any other class of stock. Similarly, holders of Class E Common stock are entitled to receive their respective Preference Amount before any distributions are to be made to the holders of Class B, C, D or F common stock. Once distributions have been made to Class A and E, holders of Class B common stock will receive their Preference Amounts. Remaining distributions will be made to all classes of common stock on the basis of the number of Units (as defined by the Company's Certificate of Incorporation) assigned to the respective shares.

 Class F Common Shares

  In connection with the Subordinated Term Loan agreement (see Note 6), the Company issued warrants to the lenders for 10,000 shares of the Company's Class F Common Stock. The warrants are exercisable by the holders only in the event the Company defaults (as defined in the agreement) under the terms of its loans or does not repay the Subordinated Term Loan on or before September 22, 2000.

                            PINNACLE HOLDINGS INC.

  Additional stock information is as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
Preferred stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................ 100,000 100,000
  Shares issued and outstanding................................     --      --
Class A common stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................ 202,500 202,500
  Shares issued and outstanding................................ 202,500 202,500
Class B common stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................  12,000  12,000
  Shares issued and outstanding................................  12,000  12,000
Class C common stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................ 200,000 200,000
  Shares issued and outstanding................................     --      --
Class D common stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................ 100,000 100,000
  Shares issued and outstanding................................  38,000  39,000
Class E common stock:
  Par value per share.......................................... $ 0.001 $ 0.001
  Shares authorized............................................ 300,000 300,000
  Shares issued and outstanding................................  51,300  67,089
Class F common stock:
  Par value per share.......................................... $   --  $ 0.001
  Shares authorized............................................     --   10,000
  Shares issued and outstanding................................     --      --

10. RELATED PARTY TRANSACTIONS

  Certain board members and/or stockholders provide management services to the Company. The Company pays up to $75,000 plus reimbursable expenses each year for such management services. For the period from inception (May 3, 1995) through December 31, 1995, the Company paid approximately $12,500 for such services and related expenses. The Company paid approximately $55,162 and $78,166 for such services and related reimbursable expenses for the years ended December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, $88,016 and $29,950, respectively, was due to these related parties for management services and related reimbursable expenses. A balance due from current or former officers of $200,000 is included in other assets at December 31, 1997.

  During 1997, the majority stockholder of the Company guaranteed a note payable to a tower seller of $3,904,600 associated with a tower acquisition (see Note 6).

                            PINNACLE HOLDINGS INC.

11.EMPLOYEE BENEFIT PLAN

  Effective January 1, 1997, the Company began participating in a 401(k) plan of the majority stockholder. The plan covers substantially all employees. Benefits vest based on number of years of service. To participate in the plan, employees must be at least 21 years old and have completed six months of service.

12.SUBSEQUENT EVENTS

 Acquisitions

  On March 4, 1998, the Company completed the acquisition of 201 towers from Southern Communications Services, Inc. ("Southern Communications"), a subsidiary of Southern Company. The Company paid $83,500,000 for these towers, located in Georgia, Alabama, Mississippi, and Florida.

  In connection with the acquisition of these towers, the Company and Southern Communications or one of its affiliates have entered into leases whereby Southern Communications or one of its affiliates is a customer on each of the 201 towers acquired. Under the lease agreement, Southern Communications and its affiliates will pay initial annual aggregate rent of approximately $5,500,000 in 1998. The leases have initial terms of ten years with five optional renewal periods of five years exercisable at the customer's option. The Company has also entered into an option agreement with Southern Communications under which the Company may supply, acquire or develop an additional 80 sites. Any of these additional sites would be rented under the same terms as the original leases of the 201 towers described above.

  In addition to the Southern Communications acquisition, subsequent to December 31, 1997 the Company purchased a total of 33 towers for aggregate consideration of approximately $14,328,000. Also subsequent to December 31, 1997, the Company entered into several letters of intent with various third parties to purchase 52 towers. Under these agreements, the Company has committed to pay approximately $22,190,000.

 Private Placement

  In March 1998 the Company initiated the sale of Senior Discount Notes due 2008 in a private placement offering to institutional investors. The Notes are being issued at a substantial discount from their principal amount so as to yield gross proceeds of approximately $150,000,000. The Company plans to use proceeds from the sale to repay a portion of the Senior Credit Facility, repay and retire all of the outstanding principal of $20,000,000 and accrued interest under the Subordinated Term Loan, repay approximately $12.5 million of the outstanding debt and accrued interest under the Bridge Loan (see Note
6), and to pay approximately $413,000 to the holders of the Company's Class B common stock in settlement of a distribution preference on such stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Southern Communications Services, Inc.:

  We have audited the accompanying balance sheets of the tower operations (the "Tower Operations" or "Company") of SOUTHERN COMMUNICATIONS SERVICES, INC. (a Delaware corporation) as of December 31, 1997 and 1996 and the related statements of operations, changes in accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Tower Operations of Southern Communications Services, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Arthur Andersen LLP
Atlanta, Georgia
February 20, 1998

                     SOUTHERN COMMUNICATIONS SERVICES, INC.
                                TOWER OPERATIONS
         (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  -----------
                        ASSETS
Current Assets:
  Accounts receivable................................. $    39,459  $   169,994
  Prepaids and other..................................     117,599      102,942
                                                       -----------  -----------
    Total current assets..............................     157,058      272,936
                                                       -----------  -----------
Property and Equipment, at cost:
  Tower investment....................................  40,191,788   38,139,393
  Less accumulated depreciation.......................  (3,875,184)  (1,928,510)
                                                       -----------  -----------
    Net property and equipment........................  36,316,604   36,210,883
                                                       -----------  -----------
    Total assets...................................... $36,473,662  $36,483,819
                                                       ===========  ===========
         LIABILITIES AND ACCUMULATED DEFICIT
Current Liabilities:
  Accounts Payable.................................... $    78,342  $   115,865
Due to Parent.........................................  40,930,277   39,007,286
Commitments and Contingencies
Accumulated Deficit...................................  (4,534,957)  (2,639,332)
                                                       -----------  -----------
    Total liabilities and accumulated deficit......... $36,473,662  $36,483,819
                                                       ===========  ===========


        The accompanying notes are an integral part of these statements.

                     SOUTHERN COMMUNICATIONS SERVICES, INC.
                                TOWER OPERATIONS
         (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
Revenues............................................. $ 1,017,305  $   349,428
Expenses:
  Operations.........................................     876,613      748,001
  Administrative and General.........................      89,642       54,072
  Depreciation.......................................   1,946,674    1,810,282
                                                      -----------  -----------
  Total expenses.....................................   2,912,930    2,612,355
                                                      -----------  -----------
Net Loss............................................. $(1,895,625) $(2,262,927)
                                                      ===========  ===========



        The accompanying notes are an integral part of these statements.

                     SOUTHERN COMMUNICATIONS SERVICES, INC.
                                TOWER OPERATIONS
         (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                  STATEMENTS OF CHANGES IN ACCUMULATED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

Accumulated Deficit as of December 31, 1995....................... $  (376,405)
Net Loss..........................................................  (2,262,927)
                                                                   -----------
Accumulated Deficit as of December 31, 1996.......................  (2,639,332)
Net Loss..........................................................  (1,895,625)
                                                                   -----------
Accumulated Deficit as of December 31, 1997....................... $(4,534,957)
                                                                   ===========



        The accompanying notes are an integral part of these statements.

                     SOUTHERN COMMUNICATIONS SERVICES, INC.
                                TOWER OPERATIONS
         (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss...........................................  $(1,895,625) $(2,262,927)
  Adjustments to reconcile net loss to net cash used
   by operating activities:
   Depreciation......................................    1,946,674    1,810,282
   Changes in current assets and liabilities:
    Decrease (increase) in accounts receivable.......      130,535     (169,994)
    Decrease (increase) in prepaids and other........      (14,657)    (102,942)
    (Decrease) increase in accounts payable..........      (37,523)     115,865
                                                       -----------  -----------
      Total adjustments..............................    2,025,029    1,653,211
                                                       -----------  -----------
Net cash provided by (used in) operating activities..      129,404     (609,716)
                                                       -----------  -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures...............................   (2,052,395)  (8,657,518)
                                                       -----------  -----------
Net cash used by investing activities................   (2,052,395)  (8,657,518)
CASH FLOW FROM FINANCING ACTIVITIES:
  Change in Due to Parent............................    1,922,991    9,267,234
                                                       -----------  -----------
Net cash provided from financing activities..........    1,922,991    9,267,234
Increase In Cash.....................................  $         0  $         0
                                                       -----------  -----------
Cash at Beginning of Year............................  $         0  $         0
                                                       ===========  ===========
Cash at End of Year..................................  $         0  $         0
                                                       ===========  ===========


        The accompanying notes are an integral part of these statements.

                    SOUTHERN COMMUNICATIONS SERVICES, INC.
                               TOWER OPERATIONS
        (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying financial statements present the financial position and the results of operations of the Tower Operations (the "Company") of Southern Communications Services, Inc. (the "Parent"), which includes the Parent's business of leasing space on the 201 tower sites that are being acquired by Pinnacle Towers Inc. ("Pinnacle") (See Note 4) to customers in the broadcast and wireless communication industries. Tower leasing has been incidental to the Parent's communications services business and it has had no concentrated marketing and sales effort to generate revenues from tower leases.

  Tower Operations is not a separate subsidiary, division or segment of the Parent. The financial statements of the Tower Operations business have been derived from the financial statements of the Parent and have been prepared to present the financial position, results of operations, and cash flows on a stand-alone basis. All revenues and expenses specifically identifiable to tower ownership are included. Additionally, the accompanying financial statements include certain costs and expenses that have been allocated to the tower business from the Parent. These costs have been allocated on a pro rata basis primarily on either revenues or total costs of infrastructure operations, depending upon the nature of the cost.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Credit Risk

  The owned tower site lease receivables potentially subject the business to credit risk, as collateral is generally not required. The business risk of loss is limited due to the significant number of leases with affiliated companies and the superior credit ratings of non-affiliated lessees. The carrying amount of the Company's receivables approximates fair value.

 Property and Equipment

  Towers are recorded at cost and include certain capitalized overhead costs (primarily engineering). Depreciation is computed using the straight-line method over the estimated useful lives of its towers, which are 20 years.

 Long-Lived Assets

  The business periodically reviews the values assigned to long-lived assets to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

 Income Taxes

  The Company is not in itself a taxable entity and no provision or benefit for United States federal or state income taxes has been recorded.

                    SOUTHERN COMMUNICATIONS SERVICES, INC.
                               TOWER OPERATIONS
        (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Revenue Recognition

  The Company earns revenues by leasing space on its towers to customers in the broadcast and communication industries or to customers that have internal communication systems. Lease revenues are recognized on a straight-line basis over the noncancelable lease term.

2. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases land for certain tower sites under long-term operating leases. The majority of these leases contain renewal provisions which generally require renewals to be exercised at market rates. Rental expense for the years ended December 31, 1997 and 1996 totaled $228,688 and $195,075, respectively, and are included in Operations Expense in the accompanying statement of operations.

  Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are as follows (in thousands):

   1998.............................................................. $  240,320
   1999..............................................................    240,320
   2000..............................................................    218,840
   2001..............................................................    203,544
   2002 and thereafter...............................................    854,096
                                                                      ----------
   Total............................................................. $1,757,120
                                                                      ==========

3. RELATED PARTY TRANSACTIONS

  Certain specialized services are performed for the Company by Southern Company Services, Inc., an affiliate. Services provided include support in major functional areas, such as engineering, site acquisition, site leasing, benefits, cash management, legal, risk management, accounting, payroll, and taxes. These services are provided at cost and totaled $38,994 and $37,054 in 1997 and 1996, respectively.

  The Company purchases electrical power and leases land for towers from affiliated companies. The costs of these services were $117,061 and $112,623 in 1997 and 1996, respectively.

  The Company leases space on towers to certain of its affiliates. Revenues for these sales and services were $371,936 and $169,995 in 1997 and 1996, respectively.

  At December 31, 1997 and December 31, 1996, the Company owed approximately $26,574 and $71,267, respectively, to its affiliates for amounts due under the agreements discussed above.

4. SALE AND LEASEBACK OF TOWER ASSETS

  On January 9, 1998, the Parent entered into a definitive agreement to sell 201 towers and 90 parcels of land to Pinnacle for a purchase price of $83,500,000, and received $6,000,000 from Pinnacle as a nonrefundable deposit for the transaction. The transaction also includes the assignment

                    SOUTHERN COMMUNICATIONS SERVICES, INC.
                               TOWER OPERATIONS
        (A CARVE-OUT ENTITY OF SOUTHERN COMMUNICATIONS SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) of leases and related lease payments for 111 land leases related to towers included in the sale. The transaction is expected to close on March 4, 1998. The sale price will be adjusted proportionately to the average price per tower site if the Parent or Pinnacle elect not to include certain sites in the transaction for certain casualty, title, or lease defects.

  In connection with the transaction, the Parent and Pinnacle have entered into a lease agreement in which the Parent will lease space on each tower included in the transaction for a period of 10 years at a cost of $1,500 per month per site. Five five-year option periods are included in the lease agreement.

  The Parent and Pinnacle have also entered into an option agreement, in which at the sole option of the Parent, Pinnacle may be used to construct up to 80 additional towers for the purpose of permitting the Parent to place thereon communications antennae and related equipment.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Pinnacle Holdings Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Shore Communications ("Shore") at December 3, 1997, and the results of its operations and their cash flows for the eleven month period from January 1, 1997 through December 3, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Shore's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Tampa, Florida
February 9, 1998

                              SHORE COMMUNICATIONS

               (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

                             COMBINED BALANCE SHEET

                                                               DECEMBER 3, 1997
                                                               ----------------
                            ASSETS
Current assets:
  Accounts receivable.........................................    $    3,548
  Due from affiliate..........................................        58,107
  Prepaid expenses............................................        16,447
  Stockholder receivable......................................        91,745
  Deferred tax asset..........................................        22,007
  Other current assets........................................         6,948
                                                                  ----------
    Total current assets......................................       198,802
Fixed assets, net.............................................         9,638
Tower assets, net of accumulated depreciation of $229,580.....     2,254,591
Deferred loan costs, net of accumulated amortization of
 $26,777......................................................        48,599
                                                                  ----------
                                                                  $2,511,630
                                                                  ==========
             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and other current liabilities..............    $   62,251
  Deferred revenue............................................        60,391
  Stockholder payable.........................................       328,494
  Short-term debt.............................................     2,000,084
                                                                  ----------
    Total current liabilities.................................     2,451,220
Customer deposits.............................................         2,600
                                                                  ----------
                                                                   2,453,820
                                                                  ----------
Commitments and Contingencies (Note 6)
Stockholder's equity:
  Common stock, $1 par value; 10,000 shares authorized; 100
   shares issued and outstanding..............................           100
  Common stock, no par value; 5,000 shares authorized; 100
   shares issued and outstanding..............................           --
  Additional paid in capital..................................        66,900
  Retained earnings...........................................        (9,190)
                                                                  ----------
                                                                      57,810
                                                                  ----------
                                                                  $2,511,630
                                                                  ==========

            The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                              SHORE COMMUNICATIONS

               (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                       PERIOD FROM JANUARY 1,
                                                      THROUGH DECEMBER 3, 1997
                                                      ------------------------
Revenue..............................................         $667,263
Tower operating expenses, excluding depreciation and
 amortization........................................          145,938
                                                              --------
    Gross margin.....................................          521,325
                                                              --------
Expenses:
  General and administrative expenses................          235,108
  Depreciation and amortization......................           96,554
                                                              --------
                                                               331,662
                                                              --------
Income from operations...............................          189,663
Interest expense.....................................          197,909
                                                              --------
Loss from operations.................................           (8,246)
Income tax benefit...................................           22,007
                                                              --------
Net income...........................................         $ 13,761
                                                              ========
Pro-forma income tax benefit.........................         $  2,849
                                                              --------
Pro-forma net loss...................................         $ (5,397)
                                                              ========
Retained earnings at December 31, 1996...............         $(22,951)
Net income...........................................           13,761
                                                              --------
Retained earnings at December 3, 1997................         $ (9,190)
                                                              ========


            The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                              SHORE COMMUNICATIONS

 (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC., WEST SHORE COMMUNICATIONS,
                      INC., AND 28 WALKER ASSOCIATES, LLC)

                        COMBINED STATEMENT OF CASH FLOWS

                                                        PERIOD FROM JANUARY 1,
                                                       THROUGH DECEMBER 3, 1997
                                                       ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................        $ (13,761)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization......................           96,554
   Deferred tax asset.................................          (22,007)
   (Increase) decrease in:
    Accounts receivable...............................           (3,548)
    Due from affiliate................................          (58,107)
    Prepaid expenses..................................          (11,261)
    Stockholder receivable............................          146,567
    Other current assets..............................           40,722
   Increase (decrease) in:
    Accounts payable and other current liabilities....           52,011
    Deferred revenue..................................           42,874
    Stockholder payable...............................          181,800
                                                              ---------
      Total adjustments...............................          465,605
                                                              ---------
Net cash provided by operating activities.............          451,844
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures:
    Tower assets......................................         (543,737)
    Fixed assets......................................           (3,023)
                                                              ---------
Net cash used in investing activities.................         (546,760)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under term note..........................          339,379
  Repayment of short-term debt........................         (403,662)
                                                              ---------
Net cash used in financing activities.................          (64,283)
Net decrease in cash..................................         (159,199)
                                                              ---------
Cash at December 31, 1996.............................          159,199
                                                              ---------
Cash at December 3, 1997..............................        $     --
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
Cash paid for interest................................        $ 199,547
                                                              =========

The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                             SHORE COMMUNICATIONS

              (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

 Nature of Business

  On December 3, 1997, Pinnacle Towers Inc. acquired all of the outstanding stock of Shore Communications, Inc. ("Shore Communications", a C Corporation) and West Shore Communications, Inc. ("West Shore", a C Corporation) and certain of the assets and business operations of 28 Walker Associates, LLC ( "Walker", a limited liability company). Shore Communications and West Shore were wholly-owned by an individual. Walker is owned by two individuals. Collectively, the acquired corporations, assets and related operations are referred to hereafter as Shore Communications ("Shore"). Shore owns telecommunication towers and leases space on these towers to customers in the wireless communications industries in Maryland and Virginia.

 Basis of Presentation

  The combined financial statements of Shore have been derived from the accounting records of Shore Communications, West Shore and Walker. Additional allocations were made to reflect Shore's share of general and administrative expenses on a carve-out basis as described in Note 2.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

 Due from Affiliate

  Tower revenues related to Walker are collected by an affiliate on behalf of Walker. Similarly, all direct tower operating expenses and general and administrative expenses are paid by an affiliate on behalf of Walker. Accordingly, a receivable from and payable to affiliates are recorded (see
Note 8).

 Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from 6 to 31.5 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Fixed Assets

  Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets, which range from 5 to 7 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the assets are capitalized. Repairs and maintenance costs are expensed as incurred.

                             SHORE COMMUNICATIONS

              (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Impairment of Long-lived Assets

  Shore evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 3, 1997, management does not believe that an impairment reserve is required.

 Fair Value of Financial Instruments

  The carrying amount of Shore's financial instruments at December 3, 1997, which consists of accounts receivable, due from affilliate and short-term debt, approximates fair value due to the short maturity of those instruments.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

 Allocation of Expenses

  General and administrative expenses were allocated from Walker based on the ratio of revenue generated from the acquired asset and related operations to that of Walker.

 Income Taxes

  Shore accounts for income taxes using the liability method as required by Statement No. 109, Accounting for Income Taxes, issued by the Financial Accounting Standards Board.

  Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting and income tax reporting.

  As described in Note 1, Shore consisted of two C Corporations and a portion of a limited liability company. As such, the combined accounts reflect an income tax benefit for only the operations of the C Corporations at December 3, 1997. The Combined Statement of Operations and Retained Earnings also reflects an income tax benefit for the operations of Shore at December 3, 1997 on a pro-forma basis as if Shore were treated as a C Corporation.

3. FIXED ASSETS

  Fixed assets consist of the following:

                                                         ESTIMATED
                                                        USEFUL LIVES DECEMBER 3,
                                                          IN YEARS      1997
                                                        ------------ -----------
   Furniture, fixtures.................................     5, 7      $ 11,691
   Automobile..........................................      5          13,784
                                                                      --------
                                                                        25,475
   Accumulated depreciation............................                (15,837)
                                                                      --------
   Fixed assets, net...................................               $  9,638
                                                                      ========

                             SHORE COMMUNICATIONS

              (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

4. SHORT-TERM DEBT

  Shore maintained line of credit facilities with a bank under guidance line notes which provided for secured borrowings up to $1,900,000. Amounts borrowed under these lines of credit have been converted to term notes which bore interest from 9.75% to 10.5% through December 3, 1997. At December 3, 1997, $400,223 was available under the line of credit facilities. Shore paid $2,637 in unused commitment fees as of December 3, 1997. Shore also had a term note which bore a variable interest rate (10.25% at December 3, 1997) which $500,277 was outstanding at December 3, 1997. The term notes provided borrowings for construction of tower sites and were secured by all of the business assets of Shore Communications and the towers owned by Shore Communications and West Shore. The term notes originally matured through December 10, 2002. However, the outstanding balance was repaid subsequent to December 3, 1997 as part of the purchase agreement with Pinnacle Towers, Inc. (Note 10).

5. INCOME TAXES

  As described in Note 1, Shore consisted of two C Corporations and a portion of a limited liability company. As such, the combined accounts reflect an income tax benefit for only the operations of the C Corporations at December 3, 1997. The Combined Statement of Operations and Retained Earnings also reflects an income tax benefit for the operations of Shore at December 3, 1997 on a pro-forma basis as if Shore were treated as a C Corporation.

  Significant components of the income tax benefit on a historical and pro-forma basis were as follows:

                                                                   PRO-FORMA
                                               DECEMBER 3, 1997 DECEMBER 3, 1997
                                               ---------------- ----------------
   Current:
     Federal..................................     $17,867           $2,313
     State....................................       4,140              536
                                                   -------           ------
   Income tax benefits........................     $22,007           $2,849
                                                   =======           ======

  Significant components of the deferred tax asset on a historical and pro-forma basis were as follows:

                                                                   PRO-FORMA
                                               DECEMBER 3, 1997 DECEMBER 3, 1997
                                               ---------------- ----------------
   Deferred tax asset:
     Net operating loss.......................     $22,007           $2,849
                                                   -------           ------
                                                   $22,007           $2,849
                                                   =======           ======

  The effective tax rate approximates the statutory federal and state rates on a historical and pro-forma basis as no permanent differences exist for either the C Corporations or Shore.

  At December 3, 1997, Shore had cummulative federal tax net operating loss ("NOL") carryforward of approximately $8,246 which the Company was unable to use due to its operating loss. This NOL carryforward expires in the year ending December 3, 2013. Shore believes that it is more likely than

                             SHORE COMMUNICATIONS

              (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

not that the NOL carryforward will be utilized prior to its expiration by continuing to achieve future profitable operations. Shore does not believe that the change in ownership (Note 10) will impact such operations. Because of the extremely long period that is available to realize these future tax benefits, a valuation allowance for the deferred tax asset is not necessary.

6. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Shore is obligated under noncancelable leases for ground leases which expire at various times through 2009. The majority of these leases have renewal options which range up to 15 years. The future minimum lease commitments under these leases are as follows:

   PERIOD FROM DECEMBER 4, 1997 THROUGH DECEMBER 31, 1997........... $    4,583
   YEAR ENDED DECEMBER 31,
     1998...........................................................     55,554
     1999...........................................................     47,864
     2000...........................................................     34,521
     2001...........................................................     22,806
     2002...........................................................     14,419
     2003 and thereafter............................................    131,531
                                                                     ----------
                                                                     $  311,278
                                                                     ==========

  Rental expense under noncancelable ground leases for the period ended December 3, 1997 was $52,299.

7. TENANT LEASES

  The following is a schedule by year of total future rentals to be received for tower space under noncancelable lease agreements as of December 3, 1997:

   PERIOD DECEMBER 4, 1997 THROUGH DECEMBER 31, 1997................ $   87,124
   YEAR ENDED DECEMBER 31,
     1998...........................................................    732,032
     1999...........................................................    685,567
     2000...........................................................    594,445
     2001...........................................................    419,552
     2002...........................................................    139,683
     2003 and thereafter............................................     13,200
                                                                     ----------
                                                                     $2,671,603
                                                                     ==========

8. RELATED PARTY TRANSACTIONS

  Shore paid certain expenses related to development of a microwave communications system on behalf of a company wholly owned by the sole stockholder of Shore Communications and West Shore. Expenditures related to the development of the microwave communications system were to be

                             SHORE COMMUNICATIONS

              (A CARVE-OUT ENTITY OF SHORE COMMUNICATIONS, INC.,
        WEST SHORE COMMUNICATIONS, INC., AND 28 WALKER ASSOCIATES, LLC)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

reimbursed to Shore upon completion of the project. However, as Shore entered into a purchase agreement with Pinnacle Towers Inc. (Note 10), the project was terminated and the entire receivable from the related party of $91,461 was expensed as of December 3, 1997 and is included in general and administrative expenses.

  Prior to the acquisition by Pinnacle Towers Inc., the carve-out entity of Walker included transactions with the surviving Walker ("affiliate"). These transactions are disclosed as related party transactions in these financial statements.

  The affiliate received rent payments related to Walker's lease agreements. At December 3, 1997, due from affiliate of $72,818 reflected these receipts.

  The affiliate paid tower operating expense related to Walker. For the period January 1, 1997 through December 3, 1997, Walker incurred tower operating expense of $6,701.

  For the period January 1, 1997 through December 3, 1997, general and administrative expenses of $8,010 were allocated to Walker from the affiliate.

9. EMPLOYEE BENEFIT PLANS

  Shore Communications has defined contribution plans covering employees with two years of service and are of the age of 21. Contributions under these plans are based primarily on the performance of Shore Communications and employee compensation. Total expense amounted to $7,130 for the period from January 1, 1997 through December 3, 1997.

10. SUBSEQUENT EVENTS

  On December 3, 1997, Shore sold all of the outstanding stock of Shore Communications and West Shore and certain of the assets of Walker to Pinnacle Towers Inc. In accordance with the purchase agreement, Shore received approximately $8,973,300 for the outstanding stock, a tower and related assets. Also under the agreement, rent revenue reverted to Pinnacle Towers Inc. as of December 4, 1997. Deferred revenue as of December 3, 1997 reflects rent received by Shore to be remitted to Pinnacle Towers Inc. Of the total purchase price, $2,000,084 was used by Pinnacle Towers Inc. to repay the outstanding bank notes subsequent to December 3, 1997 in accordance with the purchase agreement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Pinnacle Holdings Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Tidewater Communications ("Tidewater") at July 31, 1997, and the results of their operations and their cash flows for the seven month period January 1, 1997 through July 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Tidewater's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  Tidewater is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Tampa, Florida
February 9, 1998

                            TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                       INC., AND DARE COUNTY PROPERTIES)

                             COMBINED BALANCE SHEET

                                                                   JULY 31, 1997
                                                                   -------------
                              ASSETS
Current assets:
  Due from affiliate..............................................  $  249,796
  Accounts receivable.............................................      33,843
  Prepaid expenses................................................       1,043
                                                                    ----------
    Total current assets..........................................     284,682
Tower assets, net of accumulated depreciation of $326,373.........     553,450
Land..............................................................     380,009
                                                                    ----------
                                                                    $1,218,141
                                                                    ==========
                LIABILITIES AND RETAINED EARNINGS
Current liabilities:
  Accounts payable and other current liabilities..................  $   10,596
  Deferred revenue................................................      10,505
  Short-term debt.................................................     264,982
                                                                    ----------
    Total current liabilities.....................................     286,083
Commitments and Contingencies (Note 5)
Retained earnings.................................................     932,058
                                                                    ----------
                                                                    $1,218,141
                                                                    ==========


            The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                            TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                                     INC.,
                          AND DARE COUNTY PROPERTIES)

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                          PERIOD FROM JANUARY 1,
                                                          THROUGH JULY 31, 1997
                                                          ----------------------
Revenue..................................................        $368,011
  Tower operating expenses, excluding depreciation.......          56,961
                                                                 --------
    Gross margin.........................................         311,050
                                                                 --------
Other expenses:
  General and administrative expenses....................          29,609
  Depreciation...........................................          26,009
                                                                 --------
                                                                   55,618
                                                                 --------
Income from operations...................................         255,432
Interest expense.........................................          14,055
                                                                 --------
Net income...............................................        $241,377
                                                                 ========
Pro-forma income tax expense.............................        $ 91,785
                                                                 --------
Pro-forma net income.....................................        $149,592
                                                                 ========
Retained earnings at December 31, 1996...................        $690,681
Net income...............................................         241,377
                                                                 --------
Retained earnings at July 31, 1997.......................        $932,058
                                                                 ========



            The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                            TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                       INC., AND DARE COUNTY PROPERTIES)

                        COMBINED STATEMENT OF CASH FLOWS

                                                         PERIOD FROM JANUARY 1,
                                                         THROUGH JULY 31, 1997
                                                         ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................       $ 241,377
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation.........................................          26,009
   (Increase) decrease in:
    Due from affiliates.................................        (249,796)
    Accounts receivable.................................         (11,529)
    Prepaid expenses....................................           2,353
   Increase (decrease) in:
    Accounts payable and other current liabilities......             661
    Deferred revenue....................................          (9,075)
                                                               ---------
      Total adjustments.................................        (241,377)
                                                               ---------
Net cash provided by operating activities...............             --
                                                               ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................         (46,189)
                                                               ---------
Net cash used in investing activities...................         (46,189)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term debt..........................         (28,811)
  Borrowing under promissory notes......................          75,000
                                                               ---------
Net cash provided by financing activities...............          46,189
                                                               ---------
Net increase in cash....................................             --
                                                               ---------
Cash at December 31, 1996...............................             --
                                                               ---------
Cash at July 31, 1997...................................       $     --
                                                               ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
Cash paid for interest..................................       $  12,863
                                                               =========

The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                           TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                       INC., AND DARE COUNTY PROPERTIES)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

 Nature of Business

  On July 31, 1997, Pinnacle Towers Inc. acquired certain of the assets and business operations of Antenna Rentals Corporation, Inc. (an S Corporation), John Harris & Associates, Inc. (a partnership), and Dare County Properties (a partnership). John W. Harris is the majority shareholder of Antenna Rentals Corporation, Inc. and the general partner of John Harris & Associates, Inc. and Dare County Properties. Collectively, the acquired assets and related operations are referred to hereafter as Tidewater Communications ("Tidewater"). Tidewater owns telecommunication towers and leases space on these towers to customers in the wireless communications industries in Virginia and North Carolina.

 Basis of Presentation

  The combined financial statements of Tidewater have been derived from the accounting records of Antenna Rentals Corporation, Inc., John Harris & Associates, Inc., and Dare County Properties. Additional allocations were made to reflect Tidewater's share of general and administrative expenses on a carve-out basis as described in Note 2.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from estimates used.

 Due from Affiliate

  All tower rent revenues are collected by affiliates on behalf of Tidewater. Similarly, all direct tower operating expenses, general and administrative expenses, and interest are paid by affiliates on behalf of Tidewater. Accordingly, a receivable from and payable to affiliates are recorded (see
Note 7).

 Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets, which range from 15 to 30 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  Tidewater evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of July 31, 1997, management does not believe that an impairment reserve is required.

                           TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                                     INC.,
                          AND DARE COUNTY PROPERTIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Fair Value of Financial Instruments

  The carrying amount of Tidewater's financial instruments at July 31, 1997, which includes due from affiliate, accounts receivable and short-term debt, approximates fair value due to the short maturity of those instruments.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

 Allocation of Expenses

  General and administrative expenses were allocated from its affiliates based on the ratio of revenue of Tidewater to total revenue of affiliates.

 Income Taxes

  Tidewater consisted of certain assets of an S Corporation and two partnerships. As such, net income was not subject to income taxes as the income is taxed directly to their owners. Pro forma income taxes are presented using the liability method as required by Statement No. 109, Accounting for Income Taxes, issued by the Financial Accounting Standards Board. Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting and income tax reporting.

3. SHORT-TERM DEBT

  At July 31, 1997, $264,982 was outstanding under three bank loans, which provided secured borrowings for the purchases of land and towers in North Carolina. The loans were secured by mortgage deeds of trust on the land, the tower assets and an assignment of rents and leases. The interest rates on all the notes were prime plus 0.5%. The original maturity dates were July 30, 2001, October 9, 2001, and February 12, 2002. However, the outstanding balance was repaid subsequent to July 31, 1997 as part of the purchase agreement with Pinnacle Towers, Inc. (see Note 8).

4. INCOME TAXES

  As described in Note 1, Tidewater consisted of certain assets of an S Corporation and of two partnerships. As such, net income related to the S Corporation and partnerships was not subject to income taxes as the income is taxed directly to their owners. The Combined Statement of Operations and Retained Earnings reflects a tax provision for the operations of Tidewater at July 31, 1997 on a pro-forma basis as if Tidewater were treated as a C Corporation.

  Significant components of the provision for income taxes on a pro-forma basis were as follows:

                                                                    PRO-FORMA
                                                                  JULY 31, 1997
                                                                  -------------
   Current:
     Federal.....................................................    $85,918
     State.......................................................     17,567
                                                                     -------
       Total current.............................................    103,485
   Deferred:
     Federal.....................................................     (9,822)
     State.......................................................     (1,878)
                                                                     -------
       Total deferred............................................    (11,700)
                                                                     -------
   Provision for income taxes....................................    $91,785
                                                                     =======

                           TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                                     INC.,
                          AND DARE COUNTY PROPERTIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Significant components of the deferred tax liability on a pro-forma basis were as follows:

                                                                     PRO-FORMA
                                                                   JULY 31, 1997
                                                                   -------------
   Deferred tax liability:
     Tax over book depreciation...................................  $   68,607
                                                                    ==========

  The effective tax rate approximates the statutory federal and state rates on a pro-forma basis as no permanent differences exist for Tidewater.

5. COMMITMENTS AND CONTINGENCIES

  The Company is obligated under a noncancelable lease for land which expires
February 20, 2005. The lease has two five-year renewal options. The future minimum lease commitments under these leases are as follows:

   PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997................  $    2,750
   YEAR ENDED DECEMBER 31,
     1998.........................................................       6,500
     1999.........................................................       6,500
     2000.........................................................       6,500
     2001.........................................................       6,500
     2002.........................................................       6,500
     2003 and thereafter..........................................      14,300
                                                                    ----------
                                                                    $   49,550
                                                                    ==========

  Rental expense for the seven month period ended July 31, 1997 was $3,792.

6. TENANT LEASES

  The following is a schedule by year of total future rentals to be received for tower space under noncancelable lease agreements as of July 31, 1997.

   PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997................  $  202,501
   YEAR ENDED DECEMBER 31,
     1998.........................................................     431,775
     1999.........................................................     388,806
     2000.........................................................     335,024
     2001.........................................................     139,554
     2002.........................................................      82,200
     2003 and thereafter..........................................     151,550
                                                                    ----------
                                                                    $1,731,410
                                                                    ==========

7. RELATED PARTY TRANSACTIONS

  Prior to the acquisition by Pinnacle Towers Inc. as described in Note 1, the carve out entity of Tidewater included transactions with the surviving Antenna Rentals Corporation, Inc., John Harris and

                           TIDEWATER COMMUNICATIONS

 (A CARVE-OUT ENTITY OF ANTENNA RENTALS CORPORATION, JOHN HARRIS & ASSOCIATES,
                                     INC.,
                          AND DARE COUNTY PROPERTIES)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

Associates, Inc. and Dare County Properties ("affiliates"). These transactions are disclosed as related party transactions in these financial statements.

  Affiliates received rent payments related to Tidewater's lease agreements. At July 31, 1997, due from affiliates of $347,407 reflected these receipts.

  Affiliates paid tower operating and interest expense as well as short-term debt related to Tidewater. For the period January 1, 1997 through July 31, 1997, Tidewater incurred tower operating and interest expense of $56,961 and $14,055, respectively. Short-term debt of $28,811 was paid by affiliates for this period.

  For the period January 1, 1997 through July 31, 1997, general and administrative expenses of $29,609 were allocated to Tidewater from affiliates.

  Bay Tower Corporation, a minority shareholder in one of the entities which owned Tidewater, is a customer on one tower. Bay Tower performs monthly routine maintenance on all of Tidewater's towers at a reduced price, in exchange for free rent on the tower. Tidewater has recorded both revenue and maintenance expense related to Bay Tower Corporation at their fair market value. Tower revenue and maintenance expense amounted to $2,100 and $5,600, respectively, for the period January 1, 1997 through July 31, 1997. Additionally, Bay Tower has built all of Tidewater's towers. Other related parties are customers on two towers. Accounts receivable of $2,120 is due from these related parties at July 31, 1997 and $6,920 of rent revenue was earned for the period January 1, 1997 through July 31, 1997. Management believes that these transactions were under terms no different than those arranged with other parties.

8. SUBSEQUENT EVENTS

  On July 31, 1997, Tidewater was sold to Pinnacle Towers Inc. In accordance with the purchase agreement, the owners of Tidewater received approximately $8,400,000 for thirteen towers, related assets and management contracts on two additional towers. Deferred revenue as of July 31, 1997 reflects rent received by Tidewater to be remitted to Pinnacle Towers Inc. Of the total purchase price, $264,982 was used by Pinnacle Towers Inc. to repay outstanding bank loans (see Note 3) subsequent to July 31, 1997 in accordance with the purchase agreement.

  Prior to the closing, Pinnacle Towers Inc. placed approximately $650,000 in escrow due to conflicts with the terms under a land lease agreement related to one of the management contracts. However, as the lease between Tidewater and the lessor was amended to increase the initial lease period from 15 to 20 years, the consideration in escrow will be released in fulfillment of the purchase agreement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Pinnacle Holdings Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Majestic Communications ("Majestic") at June 27, 1997, and the results of their operations and their cash flows for the six month period January 1, 1997 through June 27, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Majestic's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Tampa, Florida
February 9, 1998

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

                             COMBINED BALANCE SHEET

                                                                   JUNE 27, 1997
                                                                   -------------
                              ASSETS
Current assets:
  Due from affiliate..............................................   $133,348
  Accounts receivable.............................................      5,290
  Prepaid expenses................................................      4,014
                                                                     --------
    Total current assets..........................................    142,652
Tower assets, net of accumulated depreciation of $227,974.........    511,571
Land..............................................................    277,562
                                                                     --------
                                                                     $931,785
                                                                     ========
                LIABILITIES AND RETAINED EARNINGS
Current liabilities:
  Accounts payable and other current liabilities..................   $  5,801
  Taxes payable...................................................     10,339
  Deferred revenue................................................     18,831
  Short-term debt.................................................    161,712
                                                                     --------
    Total current liabilities.....................................    196,683
Deferred tax liability............................................     48,257
                                                                     --------
                                                                      244,940
Retained earnings.................................................    686,845
                                                                     --------
                                                                     $931,785
                                                                     ========


            The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

             COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                          PERIOD FROM JANUARY 1,
                                                          THROUGH JUNE 27, 1997
                                                          ----------------------
Revenue..................................................        $192,123
  Tower operating expenses, excluding depreciation.......          19,425
                                                                 --------
    Gross margin.........................................         172,698
                                                                 --------
Other expenses:
  General and administrative expenses....................          27,739
  Depreciation...........................................          24,033
                                                                 --------
                                                                   51,772
                                                                 --------
Income from operations...................................         120,926
Interest expense.........................................           6,036
                                                                 --------
Income before taxes......................................         114,890
Income tax expense.......................................           9,838
                                                                 --------
Net income...............................................        $105,052
                                                                 ========
Pro-forma income tax expense.............................        $ 40,895
                                                                 --------
Pro-forma net income.....................................        $ 73,995
                                                                 ========
Retained earnings at December 31, 1996...................        $581,793
Net income...............................................         105,052
                                                                 --------
Retained earnings at June 27, 1997.......................        $686,845
                                                                 ========


The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                                                         PERIOD FROM JANUARY 1,
                                                         THROUGH JUNE 27, 1997
                                                         ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................        $105,052
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation.........................................          24,033
   (Increase) decrease in:
    Due from affiliates.................................        (133,348)
    Accounts receivable.................................          (1,530)
    Prepaid expenses....................................          (4,014)
  Increase (decrease) in:
    Accounts payable and other current liabilities......           3,444
    Taxes payable.......................................          10,339
    Deferred revenue....................................           9,351
    Deferred tax liability..............................            (501)
                                                                --------
      Total adjustments.................................         (92,226)
                                                                --------
Net cash provided by operating activities...............          12,826
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term debt..........................         (12,826)
                                                                --------
Net increase in cash....................................             --
                                                                --------
Cash at December 31, 1996...............................             --
                                                                --------
Cash at June 27, 1997...................................        $    --
                                                                --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
Cash paid for interest..................................        $  6,036
                                                                ========


The accompanying Notes to Combined Financial Statements are an integral part of these combined financial statements.

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

 Nature of Business

  On June 27, 1997, Pinnacle Towers Inc. acquired certain of the assets and business operations of Majestic Communications, Inc. (a C Corporation) and two sole proprietors. Majestic Communications, Inc. is owned 75%/25% by these two sole proprietors. Collectively, the acquired assets and related operations are referred to hereafter as Majestic Communications ("Majestic"). Majestic owns telecommunication towers and leases space on these towers to customers in wireless communications industries in Tennessee and Mississippi.

 Basis of Presentation

  The combined financial statements of Majestic have been derived from the accounting records of Majestic Communications, Inc. and the two sole proprietors. Additional allocations were made to reflect Majestic's share of general and administrative expenses on a carve-out basis as described in Note 2.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

 Due from Affiliate

  All tower rent revenues are collected by affiliates on behalf of Majestic. Similarly, all direct tower operating expenses, general and administrative expenses, and interest are paid by affiliates on behalf of Majestic. Accordingly, a receivable from and payable to affiliates are recorded (see
Note 6).

 Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets, which range from 15 to 30 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  Majestic evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of June 27, 1997, management does not believe that an impairment reserve is required.

 Fair Value of Financial Instruments

  The carrying amount of Majestic's financial instruments at June 27, 1997, which includes due from affiliate, accounts receivable and short-term debt, approximates fair value due to the short maturity of those instruments.

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

 Allocation of Expenses

  General and administrative expenses were allocated from its affiliate based on the ratio of revenue of Majestic to revenue of affiliates.

 Income Taxes

  Majestic accounts for income taxes using the liability method as required by Statement No. 109, Accounting for Income Taxes, issued by the Financial Accounting Standards Board.

  Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting and income tax reporting.

  As described in Note 1, Majestic consisted of a C Corporation and of two sole proprietorships. As such, the combined accounts reflect a tax provision for only the operations of the C Corporation at June 27, 1997. The Combined Statement of Operations and Retained Earnings also reflects a tax provision for the operations of Majestic at June 27, 1997 on a pro-forma basis as if Majestic were treated as a C Corporation.

3. SHORT-TERM DEBT

  At June 27, 1997, $161,712 was outstanding under a bank loan, which provided secured borrowings for the purchases of land, a building and a tower in Tennessee. The loan was secured by a mortgage deed of trust on the land, the tower assets and an assignment of rents and leases. In addition, the loan as guaranteed by Majestic Communications, Inc. The interest rate on this borrowing was 7%. The original maturity date was August 1, 1999. However, the outstanding balance was repaid subsequent to June 27, 1997 as part of the purchase agreement with Pinnacle Towers Inc. (see Note 7).

4. INCOME TAXES

  As described in Note 1, Majestic consisted certain assets of a C Corporation and of two sole proprietorships. As such, the combined accounts reflect a tax provision for only the operations of the C Corporation at June 27, 1997. The Combined Statement of Operations and Retained Earnings also reflects a tax provision for the operations of Majestic at June 27, 1997 on a pro-forma basis as if Majestic were treated as a C Corporation.

  Significant components of the provision for income taxes on a historical and pro-forma basis were as follows:

                                                                    PRO-FORMA
                                                    JUNE 27, 1997 JUNE 27, 1997
                                                    ------------- -------------
   Current:
     Federal.......................................    $7,449        $37,610
     State.........................................     2,890          6,840
                                                       ------        -------
       Total current...............................    10,339         44,450
   Deferred:
     Federal.......................................      (367)        (3,034)
     State.........................................      (134)          (521)
                                                       ------        -------
       Total Deferred..............................      (501)        (3,555)
                                                       ------        -------
   Provision for income taxes......................    $9,838        $40,895
                                                       ======        =======

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Significant components of the deferred tax liability on a historical and pro-forma basis were as follows:

                                                                     PRO-FORMA
                                                     JUNE 27, 1997 JUNE 27, 1997
                                                     ------------- -------------
   Deferred tax liability:
     Tax over book depreciation.....................    $48,257       $24,756
                                                        =======       =======

  The effective tax rate approximates the statutory federal and state rates on a historical and pro-forma basis as no permanent differences exist for either the C Corporation or Majestic.

  Net income related to sole proprietors was not subject to income taxes as the income is taxed directly to their owners. The reported amounts for fixed assets related to these sole proprietors was approximately $169,400 less than its tax basis.

5. TENANT LEASES

  The following is a schedule by year of total future rentals to be received for tower space under noncancelable lease agreements as of June 27, 1997.

   PERIOD JUNE 28, 1997
    THROUGH DECEMBER 31, 1997.......................................... $187,929
   YEAR ENDED DECEMBER 31,
     1998..............................................................  247,633
     1999..............................................................  185,029
     2000..............................................................  155,688
     2001..............................................................   84,493
     2002..............................................................   11,250
     2003 and thereafter...............................................   25,860
                                                                        --------
                                                                        $897,882
                                                                        ========

6. RELATED PARTY TRANSACTIONS

  Prior to the acquisition by Pinnacle Towers Inc. (as described in Note 1), the carve out entity of Majestic included transactions with the surviving Majestic Communications, Inc. ("affiliates"). These transactions are disclosed as related party transactions in these financial statements.

  Affiliates received rent payments related to Majestic's lease agreements. At June 27, 1997, due from affiliates of $199,944 reflected these receipts.

  Affiliates paid tower operating and interest expense as well as short-term debt related to Majestic. For the period January 1, 1997 through June 27, 1997, Majestic incurred tower operating and interest expense of $19,425 and $6,036, respectively. Short-term debt of $12,826 was paid by affiliates for this period.

  For the period January 1, 1997 through June 27, 1997, general and administrative expenses of $27,739 were allocated to Majestic from affiliates.

                            MAJESTIC COMMUNICATIONS

             (A CARVE-OUT ENTITY OF MAJESTIC COMMUNICATIONS, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


7. SUBSEQUENT EVENTS

  On June 27, 1997, Majestic was sold to Pinnacle Towers Inc. In accordance with the purchase agreement, the owners of Majestic received approximately $4,758,500 for four towers and related assets. Also under the agreement, rent revenue reverted to Pinnacle Towers Inc. as of July 1, 1997. Rent received by Majestic related to the remaining days in June 1997 was adjusted as part of the purchase price. Deferred revenue as of June 27, 1997 reflects rent received by Majestic to be remitted to Pinnacle Towers Inc. Of the total purchase price, $161,712 was used by Pinnacle Towers Inc. to repay the outstanding bank loan subsequent to June 27, 1997 in accordance with the purchase agreement.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                         ---------------------------

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Prospectus Summary ....................................................  1
Risk Factors .........................................................  17
The Exchange Offer ...................................................  24
Capitalization .......................................................  33
Use of Proceeds ......................................................  33
Unaudited Pro Forma Consolidated Financial Statements ................  35
Selected Historical and Unaudited Pro Forma
  Consolidated Financial Data ........................................  40
Management's Discussion and Analysis
    of Financial Condition and Results of Operations .................  42
Business .............................................................  47
Management ...........................................................  64
Principal Stockholders ...............................................  68
Certain Relationships and Transactions ...............................  69
Description of Credit Facilities .....................................  71
Description of New Notes .............................................  72
Certain Federal Income Tax Considerations ............................ 100
Plan of Distribution ................................................. 101
Legal Opinions ....................................................... 101
Experts .............................................................. 102
Index to Financial Statements ........................................ F-1



                                 $325,000,000

                            Pinnacle Holdings Inc.


                             10% Senior Discount
                                Notes due 2008



                             --------------------


                             --------------------




                               ___________, 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

  Pinnacle Holdings Inc., a Delaware corporation (the "Delaware Corporation"). The Delaware Corporation's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Delaware Corporation's Certificate of Incorporation and Bylaws also contain provisions making indemnification of the Delaware Corporation's directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

  The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.


Item 21.  Exhibits and Financial Statement Schedules.

  (a)  Exhibits

Exhibit No.   Description
-----------   -----------
  3.1.1       Amended and Restated Certificate of Incorporation of the Company

  3.1.2       Bylaws of the Company

   4.1 Indenture dated as of March 20, 1998 among the Company and The Bank of New York, as Trustee (the "Indenture")

   4.2 Form of Original Note No. 1 for $200,000,000, and Original Note No. 2 for $125,000,000, CUSIP No. 72346N-AA-9.

   4.3 Form of New Note No. 1 for $200,000,000, and New Note No. 2 for $125,000,000, CUSIP No. 72346N-AB-7

   4.4 Exchange and Registration Rights Agreement dated as of March 20, 1998 by and among the Company and each of the Purchasers referred to therein

   5.1        Legal Opinion of Holland & Knight

  10.1 Purchase Agreement, dated as of March 17, 1998, by and among the Company and the Initial Purchasers named therein

  10.2 Second Amended and Restated Credit Agreement dated February 26, 1998 by and among Pinnacle Towers, Inc., a wholly-owned subsidiary of the Company ("PTI"), NationsBank of Texas, N.A. and Goldman, Sachs Credit Partner L.P.

  10.3 First Amendment to Second Amended and Restated Credit Agreement dated March 17, 1998

  10.4 Form of Purchase and Sale Agreement dated January 9, 1998 by and among PTI and Southern Communications

Exhibit No.   Description
-----------   -----------
  10.5        Form of Southern Communications Master Site Lease Agreement by and
              among PTI and Southern Communications

  10.6 Form of Option to Direct Construction or Acquisition of Additional Tower Facilities by and among PTI and Southern Communications

  10.7        Form of Exchange Agreement by and among PTI and Southern
              Communications

  10.8        Form of Lease Agreement - Non-Restricted Premises

  10.9        Form of Lease Agreement - Restricted Premises

  10.10 Form of Master Antenna Site Lease by and among PTI and Teletouch Communications, Inc.

  10.11 Contract of Sale by and among PTI and Teletouch Communications, Inc. and First Amendment to Contract of Sale

  10.12 Executive Employment Agreement between the Company and Robert Wolsey dated May 3, 1995

  10.13 Executive Employment Agreement between the Company and Steven Day dated February 17, 1997

  10.14 Executive Employment Agreement between the Company and James Dell'Apa dated May 3, 1995

  10.15 Subscription Agreement dated December 31, 1995 by and among ABRY II and PTI

  10.16 Second Amended and Restated Subscription and Stockholders Agreement dated May 16, 1996 by and among PTI, the Company and certain stockholders.

  10.17       Capital Contribution Agreement dated February 26, 1998

  10.18 Convertible Promissory Note due 1998 dated February 11, 1998 by and among the Company and ABRY II

  10.19       Services Agreement by and among PTI and PTI II

  12.1        Computation of Ratio of Earnings to Fixed Charges

  21.1        List of Subsidiaries

  23.1        Consent of Holland & Knight LLP (contained in Exhibit 5.1)

  23.2 Consent of Price Waterhouse LLP, independent certified public accountants

  23.3 Consent of Arthur Andersen LLP, independent certified public accountants

  24.1        Powers of Attorney (included on signature pages of Registration
              Statement)

  25.1        Statement of Eligibility of Trustee, The Bank of New York, on
              Form T-1

  27.1        Financial Data Schedule for the period ended December 31, 1997

  99.1        Form of Letter of Transmittal

  99.2        Form of Notice of Guaranteed Deliver

  99.3        Exchange Agent Agreement




      (b)     Financial Statement Schedules

                                                                         Page
                                                                         ----

Index of Financial Statement Schedules.................................. S-1
Report of Price Waterhouse LLP on Financial Statement Schedules......... S-2
Schedule __ - (to be provided by accountants)........................... S-3


      (c)     Not Applicable.

Item 22.  Undertakings.


     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes:

        (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, PINNACLE HOLDINGS INC., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida on March 30, 1998.

                                         PINNACLE HOLDINGS, INC.


                                         By: /s/ Robert Wolsey
                                             -----------------------------
                                             Robert Wolsey
                                             President


                               POWER OF ATTORNEY

   Each of the undersigned officers and directors of PINNACLE HOLDINGS INC. (the "Company"), a Delaware corporation, for himself and not for one another, does hereby constitute and appoint Robert Wolsey and Steven Day, and each and any of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this registration statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   Signatures                      Title                             Date
   ----------                      -----                             ----

/s/ Robert Wolsey     Chief Executive Officer, President,       March 30, 1998
--------------------  Chief Operating Officer and Director
Robert Wolsey

/s/ Steven Day
--------------------  Vice President, Chief Financial           March 30, 1998
Steven Day            Officer, Secretary and Director


/s/ James Dell'Apa
--------------------  Executive Vice President and Director     March 30, 1998
James Dell'Apa

/s/ Andrew Banks
--------------------  Director                                  March 30, 1998
Andrew Banks

/s/ Peni Garber
--------------------  Director                                  March 30, 1998
Peni Garber

/s/ Peggy Koenig      Director                                    March 30, 1998
--------------------                                              --------
Peggy Koenig

/s/ Royce Yudkoff     Director                                    March 30, 1998
--------------------                                              --------
Royce Yudkoff

                               INDEX TO EXHIBITS


Exhibit No.         Description
-----------         -----------
  3.1.1             Amended and Restated Certificate of Incorporation of the
                    Company

  3.1.2             Bylaws of the Company

   4.1 Indenture dated as of March 20, 1998 among the Company and The Bank of New York, as Trustee (the "Indenture")

   4.2 Form of Original Note No. 1 for $200,000,000, and Original Note No. 2 for $125,000,000, CUSIP No. 72346N-AA-9.

   4.3              Form of New Note No. 1 for $200,000,000, and New Note No.
                    2 for $125,000,000, CUSIP No. 72346N-AB-7

   4.4 Exchange and Registration Rights Agreement dated as of March 20, 1998 by and among the Company and each of the Purchasers referred to therein

   5.1              Legal Opinion of Holland & Knight

  10.1 Purchase Agreement, dated as of March 17, 1998, by and among the Company and the Initial Purchasers named therein

  10.2 Second Amended and Restated Credit Agreement dated February 26, 1998 by and among Pinnacle Towers, Inc., a wholly-owned subsidiary of the Company ("PTI"), NationsBank of Texas, N.A. and Goldman, Sachs Credit Partner L.P.

  10.3 First Amendment to Second Amended and Restated Credit Agreement dated March 17, 1998

  10.4 Form of Purchase and Sale Agreement dated January 9, 1998 by and among PTI and Southern Communications

  10.5 Form of Southern Communications Master Site Lease Agreement by and among PTI and Southern Communications

  10.6 Form of Option to Direct Construction or Acquisition of Additional Tower Facilities by and among PTI and Southern Communications

  10.7              Form of Exchange Agreement by and among PTI and Southern
                    Communications

  10.8              Form of Lease Agreement - Non-Restricted Premises

  10.9              Form of Lease Agreement - Restricted Premises

  10.10 Form of Master Antenna Site Lease by and among PTI and Teletouch Communications, Inc.

  10.11 Contract of Sale by and among PTI and Teletouch Communications, Inc. and First Amendment to Contract of Sale

  10.12 Executive Employment Agreement between the Company and Robert Wolsey dated May 3, 1995

  10.13 Executive Employment Agreement between the Company and Steven Day dated February 17, 1997

  10.14 Executive Employment Agreement between the Company and James Dell'Apa dated May 3, 1995

  10.15 Subscription Agreement dated December 31, 1995 by and among ABRY II and PTI

  10.16 Second Amended and Restated Subscription and Stockholders Agreement dated May 16, 1996 by and among PTI, the Company and certain stockholders.

  10.17             Capital Contribution Agreement dated February 26, 1998

  10.18 Convertible Promissory Note due 1998 dated February 11, 1998 by and among the Company and ABRY II

  10.19             Services Agreement by and among PTI and PTI II

  12.1              Computation of Ratio of Earnings to Fixed Charges

  21.1              List of Subsidiaries

  23.1              Consent of Holland & Knight LLP (contained in Exhibit 5.1)

Exhibit No.         Description
-----------         -----------

  23.2 Consent of Price Waterhouse LLP, independent certified public accountants

  23.3 Consent of Arthur Andersen LLP, independent certified public accountants

  24.1 Powers of Attorney (included on signature pages of Registration Statement)

  25.1 Statement of Eligibility of Trustee, The Bank of New York, on Form T-1

  27.1              Financial Data Schedule for the period ended December 31,
                    1997

  99.1              Form of Letter of Transmittal

  99.2              Form of Notice of Guaranteed Deliver

  99.3              Exchange Agent Agreement